PROSPECTUS SUPPLEMENT                          Filed Pursuant to Rule 424(b)(3)
(To Proxy Statement/Prospectus dated April 22, 1998) Registration No. 333-50537

                            NIPSCO Industries, Inc.

                                  PROSPECTUS

                                --------------

  This Prospectus Supplement relates to the Proxy Statement/Prospectus dated April 22, 1998. The Proxy Statement/Prospectus describes an Agreement and Plan of Merger dated as of December 18, 1997, as amended and restated as of March 4, 1998, by and between NIPSCO Industries, Inc., an Indiana corporation ("NIPSCO"), and Bay State Gas Company, a Massachusetts corporation ("Bay State"). The Merger Agreement provides for the merger (the "Merger") of Bay State with and into Acquisition Gas Company, Inc., a Massachusetts corporation and a wholly owned subsidiary of NIPSCO ("Acquisition"). NIPSCO and Bay State further amended the Agreement and Plan of Merger as of November 16, 1998 (as so amended, the "Merger Agreement") to, among other things, add Acquisition as a party and make certain revisions, described in more detail below, to the cash election procedures involving shares of Bay State common stock, par value $3.33 1/3 per share (the "Bay State Shares") in the Merger. The Bay State Shareholders approved and adopted the Merger Agreement on May 27, 1998.

  In accordance with the terms of the Merger Agreement, the Merger was completed on February 12, 1999. Acquisition was the surviving corporation in the Merger and will continue to conduct Bay State's gas utility business under the name "Bay State Gas Company." As a result of the completion of the Merger, holders of certificates formerly representing Bay State Shares became entitled to receive in exchange for their Bay State Shares either $40.00 in cash (without interest and subject to the proration provisions of the Merger Agreement), or 1.4414 shares of common stock of NIPSCO, without par value ("NIPSCO Shares"), having a value of $40.00, or a combination of cash and NIPSCO Shares having a combined value of $40.00. The number of NIPSCO Shares determined to be equivalent to $40.00 was established by taking an average of the market prices of NIPSCO Shares over a 20-day period prior to the Merger as required by the Merger Agreement.

  The Merger Agreement has been amended to provide that the Bay State Shareholders elect cash or NIPSCO Shares in the Merger after the Merger is completed. The deadline for electing cash in the Merger is 5:00 P.M., New York City time on March 1, 1999 (the "Election Deadline"). For Bay Shareholders who own physical certificates representing Bay State Shares or hold Bay State Shares in the Bay State Dividend Reinvestment Stock Purchase Plan (the "Bay State DRIP"), enclosed is a Form of Election/Letter of Transmittal ("Letter of Transmittal") for use in electing cash or NIPSCO Shares in the Merger. ALL BAY STATE SHAREHOLDERS WHO HOLD PHYSICAL CERTIFICATES REPRESENTING BAY STATE SHARES OR ARE PARTICIPANTS IN THE BAY STATE DRIP MUST COMPLETE AND RETURN THE LETTER OF TRANSMITTAL TO HARRIS TRUST COMPANY OF NEW YORK, THE PAYING AGENT, REGARDLESS OF WHETHER THEY ELECT CASH OR NIPSCO SHARES IN THE MERGER EXCEPT THOSE BAY STATE DRIP PARTICIPANTS WHO WANT THEIR BAY STATE SHARES HELD IN A BAY STATE DRIP ACCOUNT AUTOMATICALLY TRANSFERRED TO AN ACCOUNT IN SUCH PARTICIPANT'S NAME IN THE NIPSCO AUTOMATIC DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN (the "NIPSCO DRIP"). Instructions regarding the election of cash or NIPSCO Shares in the Merger are set forth in the Letter of Transmittal.

  For Bay State Shareholders who hold Bay State Shares through their bank or broker, enclosed is an Instruction Letter for use in electing cash in the Merger. ALL BAY STATE SHAREHOLDERS WHO HOLD BAY STATE SHARES THROUGH A BANK OR BROKER AND ARE ELECTING CASH IN THE MERGER MUST PROVIDE INSTRUCTIONS TO THEIR BANK OR BROKER AS SOON AS POSSIBLE PRIOR TO THE ELECTION DEADLINE TO ENABLE THE BANK OR BROKER TO MAKE A TIMELY ELECTION FOR CASH. Any such Bay State Shares not exchanged for cash will automatically be converted into NIPSCO Shares plus a cash payment in lieu of any accrued dividends and fractional NIPSCO Shares.

  The Merger Agreement has also been amended to provide that Bay State Shares held in the Bay State DRIP be automatically transferred to the NIPSCO DRIP, unless an effective cash election is made for such Bay State Shares.

                                --------------

THE SECURITIES  TO BE ISSUED IN CONNECTION WITH THE TRANSACTION HAVE  NOT BEEN
 APPROVED  OR DISAPPROVED BY  THE SECURITIES AND  EXCHANGE COMMISSION OR  ANY
  STATE  SECURITIES   COMMISSION  NOR   HAS  THE  SECURITIES   AND  EXCHANGE
   COMMISSION OR  ANY STATE SECURITIES  COMMISSION OR ANY  STATE SECURITIES
    COMMISSION  PASSED  UPON  THE  ACCURACY   OR  ADEQUACY  OF  THE  PROXY
     STATEMENT/PROSPECTUS   OR    THIS    PROSPECTUS    SUPPLEMENT.   ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

         The date of this Prospectus Supplement is February 12, 1999.

      COMPARATIVE PER SHARE PRICES OF NIPSCO SHARES AND BAY STATE SHARES

  NIPSCO Shares are listed and traded on the New York Stock Exchange ("NYSE"), the Pacific Stock Exchange and Chicago Stock Exchange under the symbol "NI." Bay State Shares are listed and traded on the NYSE and the Boston Stock Exchange under the symbol "BGC." The following table sets forth the high and low sales prices of NIPSCO Shares and Bay State Shares for the calendar quarters indicated, as reported in The Wall Street Journal's NYSE Composite Transactions Report, and the dividends per share, during the periods indicated, through February 9, 1999, the date the Exchange Ratio (as defined in the Proxy Statement/Prospectus) was determined.

                         NIPSCO SHARES(1)                BAY STATE SHARES
                         --------------------------- -----------------------------
                          Market            Dividend                     Dividend
                          Price             Declared  Market Price       Declared
                         -------------        Per    --------------         Per
                         High      Low       Share     High    Low       Share (2)
                         ----      ---      -------- --------- ----      ---------
1997
 First Quarter.......... $20 1/8   $19       $0.250  $28 1/4   $25 1/8    $0.385
 Second Quarter.........  21 1/16  19 7/16    0.225   27 5/8    25 3/8     0.395
 Third Quarter..........  21 9/32  20 11/32   0.225   30 3/8    26 1/4     0.395
 Fourth Quarter.........  24 15/16 21 1/16    0.240   37 1/2    28 1/16    0.395
1998
 First Quarter..........  28 1/2   24 11/16   0.240   38 1/8    36 15/16   0.395
 Second Quarter.........  28 5/16  25 15/16   0.240   38 1/2    37 5/8     0.405
 Third Quarter..........  32 7/8    27        0.240   39        38 1/8     0.405
 Fourth Quarter.........  33 3/8   28 7/8     0.250   39 13/16  38 7/8     0.405
1999
 First Quarter (through
  February 9, 1999).....  30 1/2   26 1/8       --    39 15/16  39 3/16      --

  The following table sets forth the closing price per share of NIPSCO Shares and Bay State Shares on the NYSE on December 17, 1997, the last full trading day prior to the public announcement of execution of the Merger Agreement, and on February 9, 1999:

                                                       NIPSCO
Market Price per Share at:                            Shares(3) Bay State Shares
--------------------------                            --------- ----------------
December 17, 1997....................................  $23.657      $31.625
February 9, 1999.....................................  $30.000      $39.563

--------
(1) On December 16, 1997, the Board of Directors of NIPSCO authorized a two-for-one stock split of NIPSCO Shares which was paid on February 20, 1998 to holders of record of NIPSCO Shares on January 30, 1998. Unless otherwise indicated, all share data is restated to reflect the stock split.
(2) On February 4, 1999, the Board of Directors of Bay State declared a regular quarterly dividend of $.405 per share payable March 1, 1999 to shareholders of record on February 16, 1999. Since the Merger closed before the record date, the dividend will be paid to NIPSCO.
(3) The market price per share at December 17, 1997 was $47.313 on a pre-split basis.

                             BAY STATE GAS COMPANY
                              300 Friberg Parkway
                             Westborough, MA 01581
                                (508) 836-7000

                                                  [LOGO OF BAYSTATE GAS COMPANY]

                                                                April 24, 1998

Dear Shareholder:

  You are cordially invited to attend the Special Meeting of Common Shareholders (the "Special Meeting") of Bay State Gas Company ("Bay State"), to be held on May 27, 1998, at 10:30 a.m., local time, at the office of Bay State, 300 Friberg Parkway, Westborough, Massachusetts.

  At the Special Meeting, you will be asked to consider and vote upon an Agreement and Plan of Merger dated as of December 18, 1997, as amended and restated as of March 4, 1998 (the "Merger Agreement"), by and between NIPSCO Industries, Inc. ("Industries") and Bay State that provides for the merger of Bay State with and into a corporation ("Acquisition") to be organized as a wholly owned subsidiary of Industries. Acquisition will be the surviving corporation and will continue to conduct Bay State's gas utility business under the name "Bay State Gas Company." Upon consummation of the merger each outstanding share of Bay State common stock, par value $3.33 1/3 per share ("Bay State Shares"), will be converted into the right to receive shares of Industries common stock or, at the election of the shareholder and subject to certain limitations, cash, in either case having a value of $40.00, all as more fully described in the accompanying Proxy Statement/Prospectus. Elections to receive cash may be subject to proration if the aggregate number of cash election shares exceeds a stated maximum. The merger of Bay State with and into Acquisition is referred to as the "Preferred Merger." The Merger Agreement also provides that an alternative merger structure may be used instead of the Preferred Merger in certain circumstances, referred to as the "Alternative Merger." Bay State shareholders would receive, per share, the same consideration in the Alternative Merger as in the Preferred Merger. The term "Merger" refers to the acquisition of Bay State by Industries, regardless of whether its structure is that of the Preferred Merger or the Alternative Merger.

  Consummation of the Merger is subject to satisfaction of certain conditions, including the satisfaction of certain regulatory conditions as described in the accompanying Proxy Statement/Prospectus. Assuming timely regulatory approvals, it is expected that the closing of the Merger will occur sometime in the second half of 1998.

  More detailed information concerning the Merger, together with financial and other information concerning the businesses of Bay State and Industries, is included or incorporated by reference in the enclosed Proxy
Statement/Prospectus. I urge you to review this material carefully.

  The Board of Directors of Bay State has received the written opinion, dated April 22, 1998, of its financial advisor, SG Barr Devlin (formerly Barr Devlin & Co. Incorporated), to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by holders of Bay State Shares pursuant to the Merger is fair to such shareholders from a financial point of view.

  YOUR BOARD HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF BAY STATE AND ITS SHAREHOLDERS. ACCORDINGLY, YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  We encourage you to participate in the Special Meeting in person or by mailing the enclosed proxy. Even if you plan to attend the Special Meeting, we urge you to mark, sign and date your proxy and return it promptly in the enclosed addressed, postage-paid envelope. You have the option to revoke it at any time before it is voted or to vote your shares personally on request if you attend the Special Meeting.

  IF YOU DO NOT RETURN THE PROXY AND DO NOT VOTE AT THE SPECIAL MEETING, IT WILL HAVE THE SAME EFFECT AS IF YOU VOTED AGAINST THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. The affirmative vote of the holders of two-thirds of the outstanding Bay State common stock is required to approve the Merger Agreement and the transactions contemplated thereby.

  PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY. You will receive instructions concerning the cash election and exchange of shares at a later date.

                                          Sincerely,

                                          /s/ Roger A. Young
                                          ROGER A. YOUNG
                                          Chairman of the Board of Directors

     REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, YOUR VOTE IS IMPORTANT.

                             BAY STATE GAS COMPANY
                              300 Friberg Parkway
                             Westborough, MA 01581
                                (508) 836-7000

               NOTICE OF SPECIAL MEETING OF COMMON SHAREHOLDERS
                          TO BE HELD ON MAY 27, 1998

To the Common Shareholders of Bay State Gas Company:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Common Shareholders (the "Special Meeting") of Bay State Gas Company, a Massachusetts corporation ("Bay State"), has been called by the Board of Directors of Bay State (the "Bay State Board") and will be held on May 27, 1998, at 10:30 a.m., local time, at the office of Bay State, 300 Friberg Parkway, Westborough, Massachusetts, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of December 18, 1997, as amended and restated as of March 4, 1998 (the "Merger Agreement"), by and between NIPSCO Industries, Inc., an Indiana corporation ("Industries"), and Bay State, pursuant to which Bay State will become a wholly owned subsidiary of Industries through a merger with and into a corporation to be formed as a wholly owned subsidiary of Industries or, in certain circumstances, through an alternative merger structure, and to approve the transactions provided for in the Merger Agreement; and

  2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Bay State Board has fixed April 24, 1998 as the record date for the determination of those shareholders entitled to notice of and to vote at the Special Meeting. All persons who were holders of record of Bay State common stock at the close of business on such date, and no others, will be entitled to notice of and to vote at the Special Meeting.

  Even if you expect to attend the Special Meeting, you are requested to mark, sign and date the enclosed proxy and return it promptly in the enclosed addressed, postage-paid envelope. You may revoke or change your proxy at any time before it is voted. If you do not vote at the Special Meeting, in person or by proxy, it will have the same effect as if you voted against approval of the Merger Agreement and the transactions contemplated thereby.

                                          By Order of the Board of Directors,

                                          /s/ Roger A. Young
                                          Roger A. Young
                                          Chairman of the Board of Directors

                                          /s/ Charles H. Tenney III
                                          Charles H. Tenney III
                                          Clerk

     REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, YOUR VOTE IS IMPORTANT.

Westborough, Massachusetts
April 24, 1998

                             BAY STATE GAS COMPANY

                                PROXY STATEMENT

                        Special Meeting of Shareholders
                            to be held May 27, 1998

                               ----------------

                            NIPSCO INDUSTRIES, INC.

                                  PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to the holders of common shares, par value $3.33 1/3 per share ("Bay State Shares"), of Bay State Gas Company, a Massachusetts corporation ("Bay State"), in connection with the solicitation of proxies by the Board of Directors of Bay State for use at a special meeting of the holders of Bay State Shares ("Bay State Shareholders") to be held at the office of Bay State, 300 Friberg Parkway, Westborough, Massachusetts, 10:30 a.m., local time, on May 27, 1998 and at any and all adjournments or postponements thereof (the "Special Meeting").

  This Proxy Statement/Prospectus relates to an Agreement and Plan of Merger dated as of December 18, 1997, as amended and restated as of March 4, 1998 (the "Merger Agreement"), by and between NIPSCO Industries, Inc. ("Industries") and Bay State that provides for the merger of Bay State with and into a corporation ("Acquisition") to be organized as a wholly owned subsidiary of Industries. Acquisition will be the surviving corporation and will continue to conduct Bay State's gas utility business under the name "Bay State Gas Company." Upon consummation of the Merger, each outstanding Bay State Share will be converted into the right to receive shares of Industries common stock, without par value (including preferred share purchase rights, "Industries Shares"), or, at the election of the shareholder and subject to certain limitations, cash, in either case having a value of $40.00, all as more fully described herein. The limitation on cash consideration to be paid in the Merger is designed to ensure that the Merger qualifies as a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code of 1986, which generally limits the portion of cash consideration that may be paid in the Merger to 50 percent. As a result of this limitation, a Bay State Shareholder who votes to approve the Merger Agreement and related transactions may not receive cash for all of the Bay State Shares for which such shareholder subsequently makes a cash election but may instead receive both cash and Industries Shares. See "THE MERGER--Overview of the Merger" and "THE MERGER--Cash Elections; Allocation and Proration." The merger of Bay State with and into Acquisition is referred to as the "Preferred Merger." The Merger Agreement also provides that an alternative merger structure (referred to as the "Alternative Merger") may be used instead of the Preferred Merger in the event of certain regulatory impediments to the Preferred Merger but not to the Alternative Merger. The Alternative Merger would involve the merger of Bay State with and into Industries' wholly owned utility subsidiary, Northern Indiana Public Service Company ("Northern Indiana"), followed immediately by the merger of Bay State's wholly owned utility subsidiary, Northern Utilities, with and into Northern Indiana. Bay State Shareholders would receive, per share, the same consideration in the Alternative Merger as in the Preferred Merger. The term "Merger" refers to the acquisition of Bay State by Industries, regardless of whether its structure is that of the Preferred Merger or the Alternative Merger. Consummation of the Merger is subject to various conditions, including the approval of the Merger Agreement at the Special Meeting by the holders of two-thirds of the outstanding Bay State Shares. Approval of the Merger Agreement shall constitute approval of both the Preferred Merger and the Alternative Merger. See "THE MERGER."

  This Proxy Statement/Prospectus also constitutes the Prospectus of Industries with respect to the Industries Shares to be issued in connection with the Merger. Industries Shares are traded on the New York Stock Exchange (the "NYSE") under the symbol "NI." On April 17, 1998, the last full trading day for which information was available prior to the printing of this Proxy Statement/Prospectus, the closing sales price for Industries Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, was $27 1/8 per share.

  All information contained in this Proxy Statement/Prospectus with respect to Bay State has been provided by Bay State. All information contained in this Proxy Statement/Prospectus with respect to Industries and Acquisition has been provided by Industries.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to Bay State Shareholders on or about April 24, 1998. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise. See "THE SPECIAL MEETING."

                               ----------------

THE SECURITIES TO WHICH THIS  PROXY STATEMENT/PROSPECTUS RELATES HAVE NOT BEEN
 APPROVED OR  DISAPPROVED BY  THE SECURITIES AND  EXCHANGE COMMISSION  OR ANY
  STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
   OF THIS  PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION  TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

                               ----------------

        The date of this Proxy Statement/Prospectus is April 22, 1998.

  No person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to or from whom it is unlawful to make such offer or solicitation of an offer, or proxy solicitation, in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor the issuance or distribution of any securities hereunder shall under any circumstances create any implication that there has been no change in the information set forth herein or in the affairs of Industries or Bay State since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

  Industries and Bay State are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements and other information can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Offices located at 7 World Trade Center, New York, New York 10048 and at the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. The SEC maintains a web site on the World Wide Web that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. The address of such site is "http://www.sec.gov." In addition, such reports, proxy statements and other information concerning Industries and Bay State can be inspected and copied at the offices of the following exchanges: (i) the New York Stock Exchange ("NYSE") at 20 Broad Street, New York, New York 10005; (ii) with respect to Industries, the Chicago Stock Exchange ("CSE"), at One Financial Place, 444 LaSalle Street, Chicago, Illinois 60605 and the Pacific Stock Exchange ("PSE"), at 301 Pine Street, San Francisco, California 94101; and (iii) with respect to Bay State, the Boston Stock Exchange ("BSE"), at One Boston Place, Boston, Massachusetts 20006.

  Industries has filed a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 28,000,000 Industries Shares to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement, copies of which are available from the Public Reference Section of the SEC at prescribed rates as described above. Statements contained herein concerning the provisions of documents filed with, or incorporated by reference in, the Registration Statement as exhibits are necessarily summaries of such provisions and documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This Proxy Statement/Prospectus incorporates by reference documents that are not presented herein or delivered herewith. Copies of these documents (excluding exhibits thereto unless such exhibits are specifically incorporated by reference into such documents) are available without charge upon oral or written request of any person, including a beneficial owner, to whom a copy of this Proxy Statement/Prospectus has been delivered. Requests for documents relating to Industries should be directed to Nina M. Rausch, Secretary, NIPSCO Industries, Inc., 5265 Hohman Avenue, Hammond, Indiana 46320, telephone number
(219) 853-5199. Requests for documents relating to Bay State should be directed to Charles H. Tenney III, Clerk, Bay State Gas Company, 300 Friberg Parkway, Westborough, Massachusetts 01581-5039, telephone number (508) 836-7357. In order to ensure timely delivery of these documents, any such request should be made by May 20, 1998.

  The following documents previously filed with the SEC by Industries (File No. 001-9779) and Bay State (File No. 001-7479) are incorporated herein by reference:

    (a) Industries' Annual Report on Form 10-K for the year ended December 31, 1997;

    (b) The description of Industries' common shares, without par value, and associated preferred share purchase rights, contained in Industries' registration statement on Form 8-B filed pursuant to Section 12 of the Exchange Act and any amendments and reports filed for the purpose of updating that description;

    (c) Bay State's Annual Report on Form 10-K for the year ended September 30, 1997, as amended by Form 10-K/A filed on December 17, 1997;

    (d) Bay State's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997;

    (e) Bay State's Proxy Statement for the 1998 Annual Meeting of Shareholders held on January 22, 1998; and

    (f) Bay State's Current Report on Form 8-K dated December 30, 1997.

  All documents subsequently filed by Industries or Bay State pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the termination of the offering of the Industries Shares shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement/Prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Bay State and Industries believe their expectations regarding future events are based on reasonable assumptions within the bounds of their knowledge of their respective businesses, these forward-looking statements are subject to risks and uncertainties that could prevent their goals from being achieved, or their expectations regarding the benefits of the Merger or the future expansion and growth of their combined businesses from being realized. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of competition, legislative and regulatory developments, the timing and extent of changes in prices and demand for natural gas and other energy products and services, conditions of the capital markets and equity markets and, in general, the ability of Bay State and Industries to achieve the goals described in "THE MERGER--Bay State's Reasons for the Merger and Recommendation of the Bay State Board" and "THE MERGER--Industries' Reasons for the Merger," as well as other factors contained in other cautionary statements included or incorporated by reference in this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
AVAILABLE INFORMATION.....................................................   2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................   3
FORWARD LOOKING STATEMENTS................................................   3
SUMMARY...................................................................   6
  The Companies...........................................................   6
  The Special Meeting.....................................................   6
  Revocation of Proxies...................................................   7
  Opinion of Financial Advisor to Bay State...............................   7
  The Merger..............................................................   7
  No Dissenters' Rights...................................................  12
  Bay State Dividends Prior to the Effective Time of the Merger...........  12
  Regulatory Matters......................................................  12
  Conduct of Business Pending the Merger..................................  12
  Conditions to the Merger................................................  12
  Other Acquisition Proposals.............................................  12
  Termination; Termination Fees...........................................  13
  Interests of Certain Persons in the Merger..............................  14
  Effective Time of the Merger............................................  15
  Material Federal Income Tax Consequences to Certain Shareholders........  15
  Accounting Treatment....................................................  15
  Comparative Rights of Shareholders of Industries and Bay State..........  15
  Operation of Bay State after the Merger.................................  15
  Market Prices and Dividends.............................................  16
  Selected Financial Data.................................................  17
  Historical and Pro Forma Comparative Per Share Data.....................  17
THE SPECIAL MEETING.......................................................  19
  General.................................................................  19
  Matters to be Considered................................................  19
  Record Date; Quorum; Voting Rights......................................  19
  Proxies; Revocation of Proxies; Solicitation of Proxies.................  19
THE COMPANIES.............................................................  21
  Industries..............................................................  21
  Bay State...............................................................  22
THE MERGER................................................................  23
  Overview of the Merger..................................................  23
  Background of the Merger................................................  23
  Bay State's Reasons for the Merger and Recommendation of the Bay State
   Board..................................................................  25
  Opinion of Financial Advisor to Bay State...............................  26
  Industries' Reasons for the Merger......................................  30
  Cash Elections; Allocation and Proration................................  31
  Cash Election Procedure.................................................  32
  No Dissenters' Rights...................................................  32
  Exchange of Stock Certificates..........................................  33
  No Fractional Shares....................................................  33

                                                                            Page
                                                                            ----
  Bay State Dividends Prior to the Effective Time of the Merger............  33
  Impact of Stock Splits, Etc. ............................................  33
  Regulatory Matters.......................................................  34
  Stock Exchange Listings..................................................  35
  Representations and Warranties in the Merger Agreement...................  35
  Conduct of Business Pending the Merger...................................  36
  Conditions to the Merger.................................................  36
  Other Acquisition Proposals..............................................  37
  Termination; Termination Fees............................................  37
  Expenses.................................................................  38
  Amendment, Extension and Waiver..........................................  38
  Treatment of Bay State Options and Certain Contracts.....................  39
  Interests of Certain Persons in the Merger...............................  39
  Portland Natural Gas Transmission System.................................  43
  Effective Time of the Merger.............................................  44
  Operation of Bay State after the Merger..................................  44
  Material Federal Income Tax Consequences to Certain Shareholders.........  44
  Accounting Treatment.....................................................  47
  Resales of Industries Shares Issued in the Merger; Affiliates............  47
DESCRIPTION OF INDUSTRIES CAPITAL STOCK....................................  47
  General..................................................................  47
  Industries Common Stock..................................................  48
COMPARATIVE SHAREHOLDER RIGHTS.............................................  48
  Common and Preferred Shares..............................................  48
  General Voting Rights....................................................  49
  Certain Business Combinations and Share Purchases........................  49
  Dividends and Repurchase of Stock........................................  51
  Board of Directors.......................................................  52
  Special Meetings of Shareholders.........................................  53
  Action by Written Consent................................................  53
  Dissenters' or Appraisal Rights..........................................  53
  Inspection Rights........................................................  53
  Shareholder Proposals....................................................  54
  Amendment of Articles....................................................  54
  Amendment of By-Laws.....................................................  55
  Share Purchase Rights Plans..............................................  55
  Indemnification of Directors.............................................  56
LEGAL OPINION..............................................................  56
EXPERTS....................................................................  57
BAY STATE SHAREHOLDER PROPOSALS............................................  57

ANNEXES

  ANNEX A: Agreement and Plan of Merger dated as of December 18, 1997, by and between NIPSCO Industries, Inc. and Bay State Gas Company, as amended and restated as of March 4, 1998

  ANNEX B: Opinion of SG Barr Devlin

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement/Prospectus. This summary does not contain a complete statement of such information or all of the material features of the Merger and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information contained or incorporated by reference in this Proxy Statement/Prospectus, including the Annexes hereto. Bay State Shareholders are urged to read this Proxy Statement/Prospectus in its entirety. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

The Companies

  Bay State Gas Company. Bay State is primarily a gas distribution utility that provides local gas sales and transportation service in the greater Brockton, Lawrence and Springfield, Massachusetts areas and, through Northern Utilities, Inc. ("Northern"), a wholly owned subsidiary, in the Portland and Lewiston areas of Maine and the Portsmouth area of New Hampshire. Bay State also offers additional energy products and services to its customers and invests in energy ventures. See "THE COMPANIES--Bay State."

  The principal executive offices of Bay State are located at 300 Friberg Parkway, Westborough, Massachusetts 01581-5039, and its telephone number is
(508) 836-7000.

  NIPSCO Industries, Inc. Industries is an energy/utility based holding company that provides electric energy, natural gas and water for residential, commercial and industrial uses in Indiana through its six wholly owned regulated companies: Northern Indiana Public Service Company ("Northern Indiana"), Kokomo Gas and Fuel Company ("Kokomo Gas"), Northern Indiana Fuel and Light Company, Inc. ("NIFL"), Crossroads Pipeline Company ("Crossroads"), Indianapolis Water Company and Harbour Water Corporation. Industries' non-utility subsidiaries include IWC Resources Corporation ("IWCR"), NIPSCO Development Company, Inc. ("Development"), NI Energy Services, Inc. ("Services"), Primary Energy, Inc. ("Primary") and NIPSCO Capital Markets, Inc. ("Capital Markets"), some of which invest in energy ventures and provide energy-related services. See "THE COMPANIES--Industries."

  The principal executive offices of Industries are located at 801 East 86th Avenue, Merrillville, Indiana 46410, and its telephone number is (219) 853-5200.

The Special Meeting

  Matters to be Considered. A Special Meeting of Bay State Shareholders (the "Special Meeting") has been called to consider and vote upon approval of the Merger Agreement and the transactions contemplated thereby and to transact such other business as may properly come before the Special Meeting. See "THE SPECIAL MEETING."

  Date, Time and Place of Meeting; Record Date. The Special Meeting is scheduled to be held on May 27, 1998, at 10:30 a.m., local time, at the office of Bay State, 300 Friberg Parkway, Westborough, Massachusetts. The Board of Directors of Bay State (the "Bay State Board") has fixed the close of business on April 24, 1998 as the record date (the "Record Date") for the determination of the holders ("Bay State Shareholders") of shares of common stock of Bay State, par value $3.33 1/3 ("Bay State Shares"), entitled to notice of and to vote at the Special Meeting. See "THE SPECIAL MEETING."

  Quorum; Required Vote. A majority of outstanding Bay State Shares entitled to vote, represented in person or by proxy, is required to constitute a quorum for consideration of business at the Special Meeting. If a quorum is present, the affirmative vote of the holders of two-thirds of the outstanding Bay State Shares is required for the approval of the Merger Agreement and the transactions contemplated thereby. In determining whether the requisite number of affirmative votes have been cast on such proposal, abstentions and broker non-votes will have the same effect as votes cast against the proposal. Each Bay State Share entitles the holder thereof on the Record Date to one vote on each matter to be considered at the Special Meeting. The Cumulative Preferred

Stock, $50 par value, and the Cumulative Preferred Stock, $100 par value, of Bay State (together, the "Bay State Preferred Shares"), were redeemed effective March 1, 1998, and therefore have no voting rights with respect to the Merger Agreement or the transactions contemplated thereby.

  On April 17, 1998, 13,525,014 Bay State Shares were outstanding and entitled to vote. Directors, executive officers and affiliates of Bay State beneficially owned approximately 823,955 Bay State Shares as of April 17, 1998, approximately 5.96% of the Bay State Shares outstanding on such date. It is currently expected that each such director and executive officer of Bay State will vote the Bay State Shares owned beneficially by him or her for approval of the Merger Agreement and the transactions contemplated thereby. See "THE SPECIAL MEETING--Record Date; Quorum; Voting Rights."

Revocation of Proxies

  A Bay State Shareholder who has executed and returned a proxy may revoke it at any time before it is exercised at the Special Meeting. See "THE SPECIAL MEETING--Proxies; Revocation of Proxies; Solicitation of Proxies."

Opinion of Financial Advisor to Bay State

  On December 17, 1997, SG Barr Devlin, formerly Barr Devlin & Co. Incorporated ("Barr Devlin"), delivered its oral opinion to the Bay State Board, which was confirmed in written opinions, dated December 18, 1997 and April 22, 1998, each to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in Barr Devlin's opinion attached hereto as Annex B, the Consideration (as defined in Annex B) to be received by Bay State Shareholders pursuant to the Merger Agreement is fair to the Bay State Shareholders from a financial point of view. See "THE MERGER--Opinion of Barr Devlin."

  The full text of the written opinion of Barr Devlin, dated April 22, 1998, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this Proxy Statement/Prospectus and is incorporated herein by reference. BAY STATE SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

The Merger

  Background of the Merger. For a description of the background of the Merger, see "THE MERGER--Background of the Merger."

  Bay State's Reasons for the Merger and Recommendation of the Bay State
Board. The Bay State Board believes that the Merger offers significant strategic benefits to Bay State and its shareholders, customers and employees and the communities in which it does business by creating a stronger company that has greater financial flexibility and leverage to take advantage of future strategic opportunities, that can offer customers more comprehensive customer services than Bay State alone could provide and that can provide growth opportunities for employees while gaining access to the resources and the expertise of Industries' management. In addition to the value to be paid to all Bay State Shareholders, which represents a premium from the trading price of Bay State Shares prior to announcement of the Merger, Bay State Shareholders who elect to receive Industries Shares in the Merger will hold securities that historically have been more widely held and actively traded than Bay State Shares and thus should benefit from increased liquidity in their security holdings. Bay State Shareholders who elect to receive Industries Shares in the Merger should also benefit from participation in the continued growth of Bay State and Industries and their combined utility and non-utility operations as enhanced by the Merger. See "THE MERGER--Bay State's Reasons for the Merger and Recommendation of the Bay State Board."

  The Bay State Board has unanimously approved the Merger Agreement and the transactions contemplated thereby after considering a number of factors that are described under the heading "THE MERGER--Bay State's Reasons for the Merger and Recommendation of the Bay State Board." The Bay State Board believes that approval of the Merger Agreement and the transactions contemplated thereby is in the best interests of Bay State and the Bay State Shareholders and unanimously recommends that such holders vote FOR the approval thereof. See "THE MERGER--Bay State's Reasons for the Merger and Recommendation of the Bay State Board." In considering the recommendation of the Bay State Board, Bay State Shareholders should be aware that certain officers and directors of Bay State have certain interests with respect to the Merger apart from their interests as Bay State Shareholders. See "THE MERGER--Interests of Certain Persons in the Merger."

  THE BAY STATE BOARD UNANIMOUSLY RECOMMENDS THAT BAY STATE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  The Preferred Merger. The Merger Agreement provides that, subject to the approval of the Bay State Shareholders, approval of the SEC under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), or the repeal or amendment of the 1935 Act in a manner that would permit the timely completion of the Preferred Merger, and subject to satisfaction or waiver of certain other conditions, Bay State will be merged with and into Acquisition, which will be the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Industries. The Surviving Corporation will continue to conduct Bay State's gas utility business under the name "Bay State Gas Company." See "THE MERGER--Overview of the Merger" and "THE MERGER-- Regulatory Matters."

  The Alternative Merger. In the event that it is not possible to accomplish the Preferred Merger, the Merger Agreement provides for the Alternative Merger, by which Bay State will be merged into Northern Indiana, followed immediately by the merger of Bay State's wholly owned subsidiary, Northern, into Northern Indiana, provided that the Alternative Merger is permissible under the laws applicable to Bay State, Northern and Industries and provided that certain other conditions to the Alternative Merger have been satisfied. In general, either the Preferred Merger or the Alternative Merger must be legally permissible by December 31, 1998 (or must be likely by such date to become legally permissible by June 30, 1999), or either party may terminate the Merger Agreement after December 31, 1998 without the payment of termination fees to the other. The Preferred Merger is the preferred structure of the transaction, and the Alternative Merger exists as an option. Bay State Shareholders would receive the same consideration, per share, whether the Preferred Merger or Alternative Merger is effected. See "THE MERGER--Overview of the Merger" and "THE MERGER--Regulatory Matters."

  At the time the Articles of Merger are filed with the Secretary of the Commonwealth of Massachusetts to effect the Preferred Merger or at the time the Articles of Merger are also filed with the Secretary of State of any other jurisdiction as may be required to effect the Alternative Merger, as the case may be (either, the "Effective Time"), each outstanding Bay State Share will be converted into (i) a multiple (rounded to the nearest ten-thousandth of a share) of an Industries Share determined by dividing $40.00 by the Industries Share Price (the "Exchange Ratio") or, (ii) at the election of the holder subject to certain limitations described below, the right to receive $40.00 in cash, without interest. The "Industries Share Price" means the average of the closing prices of the Industries Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

  Cash Elections; Allocation and Proration. Each record holder of Bay State Shares may elect to receive $40.00 in cash per share for all or any portion of such holder's Bay State Shares (a "Cash Election"). However, the aggregate number of Bay State Shares that will be converted into the right to receive $40.00 in cash in the Merger (the "Cash Election Maximum") may not exceed an amount determined by dividing (A) the dollar number equal to the difference between (i) one-half the product of (x) $40.00 multiplied by (y) the aggregate number of Bay State Shares outstanding at 5:00 p.m. New York City time on the second day prior to the Effective Time less (ii) the dollar amount of the Special Dividend (as defined in "THE MERGER--Bay State Dividends Prior to the Effective Time of the Merger"), if any, paid by Bay State and such other dollar amounts as may be reasonably determined by the respective counsel to Bay State and Industries to enable the Merger to qualify as a tax-free reorganization, by
(B) $40.00. If the aggregate number of Bay State Shares covered by valid Cash

Elections (the "Cash Election Shares") exceeds the Cash Election Maximum, each Cash Election Share will be converted into (i) the right to receive cash, without interest, in an amount equal to the product of (A) $40.00 multiplied by
(B) a fraction, the numerator of which will be the Cash Election Maximum and the denominator of which will be the total number of Cash Election Shares (the "Cash Fraction") and (ii) a fraction of an Industries Share equal to the product of (A) the Exchange Ratio multiplied by (B) a fraction equal to one minus the Cash Fraction. The Cash Election Maximum may be subject to further adjustment to achieve the desired tax treatment for the Merger as discussed under "THE MERGER--Cash Elections; Allocation and Proration" and "THE MERGER-- Material Federal Income Tax Consequences to Certain Shareholders." For the tax consequences of a Cash Election, see "THE MERGER--Material Federal Income Tax Consequences to Certain Shareholders."

  Promptly after the Effective Time, Harris Trust and Savings Bank, or such other nominee as Industries shall appoint as its transfer agent and registrar (the "Paying Agent"), will calculate the aggregate number of Cash Election Shares. If the aggregate number of Cash Election Shares does not exceed the Cash Election Maximum, all Cash Election Shares will be converted into the right to receive cash. However, if the aggregate number of Cash Election Shares exceeds the Cash Election Maximum, then the Cash Election Shares will be converted on a pro rata basis into a combination of cash and Industries Shares as described above. AS A RESULT OF ANY SUCH PRORATION, A BAY STATE SHAREHOLDER MAKING A CASH ELECTION MAY NOT RECEIVE CASH FOR ALL OF THE BAY STATE SHARES SUCH BAY STATE SHAREHOLDER HAS ELECTED TO RECEIVE CASH BUT MAY RECEIVE CASH AND INDUSTRIES SHARES. A BAY STATE SHAREHOLDER MAKING A CASH ELECTION WILL NOT BE ABLE TO ALTER ANY SUCH PRORATION.

  For example, if the Effective Time had occurred on April 17, 1998, the maximum number of Bay State Shares that could have been converted entirely into cash would have been 6,762,507 (50% of the total number of outstanding Bay State Shares). The maximum number of shares that actually may be converted entirely into cash at the Effective Time will depend on the number of Bay State Shares outstanding and eligible to be converted in the Merger, any amount paid prior to the Effective Time by Bay State as a Special Dividend (as defined in "THE MERGER--Bay State Dividends Prior to the Effective Time of the Merger"), any amount of cash paid by Bay State for its capital stock or options on its capital stock in connection with the Merger and any other amount which, based on the advice of tax counsel, must be subtracted from the amount of cash payable to Bay State Shareholders in the Merger consistent with the proposed tax treatment thereof. See "THE MERGER --Cash Elections; Allocation and Proration."

  Cash Election Procedure. A Bay State Shareholder who wishes to receive cash instead of Industries Shares for all or any portion of such holder's Bay State Shares may make a Cash Election by completing the Form of Election and returning it to the Paying Agent so that it is received no later than 5:00 p.m., New York City time, on the fourth business day before the Effective Time (the "Election Deadline"). The failure of a Bay State Shareholder to complete properly and return a Form of Election prior to the Election Deadline, and to comply with the election procedures disclosed in this Proxy Statement/Prospectus and the Form of Election (including the instructions thereto), will be treated as being an improper Cash Election and will result in all of such holder's Bay State Shares being automatically converted into Industries Shares pursuant to the Merger Agreement. Industries and Bay State will use their best efforts to cause the Form of Election to be mailed approximately one month prior to the Effective Time to all persons who are record holders of Bay State Shares and shall thereafter make the Form of Election available to all persons who become record holders of Bay State Shares for the period subsequent to the date on which the Form of Election was mailed and prior to the seventh business day prior to the Election Deadline. See "THE MERGER--Cash Election Procedure."

  No Fractional Shares. No fractional Industries Shares will be issued pursuant to the Merger. Bay State Shareholders will receive cash in lieu of any fractional shares resulting from the conversion of Bay State Shares into Industries Shares based on the Industries Share Price. See "THE MERGER--No Fractional Shares."

  The following diagrams show the organizational structure of Industries and its material subsidiaries and Bay State and its material subsidiaries as of the date hereof and as anticipated at the Effective Time of the Preferred Merger and the Alternative Merger, respectively.

   [Flow Chart Illustrating Pre-Merger Industries Structure appears here.]

--------------------------------------------------------------------------------

    [Flow Chart Illustrating Pre-Merger Bay State Structure appears here.]

   [Flow Chart Illustrating Post-Preferred Merger Structure appears here.]

         ------------------------------------------------------------

  [Flow Chart Illustrating Post-Alternative Merger Structure appears here.]

No Dissenters' Rights

  Bay State Shareholders do not have dissenters' rights with respect to the Merger. See "THE MERGER--No Dissenters' Rights."

Bay State Dividends Prior to the Effective Time of the Merger

  Bay State will be entitled to declare and pay regular quarterly dividends, which may be increased at the rate consistent with Bay State's past practice until the Effective Time. In addition to these quarterly dividends, in the event the Effective Time has not occurred on or before December 17, 1998, Bay State will be entitled to declare a Special Dividend to be paid at or immediately prior to the Effective Time. The amount of the Special Dividend will be based on, among other things, the period of time beginning with December 17, 1998 and ending on the date of the Effective Time. See "THE MERGER--Bay State Dividends Prior to the Effective Time of the Merger."

Regulatory Matters

  Consummation of the Preferred Merger is subject to the notification and reporting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the approval of the SEC under the 1935 Act and certain regulatory approvals or filings with the Massachusetts Department of Telecommunications and Energy ("MDTE"), the New Hampshire Public Utilities Commission ("NHPUC"), the Maine Public Utilities Commission ("MPUC") and, if required, the Federal Energy Regulatory Commission ("FERC"). See "THE MERGER-- Regulatory Matters."

  If the Alternative Merger is effected instead of the Preferred Merger, consummation of the Alternative Merger will be subject to the notification and reporting requirements of the HSR Act, certain regulatory approvals or filings with MDTE, NHPUC and MPUC, and the passage of legislation in New Hampshire authorizing transactions of this type. FERC approval may also be required. See "THE MERGER--Regulatory Matters."

Conduct of Business Pending the Merger

  Bay State and Industries have each agreed to, and will cause their respective subsidiaries to, undertake or refrain from undertaking certain actions pending the Merger. In addition, Bay State has agreed to cooperate and coordinate certain actions with Industries. For a summary of the terms of the Merger Agreement with respect to the conduct of the business of Bay State and Industries pending the Merger, see "THE MERGER--Conduct of Business Pending the Merger."

Conditions to the Merger

  The obligations of Industries and Bay State to consummate the Merger are subject to the satisfaction or waiver of a number of conditions specified in the Merger Agreement, including, among other things: (i) the approval of the Merger Agreement by Bay State Shareholders; (ii) receipt of all required governmental and regulatory consents and approvals; (iii) the expiration or termination of the applicable waiting period under the HSR Act; (iv) the absence of any order or injunction that would restrain, enjoin or prohibit the consummation of the Merger; (v) the approval of the listing on the NYSE of the Industries Shares issuable in the Merger upon official notice; (vi) the effectiveness of the Registration Statement; (vii) the material accuracy of the representations and warranties of the respective parties as set forth in the Merger Agreement; (viii) the performance of all material obligations of the respective parties that are required to be performed under the Merger Agreement; (ix) receipt by each of Industries and Bay State of tax opinions from their respective tax counsel; and (x) the redemption of Bay State's common share purchase rights. See "THE MERGER--Conditions to the Merger."

Other Acquisition Proposals

  In the Merger Agreement, Bay State has agreed not to solicit, initiate or encourage the submission of, or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving Bay State or any of its subsidiaries, any purchase of all or any substantial portion of the assets or shares of Bay State or any of its subsidiaries or any other business combination involving Bay State or any of its subsidiaries (an "Acquisition Proposal"). However, the Merger Agreement does not prohibit Bay State from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, to the extent that (i) the Bay State Board makes a good faith determination based upon the advice of outside counsel that failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law, (ii) Bay State provides reasonable notice to Industries that it is taking such action and (iii) such person or entity enters into a confidentiality agreement with Bay State as provided in the Merger Agreement. See "THE MERGER--Other Acquisition Proposals."

Termination; Termination Fees

  The Merger Agreement may be terminated at any time prior to the Effective Time (i) by the mutual written consent of Bay State and Industries or (ii) by either party upon written notice if (a) the Bay State Shareholders fail to approve the Merger Agreement, (b) the Merger is not completed by December 31, 1998 (however, this termination date will be extended to June 30, 1999 under certain conditions described under "THE MERGER--Termination; Termination Fees"), (c) the Merger is permanently enjoined by an order, decree or ruling or other act of any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity"), (d) on or after December 31, 1998, if, by such date, none of the following conditions has occurred: the Alternative Merger has become legally possible, the SEC has approved (or the SEC staff has recommended that the SEC approve) the Preferred Merger or under the 1935 Act, SEC approval of the Preferred Merger is no longer required, (e) the Bay State Board concludes that failure to withdraw or modify its approval of the Merger Agreement or the Merger or to pursue an Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law or (f) the other party breaches in any material respect any of its covenants or representations and warranties under the Merger Agreement and fails to cure such breach.

  The Merger Agreement provides that, if the Merger Agreement is terminated by either Industries or Bay State as a result of a material breach by the other of any representation, warranty or obligation thereunder, the breaching party will pay costs and expenses up to $10,000,000 to the non-breaching party as liquidated damages within 60 days of such termination. The Merger Agreement further provides that, if the Merger Agreement is terminated by Industries or Bay State because the Bay State Board concludes that failure to modify or withdraw its approval or recommendation of the Merger Agreement or the Merger, to approve or recommend an unsolicited Acquisition Proposal or to enter into an agreement with respect to such Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law and at the time of such termination, there shall have been made an Acquisition Proposal, Bay State will pay Industries $10,000,000 as liquidated damages within 30 days of the date of such termination and will pay Industries an additional $15,000,000 as liquidated damages upon the consummation of the transactions contemplated by such Acquisition Proposal (or an Acquisition Proposal accepted in lieu thereof) if such consummation occurs within two and one-half years of the termination of the Merger Agreement. The Merger Agreement also provides that, if the Merger Agreement is terminated by Industries following a failure to hold the Special Meeting or to obtain the vote required for approval of the Merger Agreement or following a material breach by Bay State of its covenants, representations or warranties and at the time of any such termination an Acquisition Proposal shall have been made, Bay State will pay Industries $10,000,000 within 30 days of the Merger Agreement's termination. If Bay State has made the payment specified in the immediately preceding sentence and within two and one-half years consummates a transaction contemplated by such Acquisition Proposal (or an Acquisition Proposal accepted in lieu thereof), Bay State will pay Industries an additional $15,000,000 upon such consummation. See "THE MERGER--Termination; Termination Fees."

Interests of Certain Persons in the Merger

  Certain members of the management of Bay State and the Bay State Board who have interests in the Merger in addition to their interests as Bay State Shareholders participated in the negotiation of the terms of the Merger Agreement. The Bay State Board considered these interests in reaching its conclusion that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Bay State and its shareholders, customers and employees and the communities which it serves.

  Bay State Directors and Officers. In the event the Preferred Merger occurs, the Board of Directors of the Surviving Corporation (the "Surviving Corporation Board") shall consist of 10 directors, consisting of three officers of Industries, three officers of Bay State and four of Bay State's current outside directors, and the officers of the Surviving Corporation shall consist of the officers of Bay State at the Effective Time. In the event the Alternative Merger occurs, Bay State will operate as a division of Northern Indiana, and the officers of Bay State in place immediately prior to the Effective Time will manage the division. The officers managing the operations of Bay State will be the same whether the Preferred Merger or the Alternative Merger is effected. See "THE MERGER--Interests of Certain Persons in the Merger--Bay State Directors and Officers."

  Election to Industries' Board of Directors. The Merger Agreement provides that Industries will take such action as may be necessary to cause the number of directors comprising the Industries Board of Directors ("Industries' Board") at the Effective Time to be sufficient to permit the appointment of one director of Bay State to be mutually determined by Industries and Bay State to serve as a director of Industries. See "THE MERGER--Interests of Certain Persons in the Merger--Election to Industries' Board."

  Bay State Severance Agreements. Bay State has entered into severance agreements with 16 officers and senior managers of Bay State, including Roger
A. Young, Joel L. Singer, Thomas W. Sherman, William L. Glascock and James D. Simpson, which will become operative upon the occurrence of certain events. See "THE MERGER--Interests of Certain Persons in the Merger--Bay State Severance Agreements."

  Employment and Noncompetition Agreements. Industries has entered into letter agreements with each of Roger A. Young and Thomas W. Sherman to terminate their severance agreements with Bay State and to enter into employment and noncompetition agreements with, in the case of the Preferred Merger, the Surviving Corporation, and in the case of the Alternative Merger, Northern Indiana upon completion of the Merger. See "THE MERGER--Interests of Certain Persons in the Merger--Employment and Noncompetition Agreements."

  Bay State Stock Accumulation Plan for Outside Directors. Certain shares of common stock of Bay State granted to non-employee directors of Bay State who participate in the Stock Accumulation Plan will vest and become payable pursuant to the terms of the Stock Accumulation Plan upon the occurrence of certain events. See "THE MERGER--Interests of Certain Persons in the Merger-- Bay State Stock Accumulation Plan for Outside Directors."

  1997 Bay State Stock Performance Sharing Plan. Certain "performance shares" granted pursuant to the 1997 Bay State Stock Performance Sharing Plan, and/or its predecessor, the Bay State Key Employee Long-Term Incentive Plan, will vest and become payable upon the occurrence of certain events. See "THE MERGER-- Interests of Certain Persons in the Merger--1997 Bay State Stock Performance Sharing Plan."

  Director and Officer Indemnification and Insurance. Pursuant to the Merger Agreement, Industries has agreed that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each person eligible for indemnification by Bay State or its subsidiaries (as determined by Bay State's or its applicable subsidiary's organizational documents), including the Bay State Board members, against any costs or expenses or other liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that Bay State or such subsidiary is permitted under applicable law or its organizational documents.

  In addition, the Merger Agreement provides that Industries will cause to be maintained Bay State's existing officers' and directors' liability insurance coverage ("D&O Insurance") for a period of six years after the

Effective Time for all persons who are covered persons under Bay State's D&O Insurance, so long as the annual premium therefor does not exceed 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, Industries will use all reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. See "THE MERGER--Interests of Certain Persons in the Merger--Director and Officer Indemnification and Insurance."

Effective Time of the Merger

  The Effective Time will occur at the time Articles of Merger are filed with the Secretary of the Commonwealth of Massachusetts or, with respect to the Alternative Merger only, when Articles of Merger are also filed with the Secretary of State of any other jurisdiction as may be required or, in either case, at such later date as provided in the Articles of Merger. Such filing or filings, as the case may be, will be made as soon as practicable following the Special Meeting and the satisfaction or waiver of the other conditions in the Merger Agreement. See "THE MERGER--Effective Time of the Merger."

Material Federal Income Tax Consequences to Certain Shareholders

  The Merger will qualify as a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). No gain or loss will be recognized by Industries or Bay State, and no gain or loss will be recognized by any Bay State Shareholder except in respect of cash received in a Cash Election or for fractional shares. Consummation of the Merger is conditioned upon receipt of opinions of counsel to Industries and counsel to Bay State to the effect that the Merger will constitute a tax-free reorganization. See "THE MERGER--Material Federal Income Tax Consequences to Certain Shareholders."

  EACH BAY STATE SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER, INCLUDING THE EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

  The Merger will be accounted for by Industries under the "purchase" method of accounting in conformity with generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

Comparative Rights of Shareholders of Industries and Bay State

  Industries is incorporated under the laws of Indiana. Bay State is incorporated under the laws of Massachusetts. Bay State Shareholders will, upon consummation of the Merger and subject to Cash Elections, become shareholders of Industries, and their rights as such will be governed by Indiana law and Industries' Articles of Incorporation and By-Laws. See "COMPARATIVE SHAREHOLDER RIGHTS."

Operation of Bay State after the Merger

  After the Effective Time, if the Preferred Merger has been effected, the Surviving Corporation will change its name to "Bay State Gas Company," remain a wholly owned subsidiary of Industries and conduct Bay State's gas utility business, subject to regulation to the same extent Bay State's gas utility business is now regulated by applicable regulatory agencies. Bay State's subsidiaries will continue to be legally separate corporations, and Bay State's regulated subsidiaries will continue to be fully subject to regulation to the extent now regulated by applicable regulatory agencies. The Surviving Corporation will maintain corporate offices in Westborough, Massachusetts. After the Effective Time, Bay State's current subsidiaries may remain as subsidiaries of the Surviving Corporation or may become direct subsidiaries of Industries or of another Industries subsidiary. If the Alternative Merger is effected, Bay State and Northern will have been merged into Northern Indiana, which will remain a wholly owned subsidiary of Industries. See "THE MERGER-- Operation of Bay State after the Merger."

Market Prices and Dividends

  Industries. Industries Shares are listed and traded on the NYSE, the PSE and the CSE. On December 16, 1997, Industries' Board declared a cash dividend of $0.48 per share (on a pre-split basis) on the Industries Shares and thereafter, authorized a two-for-one stock split of Industries Shares. The cash and stock dividend was paid on February 20, 1998 to holders of record of Industries Shares on January 30, 1998. All references in this Proxy Statement/Prospectus to the number of Industries Shares, including per share amounts and market prices, have been adjusted for the stock split unless otherwise indicated. The table below indicates the high and low sales prices of Industries Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, and the dividends declared per share, during the periods indicated.

                                                                        Dividend
                                                      High       Low    Declared
                                                    --------- --------- --------
   1996
     First Quarter................................. $19 9/16  $18        $0.210
     Second Quarter................................  20 1/8    17 5/8     0.210
     Third Quarter.................................  20 1/16   18 1/16    0.210
     Fourth Quarter................................  19 15/16  17 15/16   0.225
   1997
     First Quarter.................................  20 1/8    19         0.225
     Second Quarter................................  21 1/16   19 7/16    0.225
     Third Quarter.................................  21 9/32   20 11/32   0.225
     Fourth Quarter................................  24 15/16  21 1/16    0.240
   1998
     First Quarter.................................  28 1/2    24 11/16   0.240
     Second Quarter (through April 17, 1998).......  28 1/4    26 5/8       --

  On December 17, 1997, the last full trading day prior to the public announcement of execution of the Merger Agreement, the closing sale price for Industries Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, was $47 5/16 (on a pre-split basis). On April 17, 1998, the last full trading day for which information was available prior to the printing of this Proxy Statement/Prospectus, the closing sale price for Industries Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, was $27 1/8.

  Bay State. Bay State Shares are listed on the NYSE and the BSE. The table below indicates the high and low sales prices of Bay State Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, and the dividends declared per share, during the periods indicated.

                                                                        Dividend
                                                       High      Low    Declared
                                                      ------- --------- --------
   1996
     First Quarter................................... $29 7/8 $26 1/2    $0.375
     Second Quarter..................................  28 3/4  26 1/8     0.385
     Third Quarter...................................  28 7/8  25 3/8     0.385
     Fourth Quarter..................................  30 5/8  26 3/4     0.385
   1997
     First Quarter...................................  28 1/4  25 1/8     0.385
     Second Quarter..................................  27 5/8  25 3/8     0.395
     Third Quarter...................................  30 3/8  26 1/4     0.395
     Fourth Quarter..................................  37 1/2  28 1/16    0.395
   1998
     First Quarter...................................  38 1/8  36 15/16   0.395
     Second Quarter (through April 17, 1998).........  38 1/8  37 9/16      --

  On December 17, 1997, the last full trading day prior to the public announcement of execution of the Merger Agreement, the closing sale price for Bay State Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, was $31 5/8. On April 17, 1998, the last full trading day for which information was available prior to the printing of this Proxy Statement/Prospectus, the closing sale price for Bay State Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, was $37 13/16.

  The pro forma equivalent market value of a Bay State Share is equal to the amount to be paid for each such share in the Merger and is thus equal to $40.00 per share. The market prices of Industries Shares and Bay State Shares are subject to fluctuation. As a result, Bay State Shareholders are urged to obtain current market quotations for Industries Shares and Bay State Shares.

Selected Financial Data

  The following tables present certain selected consolidated financial data for Industries and Bay State on an historical basis. This summary has been derived from, and should be read in conjunction with, the consolidated financial statements of Industries and Bay State incorporated by reference in this Proxy Statement/Prospectus.

 Industries

                                          Year Ended December 31,
                         ----------------------------------------------------------
                            1997       1996        1995        1994        1993
                         ---------- ----------- ----------- ----------- -----------
                                  (in thousands, except per share amounts)
Operating revenues...... $2,586,541 $ 1,987,948 $ 1,769,308 $ 1,768,029 $ 1,737,259
Net income..............    190,849     176,734     175,465     163,987     156,140
Basic earnings per
 average common share...       1.54        1.44        1.36        1.24        1.15
Diluted earnings per
 average common share...       1.53        1.43        1.35        1.23        1.15
Total assets(a).........  4,937,033   4,288,883   3,999,520   3,947,138   3,912,324
Long-term obligations
 and redeemable
 preferred and
 preference stock(a)....  1,726,766   1,188,352   1,274,379   1,281,395   1,295,962
Cash dividends declared
 per common share.......       0.92        0.86        0.80        0.74        0.68
Book value per
 share(a)...............      10.17        9.20        9.00        8.67        8.31

 Bay State(b)

                                          Year Ended December 31,
                         ----------------------------------------------------------
                            1997       1996        1995        1994        1993
                         ---------- ----------- ----------- ----------- -----------
                                  (in thousands, except per share amounts)
Operating revenues...... $  489,931 $   433,103 $   431,572 $   443,249 $   413,574
Net income..............     24,577      25,897      27,029      23,164      21,269
Basic earnings per
 average common share...       1.80        1.91        2.00        1.73        1.64
Diluted earnings per
 average common share...       1.79        1.89        1.99        1.72        1.62
Total assets(a).........    793,446     756,090     665,656     654,881     629,593
Long-term obligations
 and redeemable
 preferred and
 preference stock(a)....    238,945     221,510     219,644     198,293     191,392
Cash dividends declared
 per common share.......       1.57        1.53        1.49        1.45        1.41
Book value per
 share(a)...............      17.84       17.58       17.16       16.65       16.15

--------
(a) At end of period.
(b) Unaudited.

Historical and Pro Forma Comparative Per Share Data

  The following summary presents selected unaudited comparative per share data for Industries Shares and Bay State Shares on an historical basis and per share data for Industries on a pro forma basis and for Bay State on a pro forma equivalent basis assuming the Merger had been effective as of January 1, 1997. The data presented should be read in conjunction with the historical consolidated financial statements of Industries and Bay State, and the related notes thereto, incorporated by reference in this Proxy Statement/Prospectus. The following data is not necessarily indicative of the results that actually would have occurred if the Merger had been in effect during the period presented or which may be attained in the future.

                                                        12 Months Ended
                                                       December 31, 1997
                                                --------------------------------
                                                Historical Pro Forma(1)(2)(4)(5)
                                                ---------- ---------------------
Industries
  Book value per share.........................   $10.17          $11.52
  Cash dividends declared per common share.....    0.915           0.915
  Basic earnings per average common share......     1.54            1.43
  Diluted earnings per average common share....     1.53            1.43
  Dividend payout ratio........................       58%             64%
                                                        12 Months Ended
                                                       December 31, 1997
                                                --------------------------------
                                                                 Pro Forma
                                                Historical   Equivalent(3)(4)
                                                ---------- ---------------------
Bay State
  Book value per share.........................   $17.84          $16.83
  Cash dividends declared per common share.....     1.57            1.34
  Basic earnings per average common share......     1.80            2.09
  Diluted earnings per average common share....     1.79            2.09

--------
(1) The pro forma per share data for Industries were prepared based on the assumptions that the purchase price is $551 million, that the Industries Share Price is $27.38, and that the consideration paid by Industries in the Merger will be comprised 50% of Industries Shares and 50% of cash and further assumes that holders of Bay State employee stock options will have their options replaced with options to acquire Industries Shares. For purposes of computing unaudited per share data for Industries on a pro forma basis, the purchase price in excess of the fair value of the net assets of Bay State was allocated to utility plant in service of Bay State and Northern and to goodwill for all other Bay State subsidiaries. This allocation is preliminary due to certain events and activities that must occur for the allocation to be final.
(2) The pro forma per share data for Industries were determined assuming that the purchase price will be comprised 50% of Industries Shares and 50% of cash, and further assumes that holders of Bay State employee stock options will have their options replaced with options to acquire Industries Shares. Changing this assumption to contemplate that the purchase price will be comprised 100% of Industries Shares would increase Industries' pro forma book value per share amount by $1.09 and would not affect pro forma basic and diluted earnings per average common share for the year ended December 31, 1997.
(3) The pro forma equivalent per share data for Bay State assume a ratio of
    1.461 of an Industries Share for each Bay State Share converted into Industries Shares, based upon an assumed Industries Share Price of $27.38. No pro forma equivalent per share data is provided with respect to Bay State Shares converted into the right to receive cash.
(4) The pro forma per share data for Industries and the pro forma equivalent per share data for Bay State reflects amortization of the purchase price in excess of the fair value of the net assets of Bay State increased by the estimated liabilities of approximately $10.6 million to reflect payments to be made to certain senior executives of Bay State pursuant to severance agreements. See "THE MERGER--Interests of Certain Persons in the Merger." Such amount was allocated to utility plant in service of Bay State and to goodwill for all Bay State subsidiaries. Also included for Bay State are adjustments to reflect the non-recurring profit from the sale of a subsidiary and the one time charge for restructuring costs.
(5) The pro forma per share cash dividend paid is assumed to be $0.915. The pro forma dividend payout ratio would be 64% if the purchase price is comprised 100% of Industries Shares.

                              THE SPECIAL MEETING

General

  This Proxy Statement/Prospectus is first being mailed to Bay State Shareholders on or about April 24, 1998 and is accompanied by the Notice of Special Meeting and a form of proxy that is solicited by the Bay State Board for use at the Special Meeting to be held on May 27, 1998, at 10:30 a.m., local time, at the office of Bay State, 300 Friberg Parkway, Westborough, Massachusetts, and at any adjournments or postponements thereof.

Matters to be Considered

  At the Special Meeting, Bay State Shareholders will be asked to consider and vote upon proposals (i) to approve the Merger Agreement and the transactions contemplated thereby and (ii) to transact such other business as may properly come before the Special Meeting.

Record Date; Quorum; Voting Rights

  The Bay State Board has fixed April 24, 1998 as the Record Date for determination of Bay State Shareholders entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of Bay State Shares at the close of business on that date will be entitled to notice of and to vote at such Special Meeting. As of April 17, 1998, there were 13,525,014 Bay State Shares issued and outstanding.

  In order to establish a quorum for the Special Meeting, a majority of the votes entitled to be cast must be represented in person or by a valid proxy. Each Bay State Share entitled to vote at the Special Meeting entitles its holder to one vote. The proposal to approve the Merger Agreement will require for approval the affirmative vote of two-thirds of the outstanding Bay State Shares. Any other matters will be determined by the affirmative vote of a majority of the outstanding Bay State Shares entitled to vote.

  Previously outstanding Bay State Preferred Shares will have no voting rights with respect to the Merger Agreement or the transactions contemplated thereby. On January 23, 1998, Bay State provided a notice of redemption to holders of record of Bay State Preferred Shares, and effective March 1, 1998 all Bay State Preferred Shares were redeemed and are no longer outstanding.

  Directors, executive officers and affiliates of Bay State beneficially owned approximately 823,955 Bay State Shares as of such date, approximately 5.96% of the Bay State Shares outstanding on such date. It is currently expected that each such director and executive officer of Bay State will vote the Bay State Shares owned beneficially by him or her for approval of the Merger.

Proxies; Revocation of Proxies; Solicitation of Proxies

  The accompanying form of proxy may be used by a Bay State Shareholder whether or not such holder attends the Special Meeting in person. The proxy may be revoked by such holder at any time prior to its use at the Special Meeting. There is no specific procedure or requirement under Bay State's Articles of Organization or By-Laws or under Massachusetts law with respect to the manner in which proxies may be revoked. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before such proxies are exercised, will be voted in the manner specified therein. If no voting directions are given, the proxies will be voted FOR the approval of the Merger Agreement and the transactions contemplated thereby and, at the discretion of the persons named in such proxies, on any other matter that may properly come before the Special Meeting, including any adjournment or adjournments thereof. Proxy cards that are not signed or that are not returned are treated as not voted for any purpose. With respect to the proposal to approve the Merger Agreement, abstentions and broker non-votes will have the same effect as voting against the proposal. The Bay State Board is not currently aware of any proposal that may properly come before the Special Meeting other than those set forth in the Notice of Special Meeting.

  The entire cost of soliciting the proxies from Bay State Shareholders will be borne by Bay State; provided, however, that Industries and Bay State have each agreed to pay one-half of the printing, mailing and filing costs of this Proxy Statement/Prospectus and related materials. In addition to the solicitation of the proxies by mail, Bay State will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Bay State Shares and secure their voting instructions. Bay State will reimburse such record holders for their reasonable expenses in so doing. Bay State has also made arrangements with Innisfree M&A Incorporated to assist it in soliciting proxies and has agreed to pay fees for such services not expected to exceed $20,000 plus expenses. If necessary, Bay State may also use several of its directors, officers and regular employees, who will not be specially compensated, to solicit proxies from Bay State Shareholders either personally or by telephone, telegram, facsimile, special delivery letter or by other means.

  The Special Meeting may be adjourned one or more times to another date and/or place for any purpose (including, without limitation, for the purpose of soliciting additional proxies).

                                 THE COMPANIES

Industries

  Industries is an Indiana corporation, incorporated on September 22, 1987, which serves as an energy/utility based holding company providing electric energy, natural gas and water for residential, commercial and industrial uses in Indiana through its six wholly owned regulated subsidiaries: Northern Indiana Public Service Company ("Northern Indiana"), Kokomo Gas and Fuel Company ("Kokomo Gas"), Northern Indiana Fuel and Light Company, Inc. ("NIFL"), Crossroads Pipeline Company ("Crossroads"), Indianapolis Water Company and Harbour Water Corporation. Industries' non-utility subsidiaries include IWC Resources Corporation ("IWCR"), NIPSCO Development Company, Inc. ("Development"), NI Energy Services, Inc. ("Services"), Primary Energy, Inc. ("Primary") and NIPSCO Capital Markets, Inc. ("Capital Markets").

  Northern Indiana, Industries' largest and dominant subsidiary, is a public utility operating company engaged in supplying natural gas and electric energy to the public. It operates in 30 counties in the northern part of Indiana, serving an area of about 12,000 square miles with a population of approximately 2,200,000. Northern Indiana serves approximately 662,500 customers with gas and approximately 416,300 with electricity. Kokomo Gas is a public utility operating company engaged in supplying natural gas to the public. It operates in the City of Kokomo, Indiana, and the surrounding area in six counties having a population of approximately 100,000 and serves approximately 33,500 customers. The Kokomo Gas service territory is contiguous to Northern Indiana's gas service territory. NIFL is a public utility operating company engaged in supplying natural gas to the public. Headquartered in Auburn, Indiana, it operates in five counties in the northeast corner of the state having a population of approximately 66,700 and serves approximately 33,400 customers. The NIFL service territory is contiguous to Northern Indiana's gas service territory. Crossroads is a natural gas pipeline that was certificated by the FERC as an interstate pipeline in May 1995. Development makes various investments, including real estate and venture capital investments. Services coordinates the energy-related diversification ventures of Industries. Primary arranges energy-related projects with large industrial customers. Capital Markets handles financing for ventures of Industries and its subsidiaries other than Northern Indiana.

  IWCR is a holding company which owns and operates seven subsidiaries, including two regulated water utility companies, Indianapolis Water Company and Harbour Water Corporation (together, the "Water Companies"), which supply water for residential, commercial and industrial uses, and fire protection service, in Indianapolis, Indiana and surrounding areas. The territory served by the Water Companies covers an area of over 300 square miles which includes areas in Marion, Hancock, Hamilton, Hendricks, Boone and Morgan counties in central Indiana. At December 31, 1997, the Water Companies were providing service to approximately 246,600 customers.

  In addition to the Water Companies, IWCR has five other wholly owned subsidiaries: SM&P Utility Resources, Inc. ("SM&P"), Miller Pipeline Corporation ("MPC"), Waterway Holdings, Inc. ("WHI"), Utility Data Corporation ("UDC") and IWC Services, Inc. ("IWC Services"). SM&P performs underground utility locating and marking services in Indiana and other states. MPC's primary function is the installation of underground pipelines for natural gas utilities. In addition, MPC sells products and services related to infrastructure preservation and replacement. IWCR, principally through WHI, owns real estate that it expects to sell or develop in the future. UDC provides customer relations, customer billing and other data processing services for the Water Companies and other water and sewer utilities. IWC Services provides laboratory water testing services, principally for water utilities. IWCR, through IWC Services, is the majority (52%) partner in the White River Environmental Partnership ("WREP"), which entered into a 10-year contract, effective January 1998, to operate and maintain the two advanced wastewater treatment facilities as well as the collection system for the City of Indianapolis. WREP is actively seeking new markets and opportunities for contract management services pursuant to expanded governmental privatization efforts.

  For more information about Industries, reference is made to Industries' most recent financial report on Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

Bay State

  Bay State was incorporated in 1974 as a Massachusetts corporation. Bay State's predecessor companies' operations began in 1847. Consecutive quarterly dividends have been paid by these entities or Bay State since 1853. Bay State is primarily a gas distribution utility that provides local gas sales and service in the greater Brockton, Lawrence, and Springfield, Massachusetts areas. Bay State also offers additional energy products and services to its customers and invests in energy ventures. For the fiscal year ended September 30, 1997, approximately 93% of all revenues are generated from providing local transportation and natural gas sales with 82% of these annual revenues coming from Bay State's Massachusetts service area. Bay State has seven principal subsidiaries. Northern Utilities, Inc. ("Northern") is a gas distribution utility operating in the Portland and Lewiston areas in Maine and the Portsmouth area in New Hampshire. Granite State Gas Transmission, Inc. ("Granite") is an interstate gas transmission and supply company operating in the states of Maine, New Hampshire, Massachusetts, and Vermont. Granite has four wholly owned subsidiaries, Natural Gas Development Inc., a corporation established to invest in the Portland Natural Gas Transmission System, a proposed natural gas transmission pipeline in northern New England, Bay State Energy Enterprises, Inc., which is currently inactive, EnergyUSA, Inc. ("EnergyUSA"), a corporation established to provide non-regulated energy products and services, and EnergyEXPRESS, Inc., which markets non-regulated commodities to commercial and residential customers. EnergyUSA itself has a number of subsidiaries engaged in the provision of energy-related services. Granite has caused LNG Development Corp. to be formed as a Massachusetts corporation for the purpose of investing in the proposed liquefied natural gas storage facility in Wells, Maine.

  For more information about Bay State, reference is made to Bay State's most recent Annual Report on Form 10-K, which is incorporated herein by reference. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                  THE MERGER

  The following section of this Proxy Statement/Prospectus describes certain aspects of the proposed Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Annex A and is incorporated by reference herein.

Overview of the Merger

  The Preferred Merger. The Merger Agreement provides that, subject to the approval of the Merger Agreement by the Bay State Shareholders, the approval of the SEC and the satisfaction or waiver of certain other conditions, the Preferred Merger will be effected and Bay State will be merged with and into Acquisition, which will be the Surviving Corporation. The Surviving Corporation will continue to conduct Bay State's gas utility business under the name "Bay State Gas Company" as a wholly owned subsidiary of Industries. No vote of Industries' shareholders is required in connection with the Merger Agreement and the transactions contemplated thereby.

  The Alternative Merger. If SEC approval of the Preferred Merger under the 1935 Act is not secured in a timely manner, Industries and Bay State have agreed to pursue an alternative form of transaction, the Alternative Merger, simultaneously with the Preferred Merger, provided that the Alternative Merger is permissible under the laws applicable to Bay State, Northern and Industries. In the Alternative Merger, which would not be subject to SEC approval under the 1935 Act, Bay State would be merged into Northern Indiana (Industries' largest utility subsidiary), followed immediately by the merger of Northern (Bay State's wholly owned subsidiary) into Northern Indiana. Bay State and Industries have agreed to seek the state corporate law and regulatory consents, approvals and modifications required to accomplish the Alternative Merger, and, in appropriate submissions to the various regulatory bodies, to do so simultaneously with the effort to secure the consents and approvals required for the Preferred Merger. The Merger Agreement provides that in the event the Alternative Merger can be accomplished and the Preferred Merger cannot be accomplished, appropriate technical amendments to the Merger Agreement would be made. No such amendment, however, would reduce the value of the consideration to be paid to Bay State Shareholders, which will remain the same whether the Alternative Merger or the Preferred Merger is effected. No vote of Industries' shareholders is required in connection with the Merger Agreement and the transactions contemplated thereby.

  Assuming other conditions are satisfied, Industries and Bay State have agreed that they will use their best efforts to secure the consents and approvals necessary to consummate the Merger through the period ending
June 30, 1999. From and after December 31, 1998, however, either party may terminate the Merger Agreement without the payment of termination fees to the other, if (a) the SEC has not approved the Preferred Merger under the 1935 Act, (b) the SEC staff has not recommended that the SEC approve the Preferred Merger under the 1935 Act, and (c) the Alternative Merger is not legally permitted.

  At the Effective Time, each outstanding Bay State Share will be converted into (i) a multiple (rounded to the nearest ten-thousandth of a share) of Industries Shares pursuant to the Exchange Ratio or (ii) at the election of the Bay State Shareholder, the right to receive $40.00 in cash, without interest, subject to certain limitations described below. See "THE MERGER-- Cash Elections; Allocation and Proration." The Exchange Ratio will be determined by dividing (i) $40.00 by (ii) the Industries Share Price, which is the average of the closing prices of the Industries Shares, as reported in The Wall Street Journal's NYSE Composite Transactions Report, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

Background of the Merger

  Both Industries' and Bay State's managements have been continuously monitoring the trend toward the growth of national energy service providers as well as the consolidation and integration of the electric and gas utility industries and analyzing how to best position their respective companies to take advantage of these changes. Having successfully started implementation of the collaborative restructuring and unbundling of gas utility operations at Bay State, in the fall of 1996, Bay State's management retained the services of Barr Devlin to review the strategic options available to Bay State given this restructuring, and recommend actions to enhance shareholder value. Throughout the latter half of 1996 and early 1997, Bay State's management, Barr Devlin and LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LeBoeuf"), Bay State's regular legal counsel, evaluated various strategic alternatives for Bay State given the rapidly deregulating and consolidating New England utility market in which Bay State operates and Bay State's desire to remain competitive in this market. The strategic alternatives considered included potential business combinations with companies both within and outside the New England region as well as stand-alone strategies for Bay State. As a result of this strategic review, Bay State concluded that its competitive position in this market over the long term would be enhanced if it were part of a larger utility system. The Bay State Board was kept informed of these efforts and indicated support for management's continued evaluation of strategic alternatives and preliminary discussions with other companies. Although Bay State's management had discussions with companies other than Industries, such discussions were terminated for various reasons, including the length of time that would likely be involved before consummation of certain prospective transactions, regulatory issues and the view of Bay State's management that certain transactions would not have been sufficiently advantageous to shareholders and other constituents of Bay State.

  In the spring of 1997, at the request of Bay State's management, a representative of Barr Devlin contacted Gary L. Neale, the Chief Executive Officer of Industries, and suggested that Bay State would like to discuss the potential strategic advantages to a business combination with Industries. Bay State's management made this request based on its familiarity with Industries' management through prior business relationships and industry associations, its respect for the ability of Industries' management to develop a competitive strategy for the future, the belief that Industries might be interested in expanding its gas utility operations beyond the Midwest market and the belief that a transaction with Industries could be beneficial to shareholders, ratepayers and employees of Bay State. Following an initial indication of interest from Industries, a meeting of Industries' and Bay State's management was held at Industries' corporate headquarters on May 8, 1997 to discuss each company's respective strategic goals. A subsequent meeting of Industries' and Bay State's management together with representatives of Schiff Hardin & Waite ("Schiff"), Industries' regular legal counsel, Barr Devlin and LeBoeuf, was held in Chicago on June 24, 1997 to consider the potential benefits of a business combination between the two companies and the potential structures for such a transaction. At these meetings, it was determined that the two companies' strategic goals were compatible and that there were sufficient benefits to a business combination transaction to warrant further study. Throughout the summer and early fall, both parties analyzed the benefits and legal and regulatory issues associated with such a transaction and held regular discussions with each other. At meetings during this period, the Bay State Board was updated regularly on the status of these discussions and directed Bay State's management to continue such conversations.

  On October 1, 1997, Industries' and Bay State's management, together with their legal counsel and representatives from Barr Devlin, met in Boston to determine if a mutually desirable transaction could be agreed upon. At that time, discussions centered on the understanding that (i) Industries was open to the idea of negotiating a price that would give shareholders of Bay State a premium to its market price, with an option to be paid either in cash or Industries Shares, (ii) both companies concluded that the strategic growth opportunities in both gas utility and non-utility operations made the transaction extremely appealing and should begin as soon as possible, (iii) both parties believed that the most desirable structure for a transaction between them would result in Bay State and its subsidiaries becoming independent subsidiaries of Industries but recognized that regulatory imperatives may require the combination of Bay State and Northern with Northern Indiana and that such a structure would still be beneficial to both companies, and (iv) the management of Industries and Bay State fit together well. Preliminary discussions between the senior management of both companies continued following this meeting. On October 27, 1997, the two companies signed a confidentiality and standstill agreement and began to exchange financial, operating, legal and regulatory information with each other and to negotiate a merger agreement. These efforts, as well as efforts to clarify the status of regulatory barriers to the preferred transaction structure, continued throughout November and early December. On November 24, 1997, a special meeting of the Bay State Board was held, with representatives of Barr Devlin and LeBoeuf present, at which this potential transaction and other strategic options, including remaining independent, were discussed. In particular, Barr Devlin discussed current changes in the electric and gas utility industry in the United States and Bay State's position in the evolving market both as a stand-alone company and combined with Industries. Barr Devlin also provided some analysis of Industries' performance and prospects relative to its competitors. The Bay State Board indicated that further discussions with Industries were desirable.

  On December 2, 1997, at a regularly scheduled meeting of Industries' Board, Industries' management reviewed the business operations of Bay State, the key issues relevant to the proposed transaction and the then current draft of the proposed merger agreement. At that time, Industries' Board and Industries' management assessed the potential acquisition of Bay State from financial, strategic and operating viewpoints. Following that assessment, the Industries' Board approved a resolution authorizing Industries' management to enter into a merger agreement with Bay State to acquire Bay State for consideration valued at between $35 and $40 per Bay State Share. On December 11, 1997, the Bay State Board met to review the status of the negotiations. At that time, the Bay State Board and the management of Bay State, Barr Devlin and LeBoeuf discussed Industries' operations, assessed the transaction from a financial, strategic and operating viewpoint and described the then current draft of the proposed merger agreement. Barr Devlin also reviewed the nature of the analysis they would perform in order to arrive at the conclusion as to the fairness of the consideration that would be offered to Bay State Shareholders in the proposed transaction.

  During the week of December 15, 1997, an understanding with respect to potentially mutually agreeable positions on the principal issues was reached. At the December 16, 1997 regularly scheduled meeting of Industries' Board, Gary Neale apprised Industries' Board of the status of the drafting and execution of a proposed merger agreement. On the afternoon of December 17, 1997, the documentation was finalized and the Bay State Board held a special meeting at which following discussions with senior management, Barr Devlin and LeBoeuf (including discussion of the terms of the Merger Agreement), and after having received the oral opinion of Barr Devlin as to the fairness of the consideration to be received, the Bay State Board discussed the proposal and voted unanimously to recommend approval of the Merger Agreement and related transactions to Bay State's shareholders. On the morning of December 18, 1997, Bay State and Industries executed the Merger Agreement and the Merger was publicly announced.

Bay State's Reasons for the Merger and Recommendation of the Bay State Board

  The Bay State Board believes that the combination of Bay State and Industries offers significant financial and strategic benefits to Bay State, its shareholders, customers, employees and the communities in which it does business, including the following:

  . Bay State, its customers, shareholders and employees will benefit from the combined company's greater flexibility and capacity in financing its operations and its enhanced ability to take advantage of future strategic opportunities in the competitive marketplace. In particular, these strengths should allow EnergyUSA to provide an expanded list of energy services in the deregulated market at a faster rate.

  . Bay State Shareholders will receive $40.00 in value as a result of the Merger, to be paid either in cash, Industries Shares or a combination thereof, which represents a 35% premium over the average trading price of Bay State Shares over the 30 trading days prior to the announcement of the Merger.

  . Bay State's and Northern's customers will benefit from being part of a stronger utility holding company system and from access to more comprehensive customer services that these companies will be able to offer as a result of the combination with Industries.

  . The Merger and resulting growth in local utility and non-utility business should provide increased employment opportunities for Bay State employees. The Merger will also give Bay State access to the expanded management resources and expertise of Industries, including expertise in electric and water utility operations during a period of convergence among various utility services.

  The Bay State Board believes that the Merger Agreement and the transactions contemplated thereby are advisable and in the best interests of Bay State and its shareholders, customers and employees and offer Bay State better prospects for the future than would be available if Bay State were to remain a stand-alone entity.

  In its deliberations with respect to the Merger, the Bay State Board considered the following factors: (i) Industries' and Bay State's respective businesses, operations, assets, management, geographic locations and prospects; (ii) current industry, economic, market and regulatory conditions and trends that encourage consolidation to create new business strategies and earnings growth; (iii) the financial strength and resources of the combined company; (iv) opportunities for enhanced relationships with customers arising out of the ability of the combined company to offer a broader spectrum of utility and non-utility services with increased resources for service improvements; (v) Industries' and Bay State's strategic fit and compatible corporate cultures and visions of the future of the energy business; (vi) the likely impact of the Merger on Bay State employees; (vii) the expectation that the Merger will be treated as a reorganization under section 368(a) of the Code; (viii) the opinion of Bay State's financial advisors that the consideration to be received in the Merger, as a whole, is fair, from a financial point of view, to Bay State Shareholders; (ix) the assessment of the ability to consummate the Merger successfully, including, in particular, the ability to obtain required regulatory approvals on a timely basis; (x) the potential need for, and impact of, the Alternative Merger; (xi) the terms and conditions of the Merger Agreement, which provide for certain representations, warranties and conditions to closing; and (xii) a comparison of the benefits of the Merger with remaining a stand-alone company or entering into marketing alliances or other business combinations with third parties. See "THE MERGER-- Background of the Merger."

  The foregoing discussion of the information and factors considered by the Bay State Board is not intended to be exhaustive but includes the material factors considered by the Bay State Board. In reaching its determination to approve the Merger Agreement and related transactions and to recommend its approval by the Bay State Shareholders, the Bay State Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

  In light of the considerations set forth above, the Bay State Board believes that the Merger presents an excellent strategic opportunity for Bay State. The Bay State Board also believes that, particularly in light of the compatibility of the corporate cultures and visions of the future of the energy business, Industries is the best company among potential candidates for a business combination involving Bay State.

  THE BAY STATE BOARD, BY THE UNANIMOUS VOTE OF ITS DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE IN THE BEST INTERESTS OF THE BAY STATE SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE BAY STATE SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

Opinion of Financial Advisor to Bay State

  On September 1, 1996, Bay State entered into an engagement letter with Barr Devlin pursuant to which Barr Devlin was retained to act as Bay State's financial and strategic advisor with respect to assisting Bay State in developing and implementing future strategic and financial courses of action including a potential business combination. Barr Devlin delivered its oral opinion to the Bay State Board on December 17, 1997, which was confirmed in writing by opinions dated December 18, 1997 and the date of this Proxy Statement/Prospectus, to the effect that, on and as of the dates of such opinions, and based upon assumptions made, matters considered, and limits of the review, as set forth in the opinions, the Consideration (as defined in such opinions) is fair, from a financial point of view, to Bay State Shareholders. A copy of the opinion of Barr Devlin dated the date hereof is attached to this Proxy Statement/Prospectus as Annex B and is incorporated herein by reference. The December 18, 1997 opinion is substantially identical to the opinion attached hereto. Bay State Shareholders are urged to read carefully the opinion dated the date hereof in its entirety for assumptions made, matters considered and the limits of the review undertaken by Barr Devlin.

  In connection with rendering its opinion dated the date of this Proxy Statement/Prospectus, Barr Devlin: (i) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended September 30, 1997, of Bay State; (ii) reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1996, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, of Industries; (iii) reviewed certain other filings with the SEC and other regulatory authorities made by Bay State, Industries and certain of Bay State's and Industries' subsidiaries during the last three years, including proxy statements, FERC Forms 2, FERC Forms 1, Forms 8-K and registration statements; (iv) reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of Bay State and Industries furnished to Barr Devlin by Bay State and Industries, respectively; (v) conducted discussions with members of senior management of Bay State and Industries concerning their respective businesses, regulatory environments, prospects, strategic objectives and certain operating benefits which might be realized for the benefit of Industries following the Merger;
(vi) reviewed the historical market prices and trading activity for Bay State Shares and Industries Shares and compared them with those of certain publicly traded companies which Barr Devlin deemed to be relevant; (vii) compared the results of operations of Bay State and Industries with those of certain companies which Barr Devlin deemed to be relevant; (viii) compared the proposed financial terms of the Merger with the financial terms of certain business combinations which Barr Devlin deemed to be relevant; (ix) analyzed the valuation of Bay State Shares and Industries Shares using various valuation methodologies which Barr Devlin deemed to be appropriate; (x) considered the pro forma capitalization, earnings and cash flow of Industries following the Merger; (xi) compared the pro forma earnings per share, dividends per share, capitalization ratios and payout ratio of Industries following the Merger with each of the corresponding current and projected values for Bay State and Industries on a stand-alone basis; (xii) reviewed the Merger Agreement; (xiii) reviewed the Registration Statement, including this Proxy Statement/Prospectus dated the date hereof; and (xiv) reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and took into account such other matters as Barr Devlin deemed necessary or appropriate for purposes of its opinions.

  In rendering its fairness opinions, Barr Devlin relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to it by Bay State and Industries and has further relied upon the assurances of management of Bay State and Industries that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Bay State and Industries, Barr Devlin relied upon the assurances of management of Bay State and Industries that such projections were reasonably prepared and reflected the best currently available estimates and judgments of the respective managements of Bay State and Industries, as to the future financial performance of Bay State, Industries and the combined enterprise, individually and collectively, and as to the projected outcomes of legal, regulatory and other contingencies. In arriving at its opinion, Barr Devlin did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bay State or Industries, nor did Barr Devlin make any physical inspection of the properties or assets of Bay State or Industries.

  In arriving at its fairness opinions, Barr Devlin assumed that the Merger will be treated for federal income tax purposes as a reorganization of the type described in Section 368(a) of the Code and the regulations thereunder and that Bay State and Bay State Shareholders who exchange their shares solely for Industries Shares will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger. Barr Devlin also assumed that the Merger will be accounted for using the purchase method of accounting. Bay State did not authorize Barr Devlin to solicit, and it did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Bay State. Barr Devlin's fairness opinions are necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to it as of the respective dates of the opinions. Barr Devlin's fairness opinions are directed to the Bay State Board and the fairness of the Consideration to Bay State Shareholders from a financial point of view, do not address any other aspect of the Merger and do not constitute a recommendation to any shareholder as to how such shareholder should vote at the Bay State Special Meeting of shareholders. Although Barr Devlin evaluated the fairness of the Consideration from a financial point of view to Bay State Shareholders, the specific Consideration was determined by Bay State and Industries through arm's length negotiations. Bay State did not place any limitations upon Barr Devlin with respect to the procedures followed or factors considered by Barr Devlin in rendering its fairness opinions.

  Barr Devlin advised Bay State that, in its view, the preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinions, Barr Devlin did not attribute any particular weight to any analysis or factor considered by it, nor did Barr Devlin ascribe a specific range of fair values to Bay State; rather, Barr Devlin made its determination as to the fairness of the Consideration to Bay State Shareholders on the basis of qualitative judgments as to the significance and relevance of each of the financial and comparative analyses and factors described below. Accordingly, notwithstanding the separate factors summarized below, Barr Devlin believes that its analyses must be considered as a whole and that considering any portion or portions of these analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinions. In its analyses, Barr Devlin made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Bay State's and Industries' control. Any estimates in these analyses do not necessarily indicate actual values or predict future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

  In connection with rendering its fairness opinions and preparing its various written and oral presentations to the Bay State Board, Barr Devlin performed a variety of financial and comparative analyses and considered a variety of factors of which the material analyses and factors are summarized below. While this summary describes the material analyses performed and factors considered, it does not purport to be a complete description of the analyses performed or factors considered by Barr Devlin. The results of the analyses described in this summary were discussed with the Bay State Board at its meeting on December 17, 1997. Barr Devlin derived implied valuation ranges for Bay State Shares based upon what these analyses, when considered in light of the judgment and experience of Barr Devlin, suggested about the relative value of the Bay State Shares. Barr Devlin's opinions are based upon its consideration of the collective results of all such analyses, together with the other factors referred to in its opinions. In concluding that the Consideration is fair, from a financial point of view, to Bay State Shareholders and in its discussions with the Bay State Board, Barr Devlin noted that $40.00 is within each range of reference values set forth below, which were derived from the analyses performed by it. In connection with its opinion dated the date hereof, Barr Devlin performed certain procedures to update its analyses made for its December 18, 1997 opinion and reviewed with the managements of Bay State and Industries the assumptions upon which such analyses were based. The results of such analyses were substantially the same as those for the December 18, 1997 opinion of Barr Devlin.

  Stock Trading History. Barr Devlin reviewed the performance of the per share market prices and trading volumes of Bay State Shares and Industries Shares and compared such per share market price movements to movements in (i) the Standard and Poor's Utility Index, (ii) an index of selected local gas distribution utilities or their holding companies and (iii) relative to each other to provide perspective on the current and historical stock price performance of Bay State and Industries. This analysis was utilized to provide historical background for the manner in which the public trading market had valued Bay State Shares and Industries Shares in absolute terms and relative to each other.

  Publicly Traded Comparable Company Analysis. Using publicly available information, Barr Devlin compared selected financial information and ratios for Bay State with the corresponding financial information and ratios for a group of selected local gas distribution utilities or their holding companies which were deemed by Barr Devlin to be comparable to Bay State (the "Comparable Companies"). The Comparable Companies were selected on the basis of being companies which possessed general business, operating and financial characteristics representative of companies in industries in which Bay State operates. The Comparable Companies consisted of NICOR Inc., KeySpan Energy Corporation, Peoples Energy Corporation, Washington Gas Light Company, AGL Resources Inc., ONEOK Inc., Piedmont Natural Gas Company, Inc., WICOR, Inc., Eastern Enterprises, Atmos Energy Corporation, New Jersey Resources Corporation, Indiana Energy, Inc., Laclede Gas Company, Southern Union Company and CTG Resources, Inc.

  In evaluating the current market value of Bay State Shares, Barr Devlin determined ranges of multiples for selected financial ratios for the Comparable Companies, including: (i) the market value of outstanding common stock as a multiple of (a) net income available to common stock for the latest 12-month period ended June 30, 1997 (the "LTM Period"), (b) projected net income available to common stock for the 12-month periods ended September 30, 1997 and September 30, 1998, (c) book value of common equity for the most recently available fiscal quarter ended June 30, 1997 and (d) after-tax cash flow from operations for the LTM Period, and (ii) the "aggregate market value" (defined as the sum of the market value of common stock, plus the liquidation value of preferred stock, the principal amount of debt, capitalized lease obligations and minority interests, minus cash and cash equivalents) as a multiple of (a) earnings before interest and taxes ("EBIT") for the LTM Period and (b) earnings before interest, taxes, depreciation and amortization ("EBITDA") for the LTM Period. Barr Devlin also incorporated the estimated present value of certain operating benefits which might be realized for the benefit of Industries following the Merger. This analysis produced reference values of $34.97 to $43.38 per Bay State Share with a midpoint of $39.17.

  Because of the inherent differences between the operations of Bay State and the Comparable Companies, Barr Devlin believed that a purely quantitative comparable company analysis alone would not be particularly meaningful in the context of the Merger. Barr Devlin believed that an appropriate use of a comparable company analysis in this instance would involve qualitative judgments concerning differences between the characteristics of the Comparable Companies and Bay State. Moreover, Barr Devlin observed that comparable company analysis by itself does not reflect the incremental strategic value to Industries of a controlling interest in Bay State.

  Discounted Cash Flow Analysis. To determine an implied Consideration range based upon a discounted cash flow analysis, Barr Devlin prepared and reviewed the results of unleveraged discounted cash flow analyses for Bay State for the fiscal years 1998 through 2002 (the "Projection Period") as revised by Barr Devlin to reflect certain adjustments it deemed appropriate. The purpose of the discounted cash flow analysis was to determine the present value of the businesses of Bay State. To calculate the present value of a business using a discounted cash flow analysis, the projected unleveraged free cash flows (including certain operating benefits) for each year during the Projection Period, together with the estimated value of the business in the final year of the Projection Period, are discounted to the present. Barr Devlin estimated terminal values for Bay State by applying multiples to (i) the projected EBIT for fiscal year 2002, (ii) the projected EBITDA for fiscal year 2002, (iii) the projected book value of common equity as of fiscal year-end 2002 and (iv) the projected net income for fiscal year 2002. The multiples applied were based on analyses of the corresponding multiples of certain public companies comparable to Bay State. For the purposes of these analyses, the terminal multiple ranges used were, 9.5x-10.5x with respect to EBIT, 7.0x-8.0x with respect to EBITDA, 1.6x-1.9x with respect to book value and 14.5x-15.5x with respect to net income. The annual cash flows and terminal value were then discounted to present value using discount rates that ranged from 8.75 percent to 9.75 percent. This analysis produced reference values of $35.27 to $47.31 per Bay State Share with a midpoint of $41.29.

  Comparable Transaction Analysis. Barr Devlin reviewed certain proposed or completed transactions between and among regulated natural gas distribution companies, electric utilities and electric and gas utilities, or their respective holding companies deemed by Barr Devlin to be comparable to the Merger (the "Comparable Transactions"). The Comparable Transactions were selected because they were strategic combinations of regulated gas distribution utility companies and/or electric and/or electric and gas utility companies (or their holding companies). The Comparable Transactions included ESELCO, Inc./Wisconsin Energy Corporation, IWCR Resources Corporation/NIPSCO Industries, Inc., PanEnergy Corp/Duke Power Company, Lykes Energy, Inc./TECO Energy, Inc., NorAm Energy Corp./Houston Industries Incorporated, United Cities Gas Company/Atmos Energy Corporation, Portland General Corporation/Enron Corp., Washington Energy Company/Puget Sound Power & Light Company, Wisconsin Southern Gas Company, Inc./Wisconsin Energy Corporation, Louisiana General Services, Inc./Citizens Utilities Company and Virginia Natural Gas, Inc./Consolidated Natural Gas Company.

  Barr Devlin calculated the implied equity consideration for each of the Comparable Transactions as a multiple of each company's respective (i) latest 12-month net income available to common stock, (ii) projected net income available to common stock for the current fiscal year, (iii) latest 12-month cash flow and (iv) book value of common equity for the most recently available fiscal quarter preceding the transaction. Barr Devlin also calculated the premium paid over unaffected public market stock price (in the case of publicly traded companies) for each of Comparable Transactions. Upon applying ranges of values for these benchmarks to each corresponding Bay State statistic, this analysis produced reference values of $36.38 to $43.58 per Bay State Share with a midpoint of $39.98.

  Pro Forma Merger Analysis. Barr Devlin analyzed certain pro forma effects to the Bay State Shareholders and holders of Industries Shares resulting from the Merger for the period 1999 through 2002 assuming the Consideration for each Bay State Share is comprised of 50 percent cash and 50 percent Industries Shares. This analysis was based on the respective forecasts of the managements of Bay State and Industries, as revised by Barr Devlin to reflect certain adjustments deemed appropriate and certain operating benefits that might be realized for the benefit of Industries following the Merger. This analysis showed accretion to Bay State Shareholders in earnings per share, dilution in near-term dividends per share and accretion in earnings per share to holders of Industries Shares (assuming Industries Shares continue to trade at current levels).

  Barr Devlin was selected as Bay State's financial advisor because Barr Devlin and principals of Barr Devlin have a long history of association in the investment banking and gas and electric utility industries. Barr Devlin is an investment banking firm specializing in strategic and merger advisory services to the gas and electric utility industries, the energy industry and selected other industries. In this capacity, Barr Devlin and principals of Barr Devlin have been involved as advisors in numerous transactions and advisory assignments in the gas, electric and energy industries and are constantly engaged in the valuation of businesses and securities in those industries. On January 12, 1998, Barr Devlin announced its intent to enter into a strategic business combination with Societe Generale. Upon completion of the business combination Barr Devlin became the SG Barr Devlin division of Societe Generale.

  Pursuant to the terms of Barr Devlin's engagement, Bay State has agreed to pay Barr Devlin for its services in connection with the business combination,
(i) an initial financial advisory progress fee of $934,469 paid upon execution of the Merger Agreement, (ii) a second financial advisory progress fee estimated at $934,469 payable upon the approval of the Merger Agreement by the Bay State Shareholders, and (iii) a transaction fee based on the aggregate consideration to be received by Bay State Shareholders in connection with the Merger at the Effective Time, ranging from 0.72% of such aggregate consideration (for a transaction with an aggregate consideration of $500 million) to 0.65% of such aggregate consideration (for a transaction with an aggregate consideration of $600 million). All financial advisory progress fees and an additional $150,000 would be credited against any transaction fee payable to Barr Devlin. The transaction fee that will be payable to Barr Devlin is currently estimated to be approximately $3.7 million. Bay State has agreed to reimburse Barr Devlin for its out-of-pocket expenses, including fees and expenses of legal counsel and other advisors engaged with the consent of Bay State, and to indemnify Barr Devlin against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

  Barr Devlin has rendered from time to time various investment banking and other financial advisory services to Bay State and Industries for which Barr Devlin received customary compensation. Since September 1, 1996, Barr Devlin has earned compensation from Bay State with respect to such services of approximately $225,000 (excluding compensation with respect to its services related to the Merger) and approximately $900,000 with respect to such services other than the Merger from Industries.

Industries' Reasons for the Merger

  Industries believes that the Merger offers significant opportunities for revenue enhancement and strategic financial benefits to Industries and its shareholders (including those Bay State Shareholders who will receive Industries Shares in the Merger) as well as benefits to the customers, employees and the communities of both Industries and Bay State and its subsidiaries, including:

  . The Merger will provide Industries with access to customers in New
    England and opportunities for Industries, its shareholders and employees to participate in the growing New England energy market through Bay State, a company with which customers in the region are familiar.

  . The Merger will enable the combined companies to offer their customers access to more comprehensive products and services than either company alone could offer. The natural gas business, experience and expertise of Bay State will complement the natural gas and electricity assets, experience and expertise of Industries, giving the combined companies improved capabilities in the delivery of a complete range of energy products and services and enabling them to build a marketing strategy for their customers' total energy needs rather than relying solely on their traditional product offerings.

  . The combined base of electric and gas assets resulting from the Merger will enhance the marketing and delivery of complementary energy products and services through assured energy supplies, broad knowledge of a wide range of energy products, greater credibility with customers and opportunities to coordinate the business activities of each company's power and gas marketing ventures.

  . The larger asset base and wider range of energy products and services resulting from the Merger will provide the combined companies with a broader range of strategic choices and, in the case of Industries, will reduce its dependence upon its electric utility operations and sales of gas and electricity to large industrial customers.

  . The Merger will bring together Bay State's management team, which has successfully operated its company during a period of deregulation in multiple states, increased competition and rapid change in the gas industry, with Industries' management team, which has widely recognized skills and experience in the delivery of energy products and services. The entrepreneurial skills of Bay State are also expected to complement Industries' strength in the operation of electric, gas and water businesses in a deregulating market.

Cash Elections; Allocation and Proration

  Each record holder of Bay State Shares may make a Cash Election with respect to all or any portion of such holder's Bay State Shares. However, the Cash Election Maximum may not exceed an amount determined by dividing (A) the dollar number equal to the difference between (i) one-half the product of (x) $40.00 multiplied by (y) the aggregate number of Bay State Shares outstanding at 5:00 p.m., New York City time, on the second day prior to the Effective Time less (ii) the dollar amount of the Special Dividend, if any, paid by Bay State and such other dollar amounts as may be reasonably determined by LeBoeuf and Schiff to enable the Merger to qualify as a tax-free reorganization by (B) $40.00. If the aggregate number of Cash Election Shares exceeds the Cash Election Maximum, each Cash Election Share will be converted into (i) the right to receive cash, without interest, in an amount equal to the product of
(A) $40.00 multiplied by (B) a fraction, the numerator of which will be the Cash Election Maximum and the denominator of which will be the total number of Cash Election Shares, the "Cash Fraction," and (ii) a fraction of an Industries Share equal to the product of (A) the Exchange Ratio multiplied by
(B) a fraction equal to one minus the Cash Fraction. Furthermore, if after having made the foregoing calculations, counsel to Industries or counsel to Bay State reasonably determines that it cannot deliver its opinion to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code, then Industries will reduce, to the minimum extent necessary to enable both counsel to deliver their respective opinions, the amount of cash to be delivered in respect of Cash Election Shares and will deliver in lieu thereof such number of Industries Shares as has an aggregate value, based on the Industries Share Price, equal to the amount of such reduction, and the Cash Election Maximum will be appropriately adjusted to give effect to such reduction. For tax consequences of a Cash Election, see "--Material Federal Tax Consequences to Certain Shareholders."

  Promptly after the Effective Time, the Paying Agent will calculate the aggregate number of Cash Election Shares. If the aggregate number of Cash Election Shares does not exceed the Cash Election Maximum, all Cash Election Shares will be converted into the right to receive cash. However, if the aggregate number of Cash Election Shares exceeds the Cash Election Maximum, then the Cash Election Shares will be converted on a pro rata basis into a combination of cash and Industries Shares as described above. AS A RESULT OF ANY SUCH PRORATION, A BAY STATE SHAREHOLDER MAKING A CASH ELECTION MAY NOT RECEIVE CASH FOR ALL OF THE BAY STATE SHARES SUCH BAY STATE SHAREHOLDER HAS ELECTED

TO RECEIVE BUT MAY RECEIVE BOTH CASH AND INDUSTRIES SHARES. A BAY STATE SHAREHOLDER MAKING A CASH ELECTION WILL NOT BE ABLE TO ALTER ANY SUCH PRORATION.

  For example, if the Effective Time had occurred on April 17, 1998, the maximum number of Bay State Shares that could have been converted entirely into cash would have been 6,762,507 (50% of the total number of outstanding Bay State Shares). The maximum number of shares that actually may be converted entirely into cash at the Effective Time will depend on the number of Bay State Shares outstanding and eligible to be converted in the Merger, any amount paid prior to the Effective Time by Bay State as a Special Dividend (as defined in "--Bay State Dividends Prior to the Effective Time of the Merger"), any amount of cash paid by Bay State for its capital stock or options on its capital stock in connection with the Merger and any other amount which, based on the advice of tax counsel, must be subtracted from the amount of cash payable to Bay State Shareholders in the Merger consistent with the proposed tax treatment thereof.

Cash Election Procedure

  All Cash Elections must be made on the Form of Election (or a complete facsimile thereof) to be mailed to Bay State Shareholders approximately a month before the anticipated Effective Time. Holders of record of Bay State Shares who hold such shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election, provided that any such representative certifies that each Form of Election covers all the Bay State Shares held by such representative for a particular beneficial owner.

  To be effective, a Form of Election must be properly completed, signed and submitted to the Paying Agent and accompanied by the certificate(s) representing the Bay State Shares as to which the election is being made (or accompanied by an appropriate guarantee of delivery of such certificate(s) signed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program).

  Industries will have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Industries (or the Paying Agent) in such matters shall be conclusive and binding. Neither Industries nor the Paying Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent will also make all computations and all such computations shall be conclusive and binding on the holders of Bay State Shares. A Bay State Shareholder who does not submit a Form of Election that is received by the Paying Agent by the Election Deadline will be deemed not to have properly made a Cash Election. If Industries or the Paying Agent determines that any purported Cash Election was not properly made, such purported Cash Election will be deemed to be of no force and effect, and the Bay State Shares covered by such ineffective Cash Election will be converted into Industries Shares.

  Industries and Bay State will each use its best efforts to mail, approximately one month prior to the Effective Time, the Form of Election to all persons who are record holders of Bay State Shares and shall thereafter make the Form of Election available to all persons who become record holders of Bay State Shares subsequent to the date the Form of Election was mailed until the date that is no later than the seventh business day before the Election Deadline. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time on the fourth business day before the anticipated Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked in writing by the record holders submitting Forms of Election until the Election Deadline.

No Dissenters' Rights

  Under Chapter 164 of the General Laws of the Commonwealth of Massachusetts (the "MGL"), Bay State Shareholders do not have dissenters' rights in connection with the Merger.

Exchange of Stock Certificates

  From time to time after the Effective Time and the completion of the allocation and proration procedures, if any, Industries will transmit cash and deliver certificates representing Industries Shares to the Paying Agent, for the benefit of the holders of Bay State Shares, when and as required for exchanges of certificates representing Bay State Shares. Promptly after the Effective Time, Industries will require the Paying Agent to mail a form of transmittal letter to the holders of certificates representing Bay State Shares that are not subject to previously-given and unrevoked Cash Elections. The form of transmittal letter will contain instructions with respect to the surrender of such certificates in exchange for certificates representing Industries Shares (and cash in lieu of any fractional Industries Shares and any unpaid dividends and distributions).

  BAY STATE SHARE CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. IF YOU WISH TO MAKE A CASH ELECTION, YOU MUST RETURN THE FORM OF ELECTION (WHICH WILL BE MAILED TO YOU APPROXIMATELY ONE MONTH PRIOR TO THE EFFECTIVE TIME), TOGETHER WITH THE CERTIFICATE(S) REPRESENTING YOUR BAY STATE SHARES OR A VALID GUARANTEE OF DELIVERY THEREOF, TO THE PAYING AGENT PRIOR TO THE ELECTION DEADLINE. A LETTER OF TRANSMITTAL FOR BAY STATE SHAREHOLDERS WHO DO NOT MAKE CASH ELECTIONS WILL BE PROVIDED FOLLOWING THE EFFECTIVE TIME.

  If a certificate representing Bay State Shares has been lost, stolen, mislaid or destroyed, the Paying Agent will issue the certificate representing the Industries Shares and/or the cash into which such Bay State Shares are converted pursuant to the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate and appropriate and customary indemnification.

  No dividends or other distributions declared with respect to Industries Shares with a record date after the Effective Time will be paid to the holder of any certificate representing Bay State Shares until such certificate has been surrendered for exchange. Such dividends or other distributions will be paid, without interest, to holders of certificates representing Bay State Shares after surrender of such certificates.

No Fractional Shares

  No fractional Industries Shares will be issued pursuant to the Merger. In lieu of issuing fractional shares, Bay State Shareholders who otherwise would be entitled to receive a fraction of a share will receive cash equal to such fractional amount multiplied by the Industries Share Price.

Bay State Dividends Prior to the Effective Time of the Merger

  Bay State will be entitled to declare and pay regular quarterly dividends, which may be increased at a rate consistent with Bay State's past practice until the Effective Time. In addition to these quarterly dividends, in the event the Effective Time has not occurred on or before December 17, 1998, Bay State may be entitled to declare a dividend (the "Special Dividend") to be paid at or immediately prior to the Effective Time. The Special Dividend may not exceed an amount per share equal to the amount determined by multiplying the number of days between December 17, 1998 and the Effective Time and the "Daily Rate." The Daily Rate shall mean the dollar amount per share that results from dividing (A) the difference between (x) Bay State's publicly reported earnings per share (normalized for the effects of weather) for the 12 months ended as of the end of the most recently completed quarter for which earnings have been publicly reported prior to the Effective Time (adjusted to eliminate the effect of any extraordinary items or other mutually agreed-upon nonrecurring items) and (y) the greater of (i) the aggregate amount of Bay State's regular cash dividends per share paid during the same 12-month period or (ii) $1.58 by (B) 365; provided, however, that in no event shall the Daily Rate exceed $0.00219.

Impact of Stock Splits, Etc.

  In the event of any change in Industries Shares between the date of the Merger Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange or the like, the Exchange Ratio and the calculation of all share prices provided for in the Merger Agreement will be proportionately adjusted.

Regulatory Matters

  The Merger will not proceed in the absence of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained and, if the Merger is approved, there can be no assurance as to the date of any such approval. There can also be no assurance that such approvals will not contain one or more conditions or requirements that cause such approvals to fail to satisfy the conditions set forth in the Merger Agreement. See "THE MERGER--Conditions to the Merger."

  Antitrust. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. Industries and Bay State will file notification and report forms under the HSR Act with the FTC and the Antitrust Division within the next few months.

  The 1935 Act. Industries is currently a holding company exempt from all provisions under the 1935 Act except Section 9(a)(2) and Section 10 under
Section 3(a)(1) pursuant to Rule 2 of the 1935 Act. Industries is required to obtain SEC approval under Section 9(a)(2) of the 1935 Act in connection with the Preferred Merger. Section 9(a)(2) of the 1935 Act requires an entity owning, directly or indirectly, 5% or more of the outstanding voting securities of a public utility company (as defined in the 1935 Act) to obtain the approval of the SEC under Section 10 of the 1935 Act prior to acquiring a direct or indirect interest in 5% or more of the voting securities of any additional public utility companies. Industries currently holds in excess of 5% of the voting securities of three public utility companies and, in the Preferred Merger, will be acquiring 5% or more of the voting securities of Bay State and Northern, both public utility companies within the meaning of the 1935 Act.

  Under the applicable standards of the 1935 Act, the SEC is directed to approve the Preferred Merger unless it finds that (i) the Preferred Merger would tend towards detrimental interlocking relations or a detrimental concentration of control, (ii) the consideration to be paid in connection with the Preferred Merger is not reasonable, (iii) the Preferred Merger would unduly complicate the capital structure of the Industries' holding company system or would be detrimental to the proper functioning of Industries' holding company system or (iv) the Preferred Merger would violate applicable state law. To approve the Preferred Merger, the SEC must also find that the Preferred Merger would tend towards the development of an integrated public utility.

  Under the Alternative Merger, Industries does not need to obtain the approval of the SEC under the 1935 Act because, following the Alternative Merger, Bay State and Northern will be combined into Northern Indiana, and Industries already holds the voting securities of Northern Indiana. Under either structure, Industries intends to continue to claim an exemption under
Section 3(a)(1) pursuant to Rule 2 from all provisions of the 1935 Act except
Section 9(a)(2). NIPSCO intends to file an application for approval of the Preferred Merger under the 1935 Act with the SEC as soon as practicable. Industries' claim of exemption under Section 3(a)(1) could be questioned or challenged by the SEC.

  Federal Power Act. Section 203 of the Federal Power Act requires approval of FERC before a public utility can sell, lease or otherwise dispose of all its jurisdictional facilities, or any part thereof having a value in excess of $50,000, or merge or consolidate such facilities, directly or indirectly, with those of any other person, or purchase, acquire or take any security of any other public utility. Because Bay State currently has a subsidiary power marketer that is considered a "public utility" that owns or will own "jurisdictional facilities" under the Federal Power Act, FERC's approval under
Section 203 would be required before Industries and Bay State could consummate the Merger. Section 203 provides that FERC is required to grant its approval if the Merger is found to be "consistent with the public interest." In the event Bay State should dispose of its power marketer in a FERC-approved manner prior to the Merger, however, Section 203 approval would not be required.

  In December 1996, FERC issued a Policy Statement which updated and clarified its procedures, criteria and policies concerning its analysis of mergers under
Section 203. In this policy statement, the FERC announced that it would generally take into account three factors in such analysis: the effect on competition, the effect on rates and the effect on regulation. Bay State intends to make appropriate filings with respect to the Merger with the FERC as soon as practicable following the Special Meeting.

  In accordance with the terms of their respective authorizations from the FERC to sell electric power at wholesale in interstate commerce at market based rates under section 205 of the Federal Power Act, Northern Indiana and the power-marketing affiliates of Industries and Bay State intend to file any required notifications of a "change in status" with FERC to inform FERC of the Merger Agreement and advise FERC that Northern Indiana and the power-marketing affiliates of both Industries and Bay State will not deal with one another except under specified circumstances during the pendency of the Merger. Pending FERC approval of the Merger under Section 203, if required, and related action under Section 205, the authorizations under which Northern Indiana and the power-marketing affiliates of both Industries and Bay State engage in market-based sales are expected to remain effective.

  Massachusetts. Bay State is a public utility company subject to the jurisdiction of the MDTE under Chapter 164 of the MGL. Pursuant to Section 96 of Chapter 164 of the MGL, the MDTE is empowered to determine whether a merger involving a public utility is consistent with the public interest. An application for approval of the Merger must be filed with the MDTE within four months after the passage by Bay State and Industries of votes authorizing the Merger. On March 20, 1998, Bay State and Industries filed a joint petition with the MDTE for approval of the Merger, including both the Preferred Merger and the Alternative Merger as soon as practicable.

  New Hampshire. Northern is a public utility subject to the jurisdiction of the NHPUC. Pursuant to 34 N.H. Rev. Stat. Ann. 374:33 ("NHRSA"), the NHPUC must approve the indirect acquisition of 10 percent or more of Northern's stock by Industries, a public utility holding company within the meaning of this provision, as lawful, proper and in the public interest. In the event it is determined that the Alternative Merger will be the structure of the Merger, the passage of legislation authorizing transactions of this type is necessary. On March 20, 1998, Northern, Bay State and Industries filed a joint petition with the NHPUC for approval of the Merger, including both the Preferred Merger and the Alternative Merger, as soon as practicable.

  Maine. Northern is a public utility subject to the jurisdiction of the MPUC. Pursuant to Section 708 of the Maine Revised Statutes, any merger, transfer of ownership or control of an affiliated interest ("Reorganization"), which would include Bay State's interest, is subject to the approval of the MPUC unless exempted by rule or order of the MPUC. The MPUC may not approve a Reorganization unless the applicant establishes that such Reorganization is consistent with the interests of the utility's ratepayers and investors. On March 20, 1998, Northern, Bay State and Industries filed a joint petition with the MPUC for approval of the Merger, including both the Preferred Merger and the Alternative Merger as soon as practicable.

Stock Exchange Listings

  It is a condition to the Merger that the Industries Shares to be issued in the Merger be authorized for listing on the NYSE, subject to official notice of issuance.

Representations and Warranties in the Merger Agreement

  The Merger Agreement contains customary representations and warranties by the parties, certain of which are qualified by a Material Adverse Effect standard (as defined below). Bay State represents and warrants to Industries as to: (i) organization, qualification and capitalization and similar corporate matters; (ii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related transactions; (iii) required regulatory and statutory approvals; (iv) compliance with applicable laws and agreements; (v) reports and financial statements filed with governmental authorities and the accuracy of information contained therein;
(vi) the absence of certain events, changes or effects with regard to itself or any of its subsidiaries; (vii) properties; (viii) employee matters; (ix) tax matters; (x) environmental matters; (xi) litigation; (xii) regulation as a utility; (xiii) the Bay State Shareholder vote required to approve the Merger Agreement and the transactions contemplated thereby; (xiv) brokers; (xv) the fairness opinions of Barr Devlin; (xvi) material contracts; (xvii) and commodity derivatives and credit exposure. Industries represents and warrants to Bay State as to: (i) organization, qualification and capitalization and similar corporate matters; (ii) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related transactions; (iii) required regulatory and statutory approvals; (iv) reports and financial statements filed with governmental authorities and the accuracy of information contained therein; (v) the absence of certain events, changes or effects; (vi) certain employee matters; (vii) tax matters; (viii) environmental matters; (ix) regulation as a utility; and (x) brokers.

  As to each company, "Material Adverse Effect" is defined to mean a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of the company and its subsidiaries taken as a whole.

Conduct of Business Pending the Merger

  Bay State. The Merger Agreement provides that, pending the consummation of the Merger or the earlier termination of the Merger Agreement, except as expressly contemplated by the Merger Agreement or any joint venture into which Bay State and Industries may enter or except to the extent that Industries may consent in writing: Bay State will and will cause its subsidiaries to conduct its business in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve their business organizations, goodwill and relationships with regulators, customers, suppliers and others having business dealings with them and to keep available the services of its current officers and key employees. In addition to the foregoing, Bay State has also agreed (as to itself and its subsidiaries) to certain limitations on its ability to: (i) declare dividends and other distributions on, split, reclassify, repurchase or redeem, shares of its capital stock other than the redemption of preferred stock according to its terms; (ii) issue or pledge shares of its capital stock, except pursuant to existing stock plans; (iii) make capital expenditures in excess of amounts budgeted; (iv) make acquisitions of businesses or dispose of assets with a value in excess of $2 million in the aggregate; (v) liquidate, dissolve, merge or otherwise reorganize; (vi) make additional investments in joint ventures or partnerships; (vii) make changes in employee compensation and benefit plans;
(viii) incur indebtedness outside the ordinary course of business; (ix) enter into material leases or financial derivatives contracts, except for gas hedging purposes; (x) discharge liabilities outside the ordinary course of business; (xi) amend its organizational documents; (xii) make changes in its accounting methods or rates or standards of service; (xiii) construct additional gas transmission, delivery or storage capacity; (xiv) modify material contracts; (xv) discharge material claims, liabilities or obligations; (xvi) change its 1935 Act status; (xvii) make or rescind material elections relating to taxes, except as required by law; (xviii) take any action that would jeopardize the qualification of the Merger as a tax-free reorganization; and (xix) take certain other actions, in each case pending the consummation of the Merger or earlier termination of the Merger Agreement, except as expressly contemplated by the Merger Agreement, any joint venture between Bay State and Industries or to the extent Industries may consent in writing.

  Pursuant to the Merger Agreement, pending consummation of the Merger, Bay State will and will cause its management and that of its subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Industries concerning Bay State's and its subsidiaries' businesses.

  Industries. During the period from the date of the Merger Agreement until the Effective Time or the earlier termination of the Merger Agreement, Industries will and will cause its subsidiaries to conduct their respective businesses so that the character of the business of Industries and its subsidiaries taken as a whole will not be fundamentally altered.

Conditions to the Merger

  Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Bay State and Industries to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) the Bay State Shareholders shall have approved the Merger Agreement and the transactions contemplated thereby; (ii) Bay State and Industries shall have made all such filings, and obtained all permits, authorizations, consents or approvals, required by any Governmental Entity to consummate the transactions contemplated by the Merger Agreement, and that the orders issued by any Governmental Entity shall have no conditions that would have a Material Adverse Effect on either Bay State or Industries; (iii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired; (iv) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; (v) the Industries Shares issuable to Bay State Shareholders pursuant to the Merger Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance;
(vi) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and (vii) the common share purchase rights issued pursuant to the Bay State Shareholder Rights Plan dated as of November 15, 1989, between Bay State and The First National Bank of Boston, as rights agent, shall have been redeemed.

  Additional Conditions to Bay State's Obligation to Effect the Merger. The obligation of Bay State to effect the Merger is further subject to the satisfaction or waiver of the following additional conditions: (i) certain representations and warranties of Industries and Acquisition contained in the Merger Agreement shall be true and correct in all material respects; (ii) Industries shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Merger; and (iii) Bay State shall have received a tax opinion of LeBoeuf to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that Bay State Shareholders will not be subject to federal income tax on the receipt of Industries Shares in exchange for Bay State Shares pursuant to the Merger, except that the Bay State Shareholders who exchange their Bay State Shares for Industries Shares and cash, or only cash, will recognize gain, if any, in the Merger but not in excess of the amount of cash received.

  Additional Conditions to Industries' Obligation to Effect the Merger. The obligation of Industries to effect the Merger is further subject to the satisfaction or waiver of the following additional conditions: (i) the representations and warranties of Bay State contained in the Merger Agreement shall be true and correct in all material respects, (ii) Bay State shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Merger, (iii) Industries shall have received a tax opinion of Schiff to the effect that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by Industries or Bay State as a consequence of the Merger, and (iv) Bay State and its subsidiaries shall have received consents to the Merger under certain loan agreements.

Other Acquisition Proposals

  In the Merger Agreement, Bay State has agreed not to solicit, initiate or encourage the submission of any Acquisition Proposal, participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal. However, the Merger Agreement does not prohibit Bay State from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, to the extent that (i) the Bay State Board makes a good faith determination based upon the advice of outside counsel that failure to take such action could reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law, (ii) Bay State provides reasonable notice to Industries that it is taking such action and
(iii) such person or entity enters into a confidentiality agreement with Bay State as provided in the Merger Agreement.

Termination; Termination Fees

  Termination. The Merger Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after its approval by the Bay State Shareholders: (i) by mutual written consent of Industries and Bay State; (ii) by either Industries or Bay State upon written notice (a) if the Merger is not approved by the Bay State Shareholders at the Special Meeting,
(b) if the Merger is not consummated or certain assurances with respect to the Preferred Merger and Alternative Merger structures have not been received on or before December 31, 1998 (which in the former case will be extended to June 30, 1999 if all conditions to closing the Merger, other than the receipt of certain regulatory approvals, shall have been satisfied on December 31, 1998 (unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement, with respect to either date)), (c) if any Government Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable or (d) if Bay State receives an Acquisition Proposal and the Board of Directors of Bay State concludes that failure to modify or withdraw its approval or recommendation of the Merger Agreement, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law; (ii) by Bay State in the event of a material breach of any representation or warranty of Industries or Industries' failure to comply in any material respect with its covenants or agreements and Industries' failure to cure such breach within 20 days of its receipt of notice from Bay State; or
(iii) by Industries in the event of a material breach of any representation or warranty of Bay State or Bay State's failure to comply in any material respect with any of its covenants or agreements and Bay State's failure to cure such breach within 20 days of its receipt of notice from Industries.

  In the event of termination of the Merger Agreement by either Bay State or Industries, except as provided below, the Merger Agreement will become null and void and have no effect, without any liability or obligation on the part of Industries or Bay State, other than provisions relating to confidentiality, expenses (as described under "THE MERGER--Expenses"), and the termination payments described below.

  Termination Fees. The Merger Agreement provides that, if the Merger Agreement is terminated by either Industries or Bay State as a result of a material breach by the other of any representation, warranty or obligation thereunder, the breaching party will pay $10,000,000 to the non-breaching party as liquidated damages. The Merger Agreement further provides that, if the Merger Agreement is terminated by Industries or Bay State because Bay State receives an Acquisition Proposal and the Bay State Board concludes that failure to modify or withdraw its approval or recommendation of the Merger Agreement, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal could reasonably be expected to result in a breach of its fiduciary duties to shareholders under applicable law, Bay State will pay Industries $10,000,000 as liquidated damages within 30 days of the date of such termination and will pay Industries an additional $15,000,000 as liquidated damages upon the consummation of the transactions contemplated by such Acquisition Proposal, or an Acquisition Proposal entered into in lieu thereof, if such consummation occurs within two and one-half years of the termination of the Merger Agreement. The Merger Agreement also provides that, if the Merger Agreement is terminated by Industries following a failure to hold the Special Meeting or to obtain the vote required for approval of the Merger or Alternative Merger or upon a material breach by Bay State of its covenants, representations or warranties, and an Acquisition Proposal has been made, Bay State will pay Industries $10,000,000; provided that Bay State will not be obligated to pay Industries $10,000,000 if no Acquisition Proposal has been made. If Bay State has made the payment specified in the immediately preceding sentence and within two and one-half years consummates a transaction contemplated by such Acquisition Proposal, or an Acquisition Proposal entered into in lieu thereof, Bay State will pay Industries an additional $15,000,000.

Expenses

  Industries, Acquisition and Bay State will each pay its own costs and expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the transactions contemplated thereby, except that the filing fee in respect of the notification and report under the HSR Act and the expenses incurred in connection with the printing, mailing and distribution of this Proxy Statement/Prospectus and the preparation and filing of the Registration Statement will be borne equally by Industries and Bay State.

Amendment, Extension and Waiver

  As indicated above, the Merger Agreement has been amended and restated and may hereafter be further amended by the parties thereto by written agreement prior to the Effective Time, provided that after the approval of the Merger by the Bay State Shareholders, no amendment may be made that would reduce the value of the

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

consideration to be issued upon conversion of Bay State Shares pursuant to the Merger or otherwise adversely affect the rights of the Bay State Shareholders without the approval of such shareholders.

  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (iii) subject to certain limitations, waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Treatment of Bay State Options and Certain Contracts

  As of April 17, 1998, Bay State employees held options to purchase 588,915 Bay State Shares pursuant to the Bay State Key Employee Stock Option Plan ("KESOP"). With respect to the outstanding options, all options are currently exercisable except for options to purchase 71,943 Bay State Shares, which are held by employees of a recently acquired subsidiary of EnergyUSA. Half of these unvested options would vest according to their terms in November 1998, with the remaining half vesting in November 1999.

  The Merger Agreement provides that each option granted by Bay State to acquire Bay State Shares that is outstanding at the Effective Time will remain outstanding after the Effective Time, will be assumed by Industries and will be exercisable upon the same terms and conditions as under the applicable Bay State stock option plan and option agreement, except that such stock option will be exercisable for such whole number of Industries Shares (rounded down) into which the Bay State Shares subject to such option immediately prior to the Effective Time would have been converted and the option price per share will be appropriately adjusted.

  Pursuant to the Merger Agreement, Industries has agreed to honor all existing severance agreements of Bay State and all union contracts in accordance with their terms as in effect on the date of the Merger Agreement. Bay State will terminate its Dividend Reinvestment Plan as soon as reasonably practicable and at least two months prior to the Effective Time.

Interests of Certain Persons in the Merger

  Bay State Directors and Officers. In the event the Preferred Merger occurs, from and after the Effective Time, the Surviving Corporation Board shall consist of the following members: Gary L. Neale, Stephen P. Adik, Jeffrey W. Yundt, Roger A. Young, Joel L. Singer, Thomas W. Sherman, and four other members from among the existing Bay State Board, to be mutually determined by Industries and Bay State. The officers of the Surviving Corporation shall consist of the officers of Bay State at the Effective Time. In the event the Alternative Merger occurs, Bay State will operate as a division of Northern Indiana, and the officers of Bay State in place immediately prior to the Effective Time will manage the division. The officers managing the operations of Bay State will be the same whether the Preferred Merger or the Alternative Merger is effected.

  Election to Industries' Board. The Merger Agreement provides that Industries will take such action as may be necessary to cause the number of directors comprising the Industries' Board at the Effective Time to be sufficient to permit the appointment of one director of Bay State to be mutually determined by Industries and Bay State to serve as a director of Industries.

  Bay State Severance Agreements. Bay State has entered into severance agreements (the "Severance Agreements") with 16 of its officers and senior managers. The Severance Agreements become operative upon a Change in Control of Bay State (as defined below) and continue in effect for one, two or three years (depending on the type of Severance Agreement) after such Change in Control or, if the Change in Control is based on shareholder approval of a merger transaction, after consummation of such merger. Six employees have Severance Agreements with 3-year terms (the "Three-Year Severance Agreements"), eight employees have Severance Agreements with 2-year terms (the "Two-Year Severance Agreements") and two employees have Severance Agreements with 1-year terms (the "One-Year Severance Agreements"). Each of the Severance Agreements provides for payments and certain other benefits to the officer if the officer's employment is terminated by the officer after a Constructive Discharge (as defined below) or is terminated by Bay State or by the Surviving Corporation, as the case may be, for any reason other than death, disability or cause at any time during the period that begins on the date of a Change in Control and ends either 12, 24 or 36 months (depending on the type of Severance Agreement) after the closing of the transaction giving rise to such Change in Control. Severance payments include: (i) a lump sum payment equal to the present value of 12, 24 or 36 (depending on the type of Severance Agreement) months of the monthly salary and bonus being paid to the officer at the time of termination; (ii) a lump sum payment equal to the actuarial value of the excess of (x) the aggregate of the benefits payable under the Bay State Retirement Plan and the Bay State Supplemental Executive Retirement Plan or any other related excess benefit plan (the "Retirement Plans"), assuming one, two or three (depending on the type of Severance Agreement) years of participation in the Retirement Plans and assuming the officer continued to be compensated at the same rate as just prior to termination, over (y) the actual benefit payable to the officer under the Retirement Plans; (iii) a lump sum equal to the present value of the expected employer contributions for one, two or three (depending on the type of Severance Agreement) years to the officer's account under the Bay State 401(k) Plan; and continuation of welfare plan benefits, including medical, dental and death benefits and perquisites for one, two or three (depending on the type of Severance Agreement) years.

  The Three-Year Severance Agreements provide that the employee is entitled to a tax gross-up payment if it is determined that any payment (including the value of any benefits) from Bay State to the employee would be subject to the excise tax imposed by Section 4999 of the Code. The One-Year and Two-Year Agreements provide that payments and benefits payable there under will be reduced so that no such taxes are incurred.

  "Change in Control" is defined in the Severance Agreements as, among other things, approval by the Bay State Shareholders of any consolidation or merger of Bay State in which Bay State is not the continuing or surviving corporation other than a consolidation or merger in which holders of Bay State's common stock immediately prior to the consolidation or merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger as immediately before. The Merger will constitute such a transaction and therefore the shareholder approval of the Merger Agreement would constitute a Change in Control for purposes of the Severance Agreements. A qualifying termination of an employee's employment after Bay State Shareholder approval, but before consummation of the Merger, could result in distribution of payments and benefits under the Severance Agreements even if the Merger is not consummated. If the transaction is abandoned, terminations after the date of abandonment would not result in distribution of payments and benefits under the Severance Agreements.

  "Constructive Discharge" is defined in the Severance Agreements as: (i) a material change by Bay State of the employee's functions, duties or responsibilities which change would cause the employee's position with Bay State to become of less dignity, responsibility, importance, prestige or scope, including, without limitation, a diminution in perquisites to which the employee is currently entitled, such as office size and status and secretarial and clerical staff; (ii) assignment or reassignment by Bay State of the employee to another place of employment more than 50 miles from the employee's current place of employment; (iii) liquidation, dissolution, consolidation or merger of Bay State or transfer of all or substantially all of its assets, other than a merger in which a successor corporation with a net worth at least equal to that of Bay State assumes the Severance Agreements and all of Bay State's obligations thereunder; (iv) a reduction in the employee's base compensation of benefits, unless part of a reduction for all management employees of Bay State; or (v) a material breach of the Severance Agreement by Bay State. Employees claiming a Constructive Discharge must give written notice of the event relied upon either within one year from the occurrence of the event or before the end of the term of the Severance Agreement, whichever comes first. Bay State and Industries have agreed that changes in Roger Young's, Thomas Sherman's and Joel Singer's positions resulting from consummation of the Merger will result in a Constructive Discharge of these officers within the meaning of their Severance Agreements. Industries has entered into letter agreements with Roger Young and Thomas Sherman whereby, effective upon consummation of the Merger, their Severance Agreements will be replaced by the employment and noncompetition agreements discussed below.

  If the employment of all 16 officers with Severance Agreements had been terminated as of the date of this Proxy Statement/Prospectus, the estimated aggregate cost to Bay State under the Severance Agreements would not have exceeded $19,000,000. Neither Bay State nor Industries has any current intention to take any action which would result in a Constructive Discharge of any of the 16 officers other than Roger Young, Thomas Sherman and Joel Singer.

  Employment and Noncompetition Agreements. Industries has entered into letter agreements with each of Roger Young and Thomas Sherman to terminate their Severance Agreements with Bay State and to enter into employment and noncompetition agreements with, in the case of the Preferred Merger, the Surviving Corporation and, in the case of the Alternative Merger, Northern Indiana upon consummation of the Merger. For purposes of this section, the term the "Company" shall refer to Acquisition or Northern Indiana, as the case may be. At the Effective Time, these agreements will supersede all prior agreements, understandings or commitments between Bay State and each of the above-named executives with respect to the terms and conditions of such executive's employment with Bay State or any successor thereto. The material terms and conditions of these agreements, as agreed in principle, are described below.

  The employment agreement between the Company and Roger Young (the "Young Agreement") will become effective at the Effective Time and remain in effect for a period of nine months (the "Young Term"). Pursuant to the Young Agreement, Mr. Young will serve as a senior executive officer of the Company, under the Preferred Merger or, under the Alternative Merger, in a position with similar authority and responsibility with a division thereof. The Young Agreement will provide that, during his employment period, Mr. Young will receive a base payment of $614,549 in lieu of his current base salary and target bonus with Bay State, plus a performance bonus of 3.75% (capped at $1,600,000) of Industries' earnings before extraordinary items, losses and discontinued operations, interests, taxes, depreciation and amortization for fiscal year 1999 ("Young Performance Bonus"). The Young Agreement will further provide that the Young Performance Bonus (with the exception of compensation payable under the Stock Performance Sharing Plan (as defined below)), together with the consideration payable to Mr. Young under his noncompetition agreement, as discussed below, will be in lieu of any payment due under the Severance Agreement between Bay State and Mr. Young. The Young Agreement will also provide for Mr. Young to elect to defer the receipt of compensation. The Young Agreement provides that Mr. Young is entitled to tax gross-up payment if it is determined that any payment from Acquisition to Mr. Young would be subject to the excise tax imposed by Section 4999 of the Code.

  If Mr. Young's employment is terminated before the end of the Young Term for any reason other than by the Company for cause or by Mr. Young (other than due to reassignment more than 50 miles from his current place of employment), Mr. Young will be entitled to the payment of his salary through the end of the Young Term and the full Young Performance Bonus. The Young Agreement prohibits Mr. Young from disclosing, during the Young Term and at any time thereafter, without the prior written consent of Industries, any confidential matters to anyone outside of Industries or its subsidiaries or their predecessors for as long as such matters remain confidential and not generally known to the public. The Young Agreement also provides that Mr. Young will be indemnified under the Company's by-laws and covered by its officer's liability insurance policies to the extent that the Company provides such coverage for its other officers.

  Pursuant to the Noncompetition Agreement to be entered into by the Company and Mr. Young, Mr. Young will agree not to compete with Industries or its subsidiaries or any of their predecessors or to solicit their employees during the term of his employment with the Company and for a period of three years thereafter in consideration for $2,800,000 to be paid following the termination of his employment. The Noncompetition Agreement will also provide for Mr. Young to elect to defer receipt of any compensation payable thereunder.

  The employment agreement between the Company and Thomas Sherman (the "Sherman Agreement") will become effective at the Effective Time and remain in effect for a period of 12 months (the "Sherman Term"). Pursuant to the Sherman Agreement, Mr. Sherman will serve as a senior financial officer of the Company under the Preferred Merger, or, under the Alternative Merger, in a position with similar authority and responsibility with a division thereof. The Sherman Agreement will provide that, during the Sherman Term, Mr. Sherman will receive a base payment of 301,131 in lieu of his current base salary and target bonus with Bay State, plus a performance bonus of 1.0% (capped at $425,000) of Industries' earnings before extraordinary items, losses and discontinued operations, interests, taxes, depreciation and amortization for fiscal year 1999 ("Sherman Performance Bonus"). The Sherman Agreement will further provide that the Sherman Performance Bonus (with the exception of compensation payable under the Stock Performance Sharing Plan), together with the consideration payable to Mr. Sherman under his noncompetition agreement, as discussed below, will be in lieu of any payment due under the Severance Agreement between Bay State and Mr. Sherman. The Sherman Agreement will also provide for Mr. Sherman to elect to defer the receipt of compensation. The Sherman Agreement provides that Mr. Sherman is entitled to a tax gross-up payment if it is determined that any payment from the Company to Mr. Sherman would be subject to the excise tax imposed by Section 4999 of the Code.

  If Mr. Sherman's employment is terminated before the end of the Sherman Term for any reason other than by the Company for cause or by Mr. Sherman (other than due to reassignment more than 50 miles from his current place of employment), Mr. Sherman will be entitled to the payment of his salary through the end of the Sherman Term and the full Sherman Performance Bonus. The Sherman Agreement prohibits Mr. Sherman from disclosing, during the term of the Sherman Agreement and at any time thereafter, without the prior written consent of Industries, any confidential matters to anyone outside of Industries or its subsidiaries or their predecessors for as long as such matters remain confidential and not generally known to the public. The Sherman Agreement also provides that Mr. Sherman will be indemnified under the Company's by-laws and covered by officer's liability insurance policies to the extent that the Company provides such coverage for its other officers.

  Pursuant to the Noncompetition Agreement to be entered into by the Company and Mr. Sherman, Mr. Sherman will agree not to compete with Industries or its subsidiaries or any of their predecessors or to solicit their employees during the term of his employment with the Company and for a period of three years thereafter in consideration for $600,000 to be paid following the termination of his employment. The Noncompetition Agreement will also provide for Mr. Sherman to elect to defer receipt of any compensation payable thereunder.

  Bay State Stock Accumulation Plan for Outside Directors. The Bay State Stock Accumulation Plan for Outside Directors (the "Stock Accumulation Plan") is designed to align the interests of the members of the Bay State Board who are not employees of Bay State or its subsidiaries ("Outside Directors") more closely with the interests of Bay State Shareholders by paying a portion of their compensation in Bay State Shares. Outside Directors are paid an annual base retainer in consideration of their service on the Bay State Board. Each person who is an Outside Director on January 1, 1997 and on each anniversary thereof and who has not elected to opt out of the Stock Accumulation Plan is paid his or her annual retainer in Bay State Shares, purchased by Bay State on the open market. For purposes of the Stock Accumulation Plan, the term "retainer" does not include meeting fees, travel expenses, fees for service on Board committees, or additional retainers for service as chairman of the Bay State Board. Unless Outside Directors are otherwise exempted from participation in the Stock Accumulation Plan by the Compensation Committee of the Bay State Board, the retainer is credited to the directors' stock accounts (the "Stock Accounts") once annually at the time of Bay State's Annual Meeting of Shareholders. The shares are held by Bay State and the participants Stock Accounts are credited. Dividends accruing on such shares are payable in cash. Generally, a participant is not vested in a particular retainer payment and dividends attributable thereto until completion of two years of service from such retainer payment date. However, under the terms of the Stock Accumulation Plan, upon death, disability, attainment of age 65 with at least five years of service on the Bay State Board, opting out of the Stock Accumulation Plan, or the occurrence of a "Change in Control" of Bay State, including approval of the Merger Agreement by the Bay State Shareholders, shares of common stock credited to a participant's Stock Account immediately vest. Several members of the Bay State Board have received awards of Bay State Shares under the Stock Accumulation Plan, which are not currently exercisable and which would vest upon shareholder approval of the Merger.

  Bay State Stock Performance Sharing Plan. The Bay State Stock Performance Sharing Plan (the "Stock Performance Sharing Plan") provides long-term stock-based incentives to certain employees of Bay State. Annual awards are made at the discretion of the Bay State Board in the form of performance shares ("Performance Shares") which, upon vesting in accordance with the Stock Performance Sharing Plan, may be exchanged for (i) a cash payment in an amount equal to the closing price for Bay State's Shares on the day before the date of vesting; provided, however, that, except as set forth below, such cash payment will only be made on the condition that the recipient immediately invest all of the payment in Bay State Shares; and (ii) an additional cash payment equal to the dividends which would have been paid on all such shares between the date of grant and the date of vesting. The requirement of purchasing Bay State Shares does not apply to payments under the Stock Performance Sharing Plan made as a result of a change of control of Bay State. The Performance Shares awarded to a participant in any year vest at the end of the three-consecutive year period beginning on the date the award is granted (a "Performance Period"), depending on Bay State's total return to shareholders for the Performance Period. Under the terms of the Stock Performance Sharing Plan, upon the occurrence of a "Change in Control" of Bay State, including approval of the Merger Agreement by Bay State Shareholders, each participant is entitled to payment of fifty percent of the Performance Shares awarded to him or her for the Performance Period in which the Change in Control occurs. Participants in the Stock Performance Sharing Plan that received awards under the Stock Performance Sharing Plan and its predecessor, the Bay State Key Employee Long-Term Incentive Plan, all of which are not currently exercisable and/or subject to forfeiture, fifty percent of which would vest upon approval of the Merger Agreement by Bay State Shareholders. Because such approval constitutes change of control under the Stock Performance Sharing Plan, the awards that will vest as a result of such approval are not required to be used to purchase Bay State Shares.

  Director and Officer Indemnification and Insurance. Pursuant to the Merger Agreement, Industries has agreed that, from and after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director and officer of Bay State or any of its subsidiaries against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Bay State or such subsidiary is permitted under applicable law or its organizational documents.

  In addition, the Merger Agreement provides that Industries will cause to be maintained Bay State's existing D&O Insurance coverage for a period of six years after the Effective Time for all persons who are covered persons under Bay State's D&O Insurance, so long as the annual premium therefor does not exceed 200% of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); provided, however, that if the existing D&O Insurance expires, is terminated or canceled during such six-year period, Industries will use all reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess on an annualized basis of 200% of the Current Premium.

Portland Natural Gas Transmission System

  NI Energy Services Development Corp., a wholly owned subsidiary of Industries ("NESDC"), has acquired 50% of Bay State's equity interest (the "Equity Interest") in Portland Natural Gas Transmission System ("PNGTS"), a Maine general partnership. Bay State's wholly owned subsidiary Natural Gas Development, Inc. ("NGDI") is a partner in PNGTS which was established to develop a natural gas transmission pipeline in northern New England. In connection with NESDC's acquisition of 50% of the Equity Interest, NESDC loaned Granite, NGDI's direct parent company, approximately $4,800,000 to finance certain capital contributions of NGDI due to PNGTS (the "Bridge Note"). In consideration for 50% of the Equity Interest, NESDC paid NGDI one-half of the book value of the Equity Interest less the outstanding principal amount and interest of the Bridge Note. Industries and Bay State have also agreed that if the Merger is not consummated, NESDC will pay NGDI an amount equal to (a) the difference, if any, between one-half of the fair market value of the Equity Interest and one-half of the book value of the Equity Interest
(b) plus interest on such difference at the rate of 9% per year from the date NESDC acquires 50% of the Equity Interest through a mutually agreed upon date subsequent to the termination of the Merger Agreement.

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

Effective Time of the Merger

  If the Merger Agreement is approved by the requisite vote of the holders of Bay State Shares at the Special Meeting and the other conditions to the Merger are satisfied or waived, the Merger will become effective upon the filing of Articles of Merger with the Secretary of the Commonwealth of Massachusetts or, with respect to the Alternative Merger only, when Articles of Merger are also filed with the Secretary of State of any other jurisdiction that may be required or, in either case, at such later date as provided in the Articles of Merger. The filing or filings, as the case may be, of Articles of Merger will be made as soon as practicable after all conditions to the Merger Agreement have been satisfied or waived.

Operation of Bay State after the Merger

  After the Effective Time, if the Preferred Merger has been effected, the Surviving Corporation will change its name to "Bay State Gas Company," remain a wholly owned subsidiary of Industries and conduct Bay State's gas utility business, subject to regulation to the same extent Bay State's gas utility business is now regulated by applicable regulatory agencies. Bay State's subsidiaries will continue to be legally separate corporations, and Bay State's regulated subsidiaries will continue to be fully subject to regulation to the extent now regulated by applicable regulatory agencies. The Surviving Corporation will maintain corporate offices in Westborough, Massachusetts. After the Effective Time, Bay State's current subsidiaries, including Northern and Granite, may remain as subsidiaries of the Surviving Corporation or may become direct subsidiaries of Industries or of another Industries subsidiary. If the Alternative Merger is effected, Bay State and Northern will have been merged into Northern Industries which will remain a wholly owned subsidiary of Industries.

Material Federal Income Tax Consequences to Certain Shareholders

  The discussion below contains a summary of the respective tax opinions of LeBoeuf and Schiff on the material federal income tax consequences of the Merger, which opinions are filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part. The opinions filed with the Registration Statement do not satisfy the waivable tax opinion condition for consummation of the Merger. See "--Conditions to the Merger." Together, LeBoeuf and Schiff have opined on all material federal income tax consequences of the Merger, except for the matters specifically addressed below. The discussion is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that Bay State Shareholders hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular Bay State Shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, persons who are not treated as United States persons under the Code (including the effects of the Foreign Investment in Real Property Tax Act on such persons who are not treated as United States persons under the Code) and Bay State Shareholders who acquired their Bay State Shares through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction, nor does it address the effect of the Merger on Bay State or Industries in respect of any asset as to which unrealized gain is required to be recognized for U.S. federal income tax purposes at the end of each taxable year under a mark-to-market system.

  Neither Bay State nor Industries has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger, and the opinions of counsel as to such federal income tax consequences referred to below will not be binding on the IRS.

  Tax Opinion. The consummation of the Merger is conditioned upon the receipt by Bay State and Industries of additional opinions of LeBoeuf and Schiff prior to the Effective Time. Schiff is of the opinion, subject to the assumptions set forth below being true and correct as of the Effective Time, that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that accordingly neither Industries nor Bay State will recognize gain or loss as a result of the Merger. Although it is the opinion of Schiff that the Alternative Merger

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

will constitute a reorganization within the meaning of Section 368(a) of the Code and that, accordingly, neither Industries nor Bay State will recognize gain or loss as a result of the Alternative Merger, there is a remote risk that the IRS could assert that the merger of Northern with and into Northern Indiana was for consideration consisting of a combination of stock and cash in the same proportion as the aggregate proportion of stock and cash received by the holders of Bay State Shares in the merger of Bay State with and into Northern Indiana. If the merger of Northern with and into Northern Indiana were determined to be in exchange for stock and cash as aforesaid, such merger would be fully taxable. In such case, Northern would be treated as having sold its assets to Northern Indiana for stock and cash having a fair market value equal to the fair market value of such assets and would recognize gain, if any, equal to the difference between Northern's tax basis in such assets and the fair market value of such stock and cash. There are no federal income tax regulations, court decisions or published IRS rulings bearing directly on this issue.

  LeBoeuf is of the opinion, subject to the assumptions set forth below being true and correct as of the Effective Time, that Bay State Shareholders that exchange their shares solely for Industries Shares will not recognize gain or loss in the Merger and Bay State Shareholders that exchange their shares for Industries Shares and cash, or solely for cash, will recognize gain, if any, in the Merger but not in excess of the amount of cash received.

  Although the requirement for receipt of the additional tax opinions is waivable by the parties, it is expected that such opinions will be received and that the requirement will not be waived by either party. In the event that
(i) either Industries or Bay State waives this condition and (ii) the related change in tax consequences is material to Bay State Shareholders, Bay State will furnish a supplement to this Proxy Statement/Prospectus to its Shareholders disclosing such waiver and all related material matters, and proxies will be resolicited.

  The foregoing opinions are based upon (i) certain representations of Bay State, Acquisition, Northern Indiana (in the case of the Alternative Merger), certain shareholders and Industries which are in form and substance reasonably satisfactory to counsel (ii) the assumption that the Merger will be consummated in accordance with its terms, and (iii) the assumption that in the event the Preferred Merger is not possible and the Alternative Merger is chosen, the Merger Agreement is not materially amended such that its terms and conditions do not meet the requirements of a reorganization pursuant to
Section 368(a) of the Code. If LeBoeuf or Schiff is unable to issue its opinion as a result of the Merger possibly failing to satisfy the continuity of interest requirements relating to reorganizations described in Section 368(a) of the Code, the number of Industries Shares to be issued in the Merger will be increased to the minimum extent necessary to permit such opinions to be given, and the amount of cash to be paid will be reduced as described under "THE MERGER--Cash Elections; Allocation and Proration."

  This concludes the summary of the opinions of counsel with regard to the material federal income tax consequences of the Merger. The discussion below describes further federal income tax considerations of relevance to certain Bay State Shareholders in connection with the Merger.

  Bay State Shareholders--General. As discussed below, the federal income tax consequences of the Merger to a Bay State Shareholder depend on whether such holder receives cash or Industries Shares or some combination thereof in exchange for such holder's Bay State Shares.

  Only Industries Shares Received. Except as discussed below with respect to cash received in lieu of a fractional Industries Share, a Bay State Shareholder that receives only Industries Shares in the exchange of such holder's Bay State Shares will not recognize gain or loss. The adjusted tax basis of the Industries Shares received in the Merger will be the same as the adjusted tax basis Bay State Shares exchanged therefor decreased by the basis of any fractional share interest for which cash is received in the Merger. The holding period of the Industries Shares received will include the holding period of Bay State Shares exchanged therefor.

  Only Cash Received. A Bay State Shareholder that receives solely cash in the Merger in exchange for such holder's Bay State Shares will either recognize capital gain or loss measured by the difference between the amount of cash received and the adjusted tax basis of the Bay State Shares exchanged therefor or dividend income, as provided in Section 302 of the Code. See "--Additional Considerations" below.

  Industries Shares and Cash Received. Except as discussed below with respect to cash received in lieu of a fractional Industries Share, a Bay State Shareholder that, as a result of prorations or allocations resulting from limitations on cash (see "THE MERGER--Cash Elections; Allocation and Proration") or as a result of not making a Cash Election with respect to all of such holder's Bay State Shares, receives both Industries Shares and cash in the exchange for Bay State Shares will not recognize loss in such exchange. However, under Section 356(a)(1) of the Code, such holder will recognize gain (measured by the sum of the fair market value of the Industries Shares received plus the amount of any cash received minus the adjusted tax basis of the Bay State Shares exchanged), if any, but only to the extent of the amount of any cash received. A Bay State Shareholder will either recognize capital gain or dividend income, as provided in Section 302 of the Code. See "-- Additional Considerations" below.

  The adjusted tax basis of the Industries Shares received will be the same as the adjusted tax basis of the Bay State Shares exchanged therefor, decreased by the basis of any fractional share interest for which cash is received in the Merger, and further decreased by the amount of cash received (other than cash received for a fractional share interest), and increased by the amount of gain recognized on the exchange (including any portion that is treated as a dividend). The holding period of the Industries Shares received will include the holding period of the Bay State Shares exchanged therefor.

  Additional Considerations. It is possible that, under certain circumstances, the gain recognized by a Bay State Shareholder could be treated as dividend income rather than capital gain unless the requirements of Section 302 of the Code are satisfied. In order to determine whether those requirements are satisfied, a shareholder is treated as having received solely Industries Shares in the Merger (instead of the cash actually received) and then having received cash from Industries in a hypothetical redemption of those shares. The hypothetical redemption will satisfy the requirements under Section 302 of the Code if it either (i) is "not essentially equivalent to a dividend" or
(ii) has the effect of a "substantially disproportionate" redemption of Industries Shares. Whether such hypothetical redemption of Industries Shares is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each shareholder but in any event must result in a meaningful reduction of a shareholder's proportionate stock interest in Industries. Generally, in the case of a Bay State Shareholder whose stock interest in Industries (relative to the total number of Industries Shares outstanding) is minimal and who exercises no control over the affairs of Industries, any actual reduction in proportionate interest will be treated as "meaningful" and the hypothetical redemption shall be treated as giving rise to capital gain. Alternatively, the hypothetical redemption of the Industries Share will be "substantially disproportionate" if (i) the ratio which the Industries Shares (and any other Industries voting stock) owned by the shareholder after the hypothetical redemption bears to all of the voting stock of Industries at such time is less than 80% of the ratio which the Industries Shares (and any other Industries voting stock) hypothetically owned by the shareholder after the Merger but before the redemption bears to all of the voting stock of Industries at such time and (ii) the shareholder owns less than 50 percent of the combined voting power of all of the voting stock of Industries outstanding immediately after the hypothetical redemption. Shareholders should consult their tax advisors regarding the application of the foregoing tests and the consequences of not satisfying such tests. In addition, in applying the foregoing tests, there must be taken into account not only actual ownership of stock but also stock constructively owned by a shareholder by reason of certain attribution rules under Section 318 of the Code. Under these rules, a shareholder is treated as owning the stock owned by certain family members, stock subject to an option to acquire such stock, stock owned by certain estates and trusts of which the shareholder is a beneficiary, and stock owned by certain affiliated entities. BECAUSE OF THE COMPLEXITY OF THESE RULES, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

  Fractional Shares. If a Bay State Shareholder receives cash in lieu of a fractional Industries Share in the Merger, such cash amount will be treated as received in exchange for the fractional Industries Share. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional Industries Share reduced by the proportion of the holder's adjusted tax basis in the Bay State Shares exchanged and allocable to the fractional Industries Share.

  THE DISCUSSION ABOVE DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR ALL SPECIFIC FACTUAL CIRCUMSTANCES THAT MAY BE RELEVANT TO THE TAX SITUATION OF EACH BAY STATE SHAREHOLDER. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THE DISCUSSION. EACH BAY STATE SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO HIM OR HER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

Accounting Treatment

  The Merger will be accounted for by Industries using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to the fair value of net assets acquired. The purchase price in excess of the fair value of the net assets acquired will be allocated to utility plant in service of Bay State and Northern and to goodwill for all other Bay State subsidiaries.

Resales of Industries Shares Issued in the Merger; Affiliates

  All Industries Shares issued in the Merger will be freely transferable, except that Industries Shares received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act) of Bay State or Industries prior to the Merger may be sold by them only in transactions permitted under the resale provisions of Rule 145 under the Securities Act (with respect to affiliates of Bay State) or Rule 144 under the Securities Act (with respect to persons who are or become affiliates of Industries), or as generally permitted under the Securities Act. Persons who may be deemed to be affiliates of Bay State or Industries generally include individuals or entities that control, are controlled by, or are under common control with Bay State or Industries, respectively, and may include certain officers, directors and principal shareholders of such corporations.

  Affiliates may not sell the Bay State Shares received by them in the Merger except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 (or Rule 144, in the case of persons who become affiliates of Industries) under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an affiliate would be able to sell Industries Shares received in the Merger only through unsolicited "broker's transactions" or in transactions directly with a "market maker," as such terms are defined in Rule
144. Moreover, the number of Industries Shares sold by an affiliate during any three-month period may not exceed the greater of 1% of the outstanding Industries Shares or the average weekly trading volume in Industries Shares on all exchanges during the four calendar weeks proceeding the sale. Sales under Rule 144 are also subject to the availability of current public information about Industries. The restrictions on sales will cease to apply under most circumstances once the former Bay State affiliate has held the Industries Shares for at least two years. Industries Shares held by persons who are or become affiliates of Industries will be subject to additional restrictions on sale.

                    DESCRIPTION OF INDUSTRIES CAPITAL STOCK

General

  The authorized capital stock of Industries, as of April 17, 1998, consists of 400,000,000 Industries Shares, of which 123,168,448 shares were issued and outstanding and 20,000,000 preferred shares, of which no shares were issued and outstanding. The description of the material aspects of Industries' capital stock set forth herein does not purport to be complete and is qualified in its entirety by reference to Industries' articles of incorporation and by-laws, as well as by applicable statutory or other law. Upon issuance and delivery of Industries Shares pursuant to the Merger Agreement, such shares will be fully paid and nonassessable.

Industries Common Stock

  Voting. Each holder of Industries Shares will be entitled to one vote per share on each matter submitted to a vote at a meeting of shareholders.

  Dividends. The holders of Industries Shares will be entitled to receive dividends when and as declared by Industries' Board, subject to any rights of holders of any preferred shares of Industries.

  Liquidation. In the event of any liquidation, dissolution or winding up of Industries, the holders of Industries Shares will be entitled to receive the remaining assets after payment to the holders of preferred shares of the preferential amounts, if any, to which they are entitled.

  Preemptive Rights. Holders of Industries Shares are not entitled, as a matter of right, to subscribe for, purchase or receive any new or additional issue of Industries capital stock or securities convertible to capital stock of Industries.

  Listing and Transfer Agent. Industries Shares are listed on the NYSE, PSE and CSE. The transfer agent and registrar for Industries Shares is Harris Trust and Savings Bank.

                        COMPARATIVE SHAREHOLDER RIGHTS

  The rights of holders of Bay State Shares and Industries Shares are currently governed by Chapter 164 of the MGL and certain sections of Chapter 156B of the MGL incorporated by reference into Chapter 164 (hereinafter references to "Chapter 164" shall include the provisions of Chapter 156B which Chapter 164 makes applicable to corporations subject to Chapter 164) and the Indiana Business Corporation Law (the "Indiana BCL"), respectively, and the respective articles of incorporation and by-laws of each corporation ("Bay State's Articles" and "Industries' Articles" and "Bay State's By-Laws" and "Industries' By-Laws," respectively). Upon consummation of the Merger, holders of Bay State Shares will become holders of Industries Shares, and their rights will be governed by the Indiana BCL, Industries' Articles and Industries' By-Laws. A summary of certain material differences between the rights of holders of Bay State Shares and the holders of Industries Shares is set forth below.

  The following does not purport to be a comprehensive description of the differences between the corporate and public utility laws of Indiana and Massachusetts, or between the rights of Bay State Shareholders and holders of Industries Shares, and is qualified in its entirety by reference to the Indiana BCL, Chapter 164, all other Indiana and Massachusetts laws and the governing documents of Industries and Bay State.

Common and Preferred Shares

  Industries' Articles authorize the issuance of 400,000,000 Industries Shares, of which 123,168,448 shares were issued and outstanding as of April 17, 1998, and the issuance of 20,000,000 preferred shares, none of which were issued and outstanding as of April 17, 1998. Preferred shares of Industries may be issued in series having such rights and preferences as may be designated by Industries' Board. As of the date hereof, Industries has one series of 2,000,000 preferred shares designated Series A Junior Participating Preferred Shares, reserved for issuance in connection with Industries' Share Purchase Rights Plan. See "--Share Purchase Rights Plans" below. There are no restrictions on the issuance of additional Industries preferred shares.

  Bay State's Articles authorize the issuance of 36,000,000 Bay State Shares, 150,000 shares of cumulative preferred stock, $50 par value per share, and 200,000 shares of cumulative preferred stock, $100 par value per share. The Bay State Preferred Shares may be issued in series having such rights and preferences as may be designated by the Bay State Board. At the close of business on April 17, 1998, 13,525,014 Bay State Shares, no shares of cumulative preferred stock, $50 par value per share, and no shares of cumulative preferred stock, $100 par value per share, were issued and outstanding. At the close of business on April 17, 1998, Bay State had 1,588,666 Bay State Shares reserved for issuance pursuant to its KESOP, Stock Performance Sharing Plan and Dividend Reinvestment Plan and 13,525,014 Bay State Shares reserved for issuance in connection with Bay State's Shareholder Rights Agreement. See "--Share Purchase Rights Plans" below. Except as provided for in the Merger Agreement, there are no restrictions on the issuance of additional Bay State Preferred Shares.

  Pursuant to the Merger Agreement, all outstanding Bay State Preferred Shares were redeemed by Bay State effective March 1, 1998, and are no longer outstanding.

General Voting Rights

  Common Shares. Holders of Industries Shares and Bay State Shareholders are entitled to one vote for each share held of record upon any matter submitted to a vote of Industries shareholders and Bay State Shareholders, respectively.

  Preferred Shares. Industries' Articles and Bay State's Articles both provide that the holders of preferred shares have no voting rights except as provided in the resolutions of the board of directors establishing the particular series of preferred shares or as provided by applicable state law. The resolutions establishing Industries' Series A Junior Participating Preferred Shares provide that the holders of such shares, when issued and outstanding, shall be entitled to 100 votes per share on all matters submitted to a vote of the shareholders, subject to adjustments for share splits, share dividends and other events.

  Voting Power. Upon consummation of the Merger, based on the number of shares outstanding as of April 17, 1998, assuming the exercise of all outstanding Bay State options and assuming the consideration paid by Industries in the Merger was comprised of 50% Industries Shares and 50% cash, Bay State Shareholders would hold approximately 9.9 million (or 7.4%) of the approximately 133 million Industries Shares. Following the Merger, Bay State Shareholders will therefore not possess the same relative voting power on matters put to a vote of the shareholders of Industries as that possessed in regard to Bay State prior to the Merger. Neither Bay State's Articles nor Industries' Articles permits cumulative voting in the election of directors.

Certain Business Combinations and Share Purchases

  Chapters 110D and 110F of the MGL and Chapters 42 and 43 of the Indiana BCL regulate, respectively, "control share acquisitions" of securities of, and "business combinations" with, certain Massachusetts and Indiana corporations, including, in some instances, Bay State or Industries. The Merger qualifies for exemptions from the requirements of Chapters 110D and 110F.

  In both the Massachusetts and Indiana statutes, a "control share acquisition" is deemed to occur when a person accumulates beneficial ownership of shares of a corporation subject to the statute which, when added to all other shares of such corporation beneficially owned by such person, would entitle such person, upon acquisition of such shares, to vote or direct the voting of shares of such corporation having voting power in the election of directors within any of the following ranges of voting power: (i) one-fifth or more but less than one-third of all voting power; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Shares acquired in a control share acquisition have the same voting rights as all other shares of the same class or series of the corporation only to the extent authorized by the affirmative vote of the holders of a majority of all of the shares entitled to vote generally in the election of directors, excluding shares held by the acquiring person, any officer of such corporation or any employee of such corporation who is also a director of the corporation. The acquiring person may cause a special shareholder meeting to be held to consider whether the acquiring person can vote its shares. If no such request for a shareholders' meeting is made, consideration of the voting rights of the acquiring person's shares must be taken up at the next special or annual shareholders' meeting of the corporation. In the event the acquiring person fails to file a statement requesting such a meeting or the remaining shareholders vote not to accord voting rights to the acquiring person's shares, the corporation may redeem all of the acquiring person's shares for fair value. In Indiana such a redemption must be authorized in the corporation's articles or bylaws before a control share acquisition has occurred. Industries' By-Laws authorize such a redemption. If voting rights are accorded to the acquiring person and the acquiring person acquires beneficial ownership of a majority of the shares of the corporation entitled to vote on the election of directors, each shareholder of record who has not voted in favor of according the acquiring person such voting rights may demand payment and an appraisal for his or her stock at fair value. Regardless of the foregoing, full voting rights will be restored to the shares of an acquiring person upon the transfer of beneficial ownership of such shares to another person unless such transfer itself constitutes a control share acquisition.

  Chapter 110F of the MGL regulates "business combinations" involving certain Massachusetts corporations and an "interested person." An "interested person" is deemed to be, subject to certain limitations, either (i) a person who acquires 5% or more of the outstanding voting stock of such corporation, or
(ii) an affiliate of such corporation who owned 5% or more of the outstanding voting stock within the three year period immediately preceding the date of the business combination, and the affiliates of such person. A "business combination" includes a merger, consolidation and sale or other disposition of either 10% or more of the aggregate market value of the assets of the corporation and its subsidiaries or of the outstanding stock of the corporation, to or with an interested person; any transaction resulting in the issuance or transfer to an interested person of any stock, of the corporation or its subsidiaries (except pursuant to certain exchanges or conversions of securities into stock dividends, distributions or exchange offers made to all holders of stock, or issuances or transfers of stock by the corporation); any transaction involving the corporation or its subsidiaries which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by an interested person; and any receipt by an interested person of the benefit (except proportionately as a shareholder) of loans, guarantees or other financial benefits. The corporation may not engage in any business combination with an interested person for a period of three years following the date such shareholder became an interested person, unless prior to that date the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested person; or unless one of two exceptions is satisfied: (i) upon consummation of the transaction which resulted in the shareholder becoming an interested person, the interested person owned at least 90% of the corporation's outstanding voting stock, excluding shares held by directors who are also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether the shares will be tendered in a tender offer or exchange offer, or (ii) on or subsequent to such date, the business combination is approved by the board of directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested person. This prohibition does not apply to a business combination when such combination is proposed prior to the consummation or abandonment of, and subsequent to the public announcement of, a merger, sale of 50% or more of the aggregate market value of the consolidated assets, or a tender offer for 50% or more of the aggregate market value of the outstanding stock of the corporation; if it is with or by a person who either was not an interested person during the previous three years or who became an interested person with board approval; and is approved or not opposed by a majority of the current directors who were also directors prior to any person becoming an interested shareholder during the previous three years.

  A Massachusetts corporation may elect not to be governed by the control share acquisition or business combination provisions if the shareholders of the corporation approve an amendment to its articles of organization or its bylaws exempting the corporation from the coverage of such provisions. Bay State has not adopted such an amendment.

  Chapter 43 of the Indiana BCL regulates "business combinations" involving certain Indiana corporations with a class of voting shares registered pursuant to the Exchange Act and an "interested shareholder." An "interested shareholder" is deemed to be, subject to certain limitations, (i) a person who is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation; or (ii) an affiliate or associate of the corporation who at any time within the five-year period immediately preceding the date of the business combination was the beneficial owner of 10% or more of the voting power of the then outstanding shares of the corporation. A "business combination" includes a merger, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets, outstanding stock or earning power of the corporation, to or with an interested shareholder; any transaction resulting in the issuance or transfer to an interested shareholder of any stock of the corporation or its subsidiaries having 5% or more of the aggregate market value of all outstanding shares (except pursuant to the exercise of certain warrants or rights to purchase shares, or pro rata dividends or distributions); any proposal for liquidation or dissolution by the interested shareholder; any transaction involving the corporation or its subsidiaries which would result in increasing the proportionate share of the stock of the corporation or its subsidiaries owned by an interested shareholder; and any receipt by an interested shareholder of the benefit (except proportionately as a shareholder) of loans, guarantees or other financial benefits. The corporation may not engage in any business combination with an interested shareholder for a period of five years following the date such shareholder became an interested shareholder, unless prior to that date the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. Subsequent to the expiration of the five year prohibition, a combination will be allowed only if (i) prior to the interested shareholder's share acquisition date, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) the combination is approved by disinterested shareholders or (iii) shareholders, other than the interested shareholder, receive certain amounts and types of consideration in the event a business combination with the interested shareholder that has not been approved takes place after the expiration of the five-year period.

  A corporation may elect not to be governed by the business combination provisions by amendment to its articles of incorporation. Industries has not adopted such an amendment. Industries' Articles have provisions similar to those of Chapter 43 of the Indiana BCL. Under Industries' Articles, any business combination that is proposed by an interested shareholder must be approved by 80% of the outstanding voting shares that are not beneficially owned by the interested shareholder, unless certain fair price and procedural requirements are met, the business combination is approved by Industries' Board before the interested shareholder becomes an interested shareholder, or the business combination is approved by the affirmative vote of the holders of the majority of the outstanding voting shares that are not beneficially owned by the interested shareholder no earlier than five years after such person becomes an interested shareholder.

  The provisions in Chapter 43, the Indiana BCL and Industries' Articles, in effect, encourage a party seeking to control Industries, in advance of the party becoming an interested shareholder, to negotiate and reach an agreement with Industries' Board as to the terms of its proposed business combination. Without such a prior agreement with Industries' Board, it could take over five years for a party who is an interested shareholder to obtain approval of its proposed business combination unless such proposed business combination is approved by the requisite 80% or two-thirds vote or satisfies the fair price and procedural requirements. As a result of these restrictions on business combinations with interested shareholders, takeovers that might be favored by a majority of Industries' shareholders may be impeded or prevented. On the other hand, the negotiation of terms of a takeover transaction in advance is likely to result in more favorable terms for all of the shareholders of Industries than are likely to be offered in takeovers initiated without advance negotiations.

  Massachusetts corporations subject to Chapter 164 may merge or consolidate with one another, or may sell and convey their properties to another corporation, provided that such merger, consolidation or sale, and the terms thereof, have been approved, at meetings called therefor, by vote of the holders of at least two-thirds of each class of stock outstanding and entitled to vote thereon and that the MDTE, after notice and a public hearing, has determined that such merger, consolidation or sale, and the terms thereof, are consistent with the public interest.

Dividends and Repurchase of Stock

  The Indiana BCL provides that the board of directors may authorize and a corporation may make distributions to its shareholders unless (i) the articles of incorporation restrict the directors' power or, (ii) after giving effect to a distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount, if any, required to satisfy preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Industries' Articles provide that Industries' Board may declare dividends on Industries Shares subject to the preferential rights of the preferred shareholders, if any.

  Under Chapter 164, directors of a corporation who vote to authorize any distribution by the corporation to its stockholders which is in violation of the corporation's articles of organization shall be liable to the corporation for the amount by which such distribution exceeds that which could have been made without violation, but only to the extent such excess distribution is not repaid to the corporation. If the corporation is insolvent or is rendered insolvent by the making of any distribution, the directors who voted to authorize such distribution shall be liable to the corporation for the amount of such distribution which exceeds that which could have been made without rendering the corporation insolvent, to the extent such distribution, or such excess, is not repaid to the corporation. The directors who authorized any such distribution shall not be liable if such distribution could have been made without violating the articles of organization or rendering the corporation insolvent at the time when such distribution was authorized, although subsequent payment of such distribution or any part thereof causes such violation or insolvency. In addition, Chapter 164 provides that a stock dividend may not be declared. The Bay State Articles provide that the Bay State Board may declare dividends on Bay State Shares, subject to the preferential rights of the preferred shareholders, if any.

Board of Directors

  The Indiana BCL provides that the articles of incorporation may provide for staggering the terms of directors by dividing the directors into two or three groups, having terms of two or three years, respectively. Industries' Articles provide that Industries' Board shall consist of ten persons and be divided into three classes serving staggered three-year terms. As a result, approximately one-third of Industries' Board is elected each year.

  The articles of organization of a corporation organized under Chapter 164 may require the division of the board of directors into classes. Under Chapter 164, there is no restriction on the number of classes or on the number of directors in each class, although no class may be elected for a period shorter than one year, or a period longer than five years and the term of office of at least one class shall expire in each year. The Bay State By-Laws provide that the Bay State Board consists of from 8 to 13 directors (as of the date hereof, there are 10 directors), who are divided into three classes serving staggered, three-year terms. As a result, approximately one-third of the Bay State Board is elected each year.

  The existence of Industries' and Bay State's staggered boards of directors requires a substantial shareholder to negotiate with the existing board before attempting a takeover of Industries or Bay State because, without the cooperation of the existing board, it could take such a shareholder up to two years to acquire control of the board. This provision enables Industries' or Bay State's Board, and ultimately the shareholders of Industries or Bay State, to negotiate with potential acquirors from a strong position and protects Industries' or Bay State's shareholders against unfair or unequal treatment that could arise from an unsolicited attempt to acquire the respective companies. On the other hand, the additional time required to obtain control of Industries' or Bay State's Board may discourage takeover bids which a majority of Industries' or Bay State's shareholders might deem desirable.

  The Indiana BCL provides that directors may be removed in any manner provided in the articles of incorporation and that, unless the articles of incorporation provide otherwise, any vacancy on the board of directors may be filled by the directors. Industries' Articles provide that a director of Industries may only be removed for cause by the directors or shareholders and that vacancies shall be filled by a majority vote of the remaining directors.

  Chapter 164 provides for the removal of directors, with or without cause, upon the affirmative vote of a majority of the shares entitled to vote in the election of directors, with certain exceptions and, unless the articles of organization provide otherwise, any vacancy on the board of directors may be filled in the manner prescribed in the by-laws or, in the absence of such a by-law, by the directors. The Bay State By-laws provide that vacancies on the Bay State Board may be filled by the vote of a majority of the remaining directors.

  The Indiana BCL and Chapter 164 both provide that a director shall perform his duties in good faith and in a manner he or she reasonably believes is in the best interests of the corporation and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Chapter 164 further provides that a director in determining what he or she reasonably believes to be in the best interests of the corporation may consider the interests of the corporation's employees, shareholders, creditors and customers, the economy of the state, region and nation, community and societal considerations, and the long-term and short-term interests of the corporation and its stockholders, including the possibility that these interests may best be served by the continued independence of the corporation. The Indiana BCL provides for consideration of similar factors and the Indiana General Assembly has reaffirmed within the statute its intent to allow directors the full discretion to weigh the factors as they deem appropriate and to protect both directors and the validity of corporate action taken by them in the good faith exercise of their business judgment after reasonable investigation.

Special Meetings of Shareholders

  The Indiana BCL provides that a corporation with more than fifty shareholders must hold a special meeting on call of its board of directors or the person or persons authorized to call a meeting by the articles of incorporation or by-laws. Industries' By-Laws provide that Industries' Chairman, President or Board may call a special meeting of shareholders and that Industries' Chairman must call a special meeting of shareholders upon the written request of a majority of Industries' Board or the holders of at least 25% of the outstanding voting stock.

  Under Chapter 164, special meetings of stockholders may be called by the president or the board of directors of the corporation, and, unless otherwise provided in the articles of organization or by-laws, by the clerk, or in the case of the death, incapacity or refusal of the clerk, by another officer upon written application of stockholders holding a specified percentage of the capital stock of the corporation. In addition, Chapter 164 provides that a special meeting of stockholders of certain public corporations may be called only upon the written application of one or more stockholders who hold at least 40% in interest of the capital stock entitled to vote thereat, unless otherwise provided in the articles of organization or by-laws. The Bay State By-Laws provide that Bay State's Chairman, President, or a majority of the Bay State Board may call a special meeting of shareholders at any time and must call a special meeting of shareholders upon the written request of the holders of at least 10% of the outstanding voting stock.

Action by Written Consent

  Under the Indiana BCL and Chapter 164, any action required to be taken at meeting of shareholders may be taken without a meeting if all such shareholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of shareholders.

Dissenters' or Appraisal Rights

  Shareholders of (i) corporations subject to Chapter 164 or (ii) corporations subject to the Indiana BCL, if the shares held are registered on a United States securities exchange or traded on NASDAQ, do not have statutory dissenters' or appraisal rights, except in certain circumstances in connection with "control share acquisitions," as discussed above. See "--Certain Business Combinations and Share Purchases."

Inspection Rights

  The Indiana BCL provides that a shareholder of a corporation is entitled to inspect certain records of the corporation (including the shareholder list) if the shareholder gives the corporation at least five days written notice of the shareholder's demand, the demand is made in good faith and for a proper purpose, the shareholder describes the purpose and the records the shareholder desires to inspect, and the records are directly connected with the shareholder's purpose. The corporation may impose a reasonable charge for copies of any documents provided to the shareholder.

  As a corporation organized under Chapter 164, Bay State is required to make available for inspection to all its shareholders its articles of organization, by-laws, records of all meetings of incorporators and shareholders and the stock and transfer records containing the shareholder list.

Shareholder Proposals

  Industries' By-Laws provide that nominations for election to Industries' Board and the proposal of business to be considered by the shareholders at an annual meeting of shareholders may be made by any shareholder of record who gives notice to Industries prior to the date set forth for such notice in the Industries' proxy statement for the preceding annual meeting of shareholders. The notice must contain, for director nominees, the information required pursuant to Regulation 14A of the Exchange Act in regard to such nominees, or for business proposed to be brought before the meeting, a brief description of the business and, in either case, certain information regarding the shareholder making the proposal.

  There are no provisions in the Bay State Articles or By-Laws or in Chapter 164 that require an equivalent advance notice for shareholders to propose business or nominate candidates for election to the Bay State Board in order for such matters to be brought before a meeting of Bay State Shareholders.

Amendment of Articles

  Industries' Articles provide that the provisions relating to directors, business combinations, indemnification and amendment of such Articles may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of the holders of not less than 75% of the outstanding shares entitled to vote thereon. This requirement of a 75% vote is greater than the general voting requirement under the Indiana BCL and, in effect, could give certain minority shareholders of Industries, including the members of Industries Board in their capacity as shareholders, a veto power over subsequent changes to provisions relating to directors, business combinations, indemnification and amendment of the Industries' Articles, ultimately making it more difficult to amend such provisions, even if a majority of the holders of Industries Shares favors such changes.

  Chapter 164 provides that an amendment to the articles of organization of a corporation subject to Chapter 164, effecting (i) a change in the par value of the shares of its capital stock; (ii) an increase of its capital stock of any class then authorized or a reduction of any such class of stock; or (iii) a change of its corporate name, may be authorized at a meeting duly called for that purpose by vote of the majority of each class of stock outstanding and entitled to vote thereon and, in the case of (i), above, provided that the MDTE shall approve the change in par value upon application of the corporation filed within thirty days after the shareholder vote authorizing the change. An amendment to the articles of organization of a corporation subject to Chapter 164 effecting (i) an alteration of, addition to, or change in, the business for which it was incorporated (provided, however, that such a corporation may not engage in any business not authorized by Chapter 164, and provided further that a gas company may not be authorized to engage in the business of an electric company and an electric company may not be authorized to engage in the business of a gas company unless the MDTE, after notice and a public hearing, certifies to the Secretary of State that the public convenience will be promoted thereby), or (ii) any other change in its articles of organization (provided that such change would have been permitted to be included in or deleted from the articles of organization of the corporation as originally filed) may be authorized at a meeting duly called for the purpose by vote of two thirds of each class of stock outstanding and entitled to vote thereon, except if such amendment would adversely affect the rights of any class of stock, the vote of two-thirds of such class, voting separately, is also necessary to authorize such amendment. In this regard, any series of a class which is adversely affected in a manner different from other series of the same class is treated, together with any other series of the same class adversely affected in the same manner, as a separate class.

Amendment of By-Laws

  Industries' By-Laws and Bay State's By-Laws provide that they may be altered, amended or repealed by an affirmative vote of a majority of a quorum of the board of directors at any meeting of the board of directors. In addition, Bay State's By-Laws provide they may be altered, amended or repealed at any meeting of the stockholders by vote of the holders of two-thirds or more of the stock entitled to vote at such meeting. Notwithstanding the foregoing, Bay State's Board may not make, amend or repeal Bay State's By-Laws with respect to any provision that by law or by Bay State's Articles requires action by the shareholders.

Share Purchase Rights Plans

  In February 1990, Industries adopted a Share Purchase Rights Plan ("Industries' Rights Plan") and issued, as a dividend, one Preferred Share Purchase Right (an "Industries Right") for each outstanding Industries Share. Each Industries Share issued since the date of that dividend also includes one Industries Right (including shares to be issued in connection with the Merger Agreement, except in the unlikely event that the Industries Rights are redeemed or separately certificated prior to the Effective Time).

  Each Industries Right entitles the holder to buy one-two-hundredth of a share of Series A Junior Participating Preferred Stock at a price of $30 per one-two-hundredth of a share, subject to adjustment. The Industries Rights will be exercisable only if a person or group acquires 20% or more of the voting power of Industries or announces a tender or exchange offer following which it would hold 25% or more of Industries' voting power. If, following an acquisition by a person or group of 25% or more of Industries' voting power, Industries were acquired in a merger or other business combination, each Industries Right would be exercisable for that number of the acquiring company's shares of common stock having a market value of two times the exercise price of the Industries Right. Industries may redeem the Industries Rights at the price of $.01 per Industries Right prior to the occurrence of an event that causes the Industries Rights to be exercisable for Industries Shares. The Industries Rights will expire on March 12, 2000.

  Chapter 164 authorizes a corporation subject to Chapter 164 to issue rights or options which contain restrictions or conditions which are intended to prevent hostile takeover attempts. Chapter 164 authorizes the creation and issuance of rights or options that preclude or limit the exercise, transfer, receipt or holding of such rights or options by any person owning or offering to acquire a specified number or percentage of the outstanding stock or other securities of the corporation, or any transferees of any such persons, or that preclude or limit such actions based on such other factors, including the nature or identity of such persons, as the directors determine to be reasonable and in the best interests of the corporation.

  In November 1989, Bay State adopted a Rights Agreement ("Bay State's Rights Plan") and issued, as a dividend, one common share purchase right (a "Bay State Right") for each outstanding Bay State Share. Each Bay State Share issued since the date of that dividend also includes one Bay State Right.

  Each Bay State Right entitles the holder to buy one Bay State Share at a price of $70 per Bay State Share, subject to adjustment. The Bay State Rights will be exercisable only if a person or group acquires 20% or more of the outstanding Bay State Shares or announces a tender or exchange offer following which it would hold 20% or more of the outstanding Bay State Shares. In the event that Bay State is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each holder of a Bay State Right will receive, upon exercise, common stock of the acquiring company with a market value of two times the exercise price of the Bay State Right. If a person or group acquires 20% or more of the outstanding Bay State Shares (other than pursuant to a tender offer for all of the Bay State Shares for cash, which purchase increases such person's ownership to 80% or more), each holder of a Bay State Right (other than Rights owned by such person, which will be void), shall receive, upon exercise, Bay State Shares with a market value of two times the exercise price of the Bay State Right. Bay State may redeem the Bay State Rights at the price of $.01 per Bay State Right prior to the acquisition by a person or group of 20% or more of the outstanding Bay State Shares. The Bay State Rights will expire on November 30, 1999.

  Pursuant to the Merger Agreement, as long as the Merger Agreement is in effect, Bay State shall take all action necessary to redeem the Bay State Rights prior to the Effective Time.

  Industries' Rights Plan and Bay State's Rights Plan, may impede or prevent takeovers that in some circumstances might be beneficial to Industries' and Bay State's shareholders, respectively. The plans would not impede or prevent most change of control transactions approved by the existing directors and are designed to enhance or have the effect of enhancing the ability of the board of directors, and ultimately the shareholders, to negotiate with potential acquirors from a strong position and to protect shareholders against unfair or unequal treatment in the event of an unsolicited attempt to acquire Industries or Bay State, respectively. They may have, however, the overall effect of making it more difficult to acquire and exercise control over Industries or Bay State, respectively and to remove incumbent officers and directors, without the approval of the directors, thus providing such officers and directors with enhanced ability to retain their positions. Such provisions might also limit opportunities for shareholder participation in certain types of transactions even though such transactions might be favored by the holders of a majority of the outstanding shares.

Indemnification of Directors

  The Indiana BCL provides that a corporation may indemnify a director against liability incurred in any action, suit or proceeding if the director's conduct was in good faith and the director reasonably believed that an act, in his official capacity, was in the corporation's best interests or that, in all other cases, his conduct was at least not opposed to the corporation's best interests and with respect to criminal proceedings, the director has reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful. Unless limited by a corporation's articles of incorporation, a corporation shall indemnify a director, against expenses, when the director is wholly successful on the merits or otherwise in the defense of a proceeding to which he is a party because of his position as a director. In addition, a corporation may advance a director certain expenses in advance of the final disposition of a proceeding. Industries' Articles provide that each director and officer of the corporation shall be indemnified by the corporation to the fullest extent permitted by law and Industries' By-Laws contain further non-exclusive indemnification provisions.

  Under Chapter 164, indemnification may be provided to any director, officer, employee or agent of a corporation to whatever extent specified in or authorized by the corporation's organizational documents or by a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Except as the corporation's organizational documents may require, indemnification of any persons referred to in the preceding sentence who are not directors may be provided to the extent authorized by the directors. No indemnification may be provided for any person with respect to any matter as to which that person has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interest of the corporation.

  Bay State's By-Laws provide that no director shall be personally liable to Bay State or its shareholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. This provision, however, does not eliminate such liability to the extent such liability is imposed by applicable law for any breach of the director's duty of loyalty to Bay State or its shareholders; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; for authorizing certain distributions to shareholders if Bay State has become insolvent; for approving certain loans to officers or directors of Bay State that are not repaid and that were not approved by a majority of disinterested directors or for any transaction from which the director derived an improper personal benefit.

                                 LEGAL OPINION

  The legality of the Industries Shares to be issued pursuant to the Merger has been passed upon for Industries by Schiff Hardin & Waite, 7300 Sears Tower, Chicago, Illinois 60606. Schiff has advised Industries that attorneys representing Industries in this transaction own 5,000 Industries Shares.

                                    EXPERTS

  The consolidated financial statements and schedules of Industries and its subsidiaries incorporated by reference in this Proxy Statement/Prospectus from Industries' 1997 Annual Report on Form 10-K have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of Bay State and its subsidiaries incorporated by reference in this Proxy Statement/Prospectus from Bay State's 1997 Annual Report on Form 10-K, as amended by Form 10-K/A filed on December 17, 1997, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in this Proxy Statement/Prospectus in reliance upon such reports and upon the authority of said firm as experts in accounting and auditing.

                        BAY STATE SHAREHOLDER PROPOSALS

  Any proposal submitted by a Bay State Shareholder for inclusion in the proxy material for the 1999 annual meeting must be received by Bay State at its corporate office in Westborough, Massachusetts, not later than 120 days prior to December 8, 1998.

                                                                         ANNEX A


                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                            NIPSCO INDUSTRIES, INC.

                                      and

                             BAY STATE GAS COMPANY

                         dated as of December 18, 1997

                                      and

                    amended and restated as of March 4, 1998

                               TABLE OF CONTENTS

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ARTICLE I
  THE MERGER..............................................................   A-1
   1.1  The Merger........................................................   A-1
   1.2  The Alternative Merger............................................   A-1
   1.3  Closing...........................................................   A-2
   1.4  Effective Time....................................................   A-2
   1.5  Articles of Organization..........................................   A-2
   1.6  By-Laws...........................................................   A-2
   1.7  Directors.........................................................   A-2
   1.8  Officers..........................................................   A-2
ARTICLE II
  CONVERSION OF SHARES....................................................   A-3
   2.1  Conversion of Acquisition Shares..................................   A-3
   2.2  Conversion of Company Shares......................................   A-3
     2.2.1  Outstanding Shares of Company Common Stock....................   A-3
     2.2.2  Cash Election.................................................   A-3
     2.2.3  Cash Election Shares..........................................   A-3
     2.2.4  Form of Election..............................................   A-3
     2.2.5  Deemed Non-Election...........................................   A-4
     2.2.6  Election Deadline.............................................   A-4
     2.2.7  Treasury Shares...............................................   A-4
     2.2.8  Adjustment Per Tax Opinion....................................   A-4
     2.2.9  Adjustments to Prevent Dilution...............................   A-4
   2.3  Exchange of Certificates and Related Matters......................   A-4
     2.3.1  Paying Agent..................................................   A-4
     2.3.2  Letter of Transmittal.........................................   A-5
     2.3.3  Exchange Procedures...........................................   A-5
     2.3.4  Distributions with Respect to Unexchanged Shares..............   A-5
     2.3.5  No Further Ownership Rights in Company Shares.................   A-6
     2.3.6  No Fractional Shares..........................................   A-6
     2.3.7  Termination of Paying Agent...................................   A-6
     2.3.8  No Liability..................................................   A-6
ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................   A-6
   3.1  Organization, Standing and Corporate Power........................   A-6
   3.2  Capital Structure.................................................   A-7
   3.3  Subsidiaries......................................................   A-7
   3.4  Authority; Noncontravention.......................................   A-8
   3.5  SEC Documents and Financial Statements............................   A-9
   3.6  Absence of Certain Changes or Events..............................   A-9
   3.7  Real and Personal Property........................................  A-10
   3.8  Employee Matters; ERISA...........................................  A-10
   3.9  Taxes.............................................................  A-13
     3.9.1  Filing of Timely Tax Returns..................................  A-13
     3.9.2  Payment of Taxes..............................................  A-13
     3.9.3  Tax Reserves..................................................  A-13
     3.9.4  Tax Liens.....................................................  A-13

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     3.9.5  Withholding Taxes.............................................  A-13
     3.9.6  Extensions of Time for Filing Tax Returns.....................  A-13
     3.9.7  Waivers of Statute of Limitations.............................  A-13
     3.9.8  Expiration of Statute of Limitations..........................  A-14
     3.9.9  Audit, Administrative and Court Proceedings...................  A-14
     3.9.10 Powers of Attorney............................................  A-14
     3.9.11 Tax Rulings...................................................  A-14
     3.9.12 Availability of Tax Returns...................................  A-14
     3.9.13 Tax-Sharing Agreements........................................  A-14
     3.9.14 Code Section 341(f)...........................................  A-14
     3.9.15 Code Section 168..............................................  A-14
     3.9.16 Code Section 481 Adjustments..................................  A-14
     3.9.17 Code Section 6661 and 6662....................................  A-14
     3.9.18 Code Section 280G.............................................  A-14
     3.9.19 NOLS..........................................................  A-14
     3.9.20 Credit Carryovers.............................................  A-15
     3.9.21 Code Section 338 Elections....................................  A-15
     3.9.22 Acquisition Indebtedness......................................  A-15
     3.9.23 Intercompany Transactions.....................................  A-15
     3.9.24 Liability for Others..........................................  A-15
   3.10  Compliance with Applicable Laws..................................  A-15
   3.11  Environmental Protection.........................................  A-15
   3.12  Litigation.......................................................  A-17
   3.13  Labor Relations..................................................  A-17
   3.14  Intellectual Property............................................  A-18
   3.15  No Default.......................................................  A-19
   3.16  Regulation as a Utility..........................................  A-19
   3.17  Insurance........................................................  A-19
   3.18  Voting Requirements..............................................  A-19
   3.19  Brokers..........................................................  A-19
   3.20  Opinion of Financial Advisor.....................................  A-19
   3.21  Change in Business Relationships.................................  A-19
   3.22  Material Contracts...............................................  A-20
   3.23  Commodity Derivatives and Credit Exposure Matters................  A-20
   3.24  No Omissions.....................................................  A-20
ARTICLE IV
  REPRESENTATIONS AND WARRANTIES OF NIPSCO................................  A-20
   4.1  Organization, Standing and Corporate Power........................  A-20
   4.2  Nipsco Capital Structure..........................................  A-21
   4.3  Subsidiaries......................................................  A-21
   4.4  Authority; Noncontravention.......................................  A-21
   4.5  Nipsco SEC Documents and Financial Statements.....................  A-22
   4.6  Absence of Certain Changes or Events..............................  A-23
   4.7  Employee Matters; ERISA...........................................  A-23
   4.8  Taxes.............................................................  A-23
     4.8.1  Filing of Timely Tax Returns..................................  A-23
     4.8.2  Payment of Taxes..............................................  A-23
   4.9  Environmental Matters.............................................  A-23
     4.9.1  Environmental Matters.........................................  A-23
   4.10 Brokers...........................................................  A-24

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   4.11 No Omissions......................................................  A-24
   4.12 Regulation as a Utility...........................................  A-24
   4.13 Compliance........................................................  A-24
ARTICLE V
  ADDITIONAL AGREEMENTS...................................................  A-24
   5.1  Preparation of Registration Statement and Proxy Statement.........  A-24
     5.1.1  Registration Statement; Proxy Statement.......................  A-24
     5.1.2  Company Information...........................................  A-25
     5.1.3  Nipsco Information............................................  A-25
   5.2  Meeting of the Company's Shareholders.............................  A-25
   5.3  Affiliates and Certain Shareholders...............................  A-26
   5.4  Best Efforts......................................................  A-26
   5.5  Letter of the Company's Accountants...............................  A-26
   5.6  Letter of Nipsco's Accountants....................................  A-26
   5.7  Access to Information; Confidentiality............................  A-26
   5.8  Public Announcements..............................................  A-27
   5.9  Acquisition Proposals.............................................  A-27
   5.10 Fiduciary Duties..................................................  A-27
   5.11 Filings; Other Action.............................................  A-28
     5.11.1 HSR Act.......................................................  A-28
     5.11.2 Other Regulatory Approvals....................................  A-28
     5.11.3 Other Approvals...............................................  A-28
   5.12 Stock Exchange Listings...........................................  A-28
   5.13 Indemnification...................................................  A-28
   5.14 Representation on Nipsco Board....................................  A-29
   5.15 Cooperation, Notification.........................................  A-29
   5.16 Termination of Company Dividend Reinvestment Plan.................  A-29
   5.17 Federal Income Tax Treatment......................................  A-29
   5.18 Termination of Shareholder Rights Plan............................  A-29
   5.19 Actions Relating to Acquisition...................................  A-29
   5.20 Recognition of Existing Contracts.................................  A-29
   5.21 Redemption of Company Preferred Stock.............................  A-29
   5.22 Company Stock Options.............................................  A-29
ARTICLE VI
  COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER...............  A-30
   6.1  Conduct of Business of Company Pending the Merger.................  A-30
     6.1.1  Ordinary Course of Business...................................  A-30
     6.1.2  Dividends; Changes in Stock...................................  A-30
     6.1.3  Issuance of Securities........................................  A-31
     6.1.4  Capital Expenditures..........................................  A-31
     6.1.5  No Acquisitions...............................................  A-31
     6.1.6  No Dispositions...............................................  A-31
     6.1.7  No Dissolution, Etc...........................................  A-31
     6.1.8  Limitation on Investment in Joint Ventures....................  A-31
     6.1.9  Certain Employee Matters......................................  A-31
     6.1.10 Indebtedness; Leases..........................................  A-32
     6.1.11 Governing Documents...........................................  A-32
     6.1.12 Accounting....................................................  A-32
     6.1.13 Rate Matters..................................................  A-32
     6.1.14 Gas Transmission and Storage..................................  A-32

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     6.1.15 Contracts.....................................................  A-33
     6.1.16 Insurance.....................................................  A-33
     6.1.17 Permits.......................................................  A-33
     6.1.18 Discharge of Liabilities......................................  A-33
     6.1.19 1935 Act......................................................  A-33
     6.1.20 Tax Matters...................................................  A-33
     6.1.21 Tax Status....................................................  A-33
   6.2  Management of the Company and its Subsidiaries....................  A-33
   6.3  Conduct of Business of Nipsco Pending the Merger..................  A-33
   6.4  Other Actions.....................................................  A-33
ARTICLE VII
  CONDITIONS PRECEDENT....................................................  A-34
   7.1  Conditions to Each Party's Obligation to Effect the Merger........  A-34
     7.1.1  Company Shareholder Approval..................................  A-34
     7.1.2  Governmental and Regulatory Consents..........................  A-34
     7.1.3  HSR Act.......................................................  A-34
     7.1.4  No Injunctions or Restraints..................................  A-34
     7.1.5  NYSE Listing..................................................  A-34
     7.1.6  Registration Statement........................................  A-34
     7.1.7  Share Purchase Rights.........................................  A-34
   7.2  Conditions to Obligations of Nipsco...............................  A-34
     7.2.1  Representations and Warranties................................  A-34
     7.2.2  Performance of Obligations of the Company.....................  A-34
     7.2.3  Tax Opinion...................................................  A-35
     7.2.4  Consents and Approvals........................................  A-35
   7.3  Conditions to Obligation of the Company...........................  A-35
     7.3.1  Representations and Warranties................................  A-35
     7.3.2  Performance of Obligations of Nipsco..........................  A-35
     7.3.3  Tax Opinion...................................................  A-35
     7.3.4  Consents and Approvals........................................  A-35
ARTICLE VIII
  TERMINATION, AMENDMENT AND WAIVER.......................................  A-35
   8.1  Termination.......................................................  A-35
   8.2  Effect of Termination.............................................  A-36
   8.3  Amendment.........................................................  A-37
   8.4  Extension; Waiver.................................................  A-37
   8.5  Procedure for Termination, Amendment, Extension or Waiver.........  A-37
ARTICLE IX
  SURVIVAL OF PROVISIONS..................................................  A-37
   9.1  Survival..........................................................  A-37
ARTICLE X
  NOTICES.................................................................  A-37
  10.1  Notices...........................................................  A-37

                                                                            Page
                                                                            ----
ARTICLE XI
  MISCELLANEOUS............................................................ A-38
  11.1  Entire Agreement................................................... A-38
  11.2  Expenses........................................................... A-38
  11.3  Counterparts....................................................... A-39
  11.4  No Third Party Beneficiary......................................... A-39
  11.5  Governing Law...................................................... A-39
  11.6  Assignment; Binding Effect......................................... A-39
  11.7  Headings, Gender, etc.............................................. A-39
  11.8  Invalid Provisions................................................. A-39

               AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

  This Amended and Restated Agreement and Plan of Merger (the "Agreement") is made and entered into as of the 18th day of December, 1997, and amended and restated as of the 4th day of March, 1998, by and among NIPSCO Industries, Inc., an Indiana corporation ("Nipsco"), and Bay State Gas Company, a Massachusetts corporation (the "Company").

                                   PREAMBLE

  Whereas, the respective boards of directors of Nipsco and the Company have determined that the Merger (as defined in Section 1.1) is in the best interests of their respective shareholders and have approved the Merger, upon the terms and subject to the conditions set forth herein;

  Whereas, Nipsco and the Company intend that, for federal income tax purposes, the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  Whereas, Nipsco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

  Now, Therefore, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.4), the Company shall be merged with and into a corporation to be organized as a wholly-owned subsidiary of Nipsco under the laws of the Commonwealth of Massachusetts ("Acquisition") (the "Merger"), in accordance with the Massachusetts Gas and Electricity Law (the "MGEL") and Massachusetts Business Corporation Law (the "MBCL"), and the separate corporate existence of the Company shall cease and Acquisition shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the Commonwealth of Massachusetts with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the MGEL and MBCL. The Merger shall have the effects set forth in the MGEL and MBCL.

  1.2 The Alternative Merger.

    1.2.1 If at any time prior to December 31, 1998, (a) it becomes possible under the laws relating to incorporation and to public utilities applicable to the Company and its wholly owned subsidiary, Northern Utilities, Inc. ("Northern"), to merge the Company into Nipsco's wholly owned subsidiary, Northern Indiana Public Service Company, followed immediately by the merger of Northern into Northern Indiana Public Service Company (the "Alternative Merger") and (b) the Securities and Exchange Commission (the "SEC") has not approved, nor has the staff of the SEC recommended that the SEC approve, the application for the Merger under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), then, subject to Section 1.2.3 and the other terms and conditions of the Agreement, the form of the transaction contemplated by this Agreement will be revised to provide for the Alternative Merger, including establishing the consideration to be used in the merger of Northern into Northern Indiana Public Service Company to meet the requirements of a tax-free reorganization pursuant to Section 368 of the Code, and the parties shall amend the terms of this Agreement to make them consistent with the Alternative Merger;

  provided, however, that so long as the parties are using their best efforts to consummate the Alternative Merger, the parties may simultaneously continue to pursue the regulatory approvals necessary for the Merger if it is practicable to do so in a manner that will not unduly delay the consummation of the Alternative Merger.

    1.2.2 Notwithstanding Sections 1.1 and 1.2.1, if by December 31, 1998, none of the following conditions has been met: (a) the Alternative Merger has become legally possible; (b) the SEC has approved the application for the Merger under the 1935 Act; (c) the SEC staff has recommended that the SEC approve the application for the Merger under the 1935 Act, or (d) the 1935 Act has been, or subject only to the passage of time up to the time specified in Section 8.1.2 (iii) will be, repealed or amended in relevant manner to permit the Merger, then either party may terminate this Agreement pursuant to Section 8.1.2(iii) of this Agreement.

    1.2.3 The parties hereto acknowledge that, in the absence of regulatory constraints under the 1935 Act, it would be preferable to effect the Merger and for the Alternative Merger not to be effected. Accordingly, if at the time all other conditions to the parties' respective obligations to consummate this Agreement have been satisfied or waived, the 1935 Act has been, or subject only to the passage of time up to the time specified in
  Section 8.1.2 (iii) will be, repealed or amended in relevant manner to permit the Merger, the parties shall effect the Merger.

  1.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, and subject to the satisfaction or waiver of the conditions set forth in
Article VII, the closing of the Merger (the "Closing") shall take place at 9:00 a.m. on the second business day following the date on which the last of the conditions set forth in Article VII shall have been fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Schiff Hardin & Waite ("SH&W"), 7200 Sears Tower, Chicago, Illinois 60606, unless the parties hereto agree to another date, time or place.

  1.4 Effective Time. The parties hereto shall file with the Secretary of the Commonwealth of Massachusetts (the "Massachusetts Secretary") on the date of the Closing (or on such other date as Nipsco and the Company may agree) articles of merger or other appropriate documents, mutually satisfactory in form and substance to Nipsco and the Company and executed in accordance with the relevant provisions of the MGEL and the MBCL, and shall make all other filings or recordings required under the MGEL and the MBCL in connection with the Merger. The Merger shall become effective upon the filing of the articles of merger with the Massachusetts Secretary, or at such later time as is specified in the articles of merger (the "Effective Time").

  1.5 Articles of Organization. The articles of organization of Acquisition as in effect immediately prior to the Effective Time shall be the articles of organization of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law.

  1.6 By-Laws. The by-laws of Acquisition, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation (the "By-Laws") until thereafter amended as provided by law, the By-Laws or the Charter.

  1.7 Directors. The board of directors of the Surviving Corporation from and after the Effective Time shall be comprised of those individuals listed on
Schedule 1.7 hereto, such directors to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Charter or By-Laws or as otherwise provided by law.

  1.8 Officers. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Charter or By-Laws or as otherwise provided by law.

                                  ARTICLE II

                             Conversion of Shares

  2.1 Conversion of Acquisition Shares. Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by reason of the Merger as one share of common stock of the Surviving Corporation.

  2.2 Conversion of Company Shares.

    2.2.1 Outstanding Shares of Company Common Stock. Subject to the provisions of this Section 2.2, each share of common stock, par value $3.33 1/3 per share of the Company (the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than shares held as treasury shares by the Company) shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive
  (i) $40.00 in cash (the "Cash Price"), or (ii) such number or fraction thereof validly issued, fully paid and nonassessable shares of common stock, without par value, of Nipsco ("Nipsco Common Shares") determined by dividing the Cash Price by the Nipsco Share Price (as defined below) (the "Exchange Ratio") or (iii) the right to receive a combination of cash and Nipsco Common Shares determined in accordance with Section 2.2.2 or Section
  2.2.3. The "Nipsco Share Price" shall be equal to the average of the closing prices of the Nipsco Common Shares on the New York Stock Exchange ("NYSE") Composite Transactions Reporting System, as reported in The Wall Street Journal, for the 20 trading days immediately preceding the second trading day prior to the Effective Time.

    2.2.2 Cash Election. Subject to the immediately following sentence, each record holder of Company Shares immediately prior to the Effective Time shall be entitled to elect to receive cash for all or any part of such holder's Company Shares (a "Cash Election"). Notwithstanding the foregoing and subject to Section 2.2.9, the aggregate number of Company Shares that may be converted into the right to receive cash in the Merger (the "Cash Election Number") shall not exceed an amount determined by dividing (A) the dollar number equal to the difference between (i) one-half the product of
  (x) the Cash Price multiplied by (y) the aggregate number of Company Shares outstanding at 5:00 p.m. Eastern Time on the second day prior to the Effective Time less (ii) the dollar amount of any special dividend paid by the Company pursuant to the second sentence of Section 6.1.2 and other dollar amounts as reasonably determined by SH&W, counsel to Nipsco and Acquisition, and LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("LLG&M"), counsel to the Company, by (B) the Cash Price. Cash Elections shall be made on a form designed for that purpose (a "Form of Election"). A holder of record of Company Shares who holds such Company Shares as nominee, trustee or in another representative capacity (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the Company Shares held by such Representative for a particular beneficial owner. To the extent not covered by a properly given Cash Election, all Company Shares issued and outstanding immediately prior to the Effective Time shall, except as provided in Section 2.2.1, be converted solely into Nipsco Shares.

    2.2.3 Cash Election Shares. If the aggregate number of Company Shares covered by Cash Elections (the "Cash Election Shares") exceeds the Cash Election Number, each Cash Election Share shall be converted into (i) the right to receive an amount in cash, without interest, equal to the product of (a) the Cash Price and (b) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares, and (ii) a number of Nipsco Common Shares equal to the product of (a) the Exchange Ratio and
  (b) a fraction equal to one minus the Cash Fraction.

    2.2.4 Form of Election. To be effective, a Form of Election must be properly completed, signed and submitted to Nipsco's transfer agent and registrar, as paying agent (the "Paying Agent"), and accompanied by the certificates representing the Company Shares ("Company Certificates") as to which the election is being made (or by an appropriate guarantee of delivery of such Company Certificate signed by a firm that is a member of any registered national securities exchange or a member of the National Association of

  Securities Dealers, Inc. or a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program). Nipsco shall have the discretion, which it may delegate in whole or in part to the Paying Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Nipsco (or the Paying Agent) in such matters shall be conclusive and binding. Neither Nipsco nor the Paying Agent shall be under any obligation to notify any person of any defect in a Form of Election submitted to the Paying Agent. The Paying Agent shall also make all computations contemplated by this
  Section 2.2, and all such computations shall be conclusive and binding on the holders of Company Shares.

    2.2.5 Deemed Non-Election. For the purposes hereof, a holder of Company Shares who does not submit a Form of Election that is received by the Paying Agent prior to the Election Deadline (as defined in Section 2.2.6) shall be deemed not to have properly made a Cash Election. If Nipsco or the Paying Agent shall determine that any purported Cash Election was not properly made, such purported Cash Election shall be deemed to be of no force and effect.

    2.2.6 Election Deadline. Nipsco and the Company shall each use its best efforts to cause copies of the Form of Election to be mailed to the record holders of the Company Shares not less than thirty days prior to the Effective Time and to make the Form of Election available to all persons who become record holders of Company Shares subsequent to the date of such mailing and no later than the close of business on the seventh business day prior to the Effective Time. A Form of Election must be received by the Paying Agent by 5:00 p.m., New York City time, on the last NYSE trading day prior to the third business day before the anticipated Effective Time (the "Election Deadline") in order to be effective. All elections may be revoked until the Election Deadline in writing by the record holders submitting Forms of Election.

    2.2.7 Treasury Shares. Each Company Share issued and outstanding immediately prior to the Effective Time that is then held as a treasury share by the Company shall, by virtue of the Merger and without any action on the part of the Company, be canceled and retired and cease to exist, without any conversion thereof.

    2.2.8 Adjustment Per Tax Opinion. If, after having made the calculation under Section 2.2.3, the tax opinions referred to in Sections 7.2.3 and
  7.3.3 (the "Tax Opinions") cannot be rendered (as reasonably determined by SH&W and LLG&M), as a result of the Merger possibly failing to satisfy continuity-of-interest requirements under applicable federal income tax principles relating to reorganizations described in Section 368(a) of the Code, then Nipsco shall reduce, to the minimum extent necessary to enable the Tax Opinions to be rendered, the amount of cash to be delivered with respect to the Cash Election Shares and in lieu thereof shall deliver the number of Nipsco Common Shares having an aggregate value, based on the Nipsco Share Price, equal to the amount of such reduction, and the Cash Election Number shall be appropriately adjusted to give effect to such reduction.

    2.2.9 Adjustments to Prevent Dilution. In the event of any change in Nipsco Common Shares between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange or the like, the Exchange Ratio, the Cash Price and the calculation of all share prices provided for in this Agreement shall be proportionately adjusted to eliminate the effects of such event.

  2.3 Exchange of Certificates and Related Matters.

    2.3.1 Paying Agent. Prior to the Closing Date, Nipsco shall appoint the Paying Agent for the purpose of paying the Cash Price and issuing Nipsco Common Shares in exchange for Company Certificates. From time to time after completion of the allocation and election procedures in Section 2.2, Nipsco shall transmit, or shall cause the Surviving Corporation to transmit, cash, and shall deliver certificates representing Nipsco Common Shares, to the Paying Agent, for the benefit of the holders of Company Shares, when and as required for exchanges of Company Shares pursuant to Section 2.2.

    2.3.2 Letter of Transmittal. Promptly after the Effective Time (but in no event more than five business days thereafter), Nipsco shall require the Paying Agent to mail to each record holder of certificates that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2 a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of Company Certificates to the Paying Agent and shall be in such form and have such provisions as Nipsco reasonably may specify) and instructions for surrendering such Company Certificates and receiving the Merger Consideration (as defined in Section 2.3.3) to which such holder shall be entitled therefor pursuant to Section 2.2.

    2.3.3 Exchange Procedures. Upon surrender to the Paying Agent of a Company Certificate for cancellation, together with a letter of transmittal and such other customary documents as may be required by the instructions to the letter of transmittal (collectively, the "Certificate") and acceptance thereof by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) certificates evidencing that number of whole Nipsco Common Shares into which the Company Shares previously represented by such Company Certificate are converted in accordance with Section 2.2.1, (ii) the cash to which such holder is entitled in accordance with Section 2.2.1, (iii) the cash in lieu of fractional Nipsco Common Shares to which such holder is entitled pursuant to Section 2.3.6, and (iv) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3.4 (the Nipsco Common Shares, dividends, distributions and cash described in clauses (i), (ii),
  (iii) and (iv) above being referred to collectively as the "Merger Consideration"). The Paying Agent shall accept such Certificate upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Company Certificate surrendered in exchange therefor is registered on the record books of the Company, it shall be a condition to such exchange that the Company Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such consideration to a person other than the registered holder of the Company Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. If any Company Certificate shall have been lost, stolen, mislaid or destroyed, then upon receipt of (a) an affidavit of that fact from the holder claiming such Company Certificate to be lost, mislaid, stolen or destroyed, (b) such bond, security or indemnity as the Company or the Paying Agent may reasonably require, and (c) any other documentation necessary to evidence and effect the bona fide exchange thereof, the Exchange Agent shall issue to such holder a certificate representing the number of shares of Company Shares into which the shares represented by such lost, stolen, mislaid or destroyed Company Certificate shall have been converted. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of any Company Certificate, and, if any such Company Certificate is presented to the Company for transfer, it shall be canceled against delivery of the Merger Consideration as hereinabove provided. Until surrendered as contemplated by this Section 2.3.3, each Company Certificate (other than a certificate representing Company Shares to be canceled in accordance with Section 2.2.7), shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon.

    2.3.4 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Nipsco Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2, and no other part of the Merger Consideration shall be paid to any such holder, until the surrender for exchange of such Company Certificate in accordance with this Article
  II. Following surrender for exchange of any such Company Certificate, there shall be paid to the holder of certificates evidencing whole Nipsco Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the number of whole Nipsco Common Shares into which the Company Shares represented by such certificate immediately prior to the Effective Time were converted pursuant to Section 2.2, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender, and with a payment date subsequent to such surrender, payable with respect to such whole Nipsco Common Shares.

    2.3.5 No Further Ownership Rights in Company Shares. The Merger Consideration paid upon the surrender for exchange of Company Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Shares theretofore represented by such certificates, subject, however, to the Surviving Corporation's obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared by the Company on such Company Common Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and that remain unpaid at the Effective Time.

    2.3.6 No Fractional Shares. No certificates or scrip representing fractional Nipsco Common Shares shall be issued upon the surrender for exchange of certificates that immediately prior to the Effective Time represented Company Shares that have been converted pursuant to Section 2.2, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Nipsco. Notwithstanding any other provisions of this Agreement, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a Nipsco Common Share (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Nipsco Common Share multiplied by the Nipsco Share Price.

    2.3.7 Termination of Paying Agent. Any portion of cash payable under
  Section 2.2 or Nipsco Common Shares held by the Paying Agent that remains undistributed to the holders of the Company Certificates one year after the Effective Time shall be delivered to Nipsco, and any holders of Company Shares who have not theretofore complied with this Article II shall thereafter look only to Nipsco and only as general creditors thereof for payment, without interest, of their claim for any Merger Consideration and any dividends or distributions with respect to Nipsco Common Shares.

    2.3.8 No Liability. None of Nipsco, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any Merger Consideration payable with respect to Company Shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration in respect of such Company Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.4)), any such cash, Company Shares, dividends or distributions payable in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of Nipsco free and clear of all claims or interest of any person previously entitled thereto.

                                  ARTICLE III

                 Representations and Warranties of the Company

  The Company hereby represents and warrants to Nipsco and Acquisition as follows:

  3.1 Organization, Standing and Corporate Power. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts, has the requisite corporate power and authority to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or the leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate have a Company Material Adverse Effect. As used in this Agreement, the term "Company Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole. The Company has delivered to Nipsco complete and correct copies of its Articles of Organization and By-Laws, as amended to the date of this Agreement.

  3.2 Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 36,000,000 Company Shares and 150,000 shares of cumulative preferred stock, $50 par value per share (the "Company Preferred A Shares") and 200,000 shares of cumulative preferred stock, $100 par value per share (the "Company Preferred B Shares"). At the close of business on December 12, 1997 (i) 13,514,094 Company Shares were issued and outstanding; (ii) 44,399 shares of Company Preferred A Shares were issued and outstanding; and
(iii) 26,989 shares of Company Preferred B Shares were issued and outstanding. The Company has no Company Shares, Company Preferred A Shares or Company Preferred B Shares reserved for issuance, except that, as of December 12, 1997, there were 1,602,752 Company Shares reserved for issuance pursuant to the Company's Key Employee Stock Option Plan, Profit Sharing Plan and Stock Performance Sharing Plan (the "Company Stock Plans") and the Company's Dividend Reinvestment Plan and 13,514,094 Company Shares reserved for issuance under the Shareholder Rights Agreement dated as of November 15, 1989 between the Company and The First National Bank of Boston as rights agent (the "Shareholder Rights Agreement"). In addition, the Company has reacquired and holds 1,620 Company Shares in treasury for reissuance pursuant to the Company Stock Accumulation Plan for Outside Directors. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of the Company conferring the right to vote (or convertible into, or exchangeable for, securities conferring the right to vote) on any matters on which the shareholders of the Company may vote are issued or outstanding. Section 3.2 of the disclosure schedule dated as of the date hereof of the Company (the "Company Disclosure Schedule") sets forth the name of each participant in each of the Company Stock Plans and the number of Company Shares awarded to such participant as of the date hereof. Except as set forth above or in Section 3.2 of the Company Disclosure Schedule, the Company does not have any outstanding option, warrant, subscription or other right, agreement or commitment that either obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of the Company or that restricts the transfer of Company Shares.

  3.3 Subsidiaries.

    3.3.1 Section 3.3.1 of the Company Disclosure Schedule sets forth the name of each Subsidiary of the Company and the jurisdiction of its organization. Each Subsidiary of the Company is a corporation or partnership duly organized and validly existing under the laws of the jurisdiction of its organization and has the corporate or partnership power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. A "Subsidiary" of Brass means any corporation or other entity (including joint ventures, partnerships and other business associations) in which Brass directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct to the management and policies of such corporation or other entity.

    3.3.2 Section 3.3.2 of the Company Disclosure Schedule sets forth, as to each Subsidiary of the Company, its authorized capital structure and the number of its issued and outstanding shares of capital stock or other ownership units. Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other ownership units of each of its Subsidiaries, and no capital stock or other ownership units of any such Subsidiary is or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock or other ownership units of any such Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may be bound to issue, redeem, purchase or sell additional shares of capital stock or other ownership units of any such Subsidiary or securities convertible into or exchangeable or exercisable for any such shares or units. All of such shares and other ownership units are validly issued, fully paid and nonassessable and, except as set forth in Section 3.3.2 of the Company Disclosure Schedule, are owned by the Company, or by a wholly owned Subsidiary of the Company, free and clear of all liens, claims, encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

  3.4 Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to the approval of its shareholders as set forth in Section 5.2. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement has been duly executed and delivered by Nipsco, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Articles of Organization or By-Laws of the Company or the comparable documents of any of its Subsidiaries or conflict with the joint venture agreement or comparable document of any joint venture, partnership or other business association or entity to which the Company or a Subsidiary is a party, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent (the "Company Required Consents") of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States of America or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, except where, in the case of clauses (ii) and (iii) above, such conflicts, breaches, defaults and similar matters, would not, individually or in the aggregate, have a Company Material Adverse Effect or materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory body, court, agency, commission, division, department, public body or other authority (a "Governmental Entity") that has not been received or made, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (a) the filing of pre-merger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the Merger; (b) the filing of applications for authorization for the Merger with the Federal Energy Regulatory Commission (the "FERC"), the Massachusetts Department of Telecommunications and Energy ("MDTE"), the New Hampshire Public Utilities Commission ("NHMPUC") and the Maine Public Utilities Commission ("MNEPUC"); (c) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement (as defined in Section 5.1.1) to be included in the Registration Statement (as defined in Section 4.4) relating to the approval by the shareholders of the Company of the Merger and such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (d) the filing of articles of merger with the Massachusetts Secretary and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; and (e) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.4 of the Company Disclosure Schedule or as, in the aggregate could not reasonably be expected to have a Company Material Adverse Effect (collectively, the "Company Required Statutory Approvals").

  3.5 SEC Documents and Financial Statements.

    3.5.1 Except as set forth in Section 3.5.1 of the Company Disclosure Schedule, the Company, and each of its Subsidiaries that is or was required to do so, has timely filed all required reports, schedules, forms, statements and other documents with the SEC since October 1, 1992 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    3.5.2 The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal recurring adjustments, none of which is material).

    3.5.3 Except as disclosed in the Company SEC Documents filed and publicly available prior to December 16, 1997 (the "Filed Company SEC Documents") or in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action (including but not limited to those relating to any Company Benefit Plan (as defined in Section 3.8.1) formerly maintained by the Company or any of its Subsidiaries or a Company ERISA Affiliate (as defined in Section 3.8.1) on or after January 1, 1992) that have been or, to the knowledge of the Company, may be asserted against the Company or any of its Subsidiaries, except (i) as and to the extent reflected or reserved against on the balance sheet included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997 (the "Company Base Balance Sheet"), or included in the notes to the Company Base Balance Sheet, (ii) for normal and recurring liabilities incurred since September 30, 1997, in the ordinary course of business consistent with past practice, and (iii) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Company Material Adverse Effect. For purposes of this Agreement, it is understood that all references to the knowledge of the Company means solely the knowledge of any one or more of the individuals listed on Section 3.5.3 of the Company Disclosure Schedule.

  3.6 Absence of Certain Changes or Events. Except as disclosed in the Filed Company SEC Documents or in Section 3.6 of the Company Disclosure Schedule, since the date of the Company Base Balance Sheet, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, and, except as otherwise expressly permitted by this Agreement, there has not been (i) any change that has had or that could reasonably be expected to have a Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock (other than regular quarterly cash dividends in accordance with the Company's present dividend policy), (iii) any split, combination or reclassification of any of its outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, (iv) any entry by the Company or any of its Subsidiaries into any employment, severance, change-of-control, termination or similar agreement with any officer, director or other employee, or any increase in the compensation or severance or termination benefits payable to any director, officer or other employee of the Company or any of its Subsidiaries (except in the ordinary course of business consistent with past practice, or as was required under employment agreements in effect as of the date of the Company Base Balance Sheet) or (v) any change in the method of accounting or policy used by the Company or any of its Subsidiaries and disclosed in the financial statements included in the Filed Company SEC Documents.

  3.7 Real and Personal Property.

    3.7.1 The Company and its Subsidiaries own, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by them in the conduct of their respective businesses as such businesses are now being conducted. Except as disclosed in the Filed Company SEC Documents or Section 3.7.1 of the Company Disclosure Schedule, neither the Company's nor any of its Subsidiaries' ownership of or leasehold interest in any such property is subject to any mortgage, pledge, lien, option, conditional sale agreement, encumbrance, security interest, title exception or restriction or claim or charge of any kind ("Encumbrances"), except for such Encumbrances as are not in the aggregate reasonably likely to have a Company Material Adverse Effect. All such property is in good condition and repair and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its Subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Company Material Adverse Effect.

    3.7.2 Except as otherwise disclosed in Section 3.7.2 of the Company Disclosure Schedule, all personal property that is owned by the Company or any of its Subsidiaries or used by any of them in the conduct of their respective businesses is owned free and clear of any Encumbrances, except for such Encumbrances as are not in the aggregate reasonably likely to have a Company Material Adverse Effect. All such property is in good working condition, subject to normal wear and tear, and is suitable in all material respects for the purposes for which it is now being used in the conduct of the businesses of the Company and its Subsidiaries, except to the extent that the poor condition or unsuitability of any such property is not in the aggregate reasonably likely to have a Company Material Adverse Effect.

  3.8 Employee Matters; ERISA.

    3.8.1 Section 3.8.1 of the Company Disclosure Schedule contains a true and complete list of: (i) each employee benefit plan, program, policy, agreement or arrangement covering employees, former employees, directors or former directors of the Company (or any of its Subsidiaries) or any of their dependents or beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including but not limited to any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (whether or not terminated, if the Company or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (ii) each management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with or covering any current or former officer, employee or director or any consulting contract with any person who prior to entering into such contract was a director, officer or employee of the Company or any of its Subsidiaries (whether or not terminated, if the Company or any of its Subsidiaries could have statutory or contractual liability with respect thereto on or after the date hereof); (iii) each "employee pension benefit plan" (within the meaning of ERISA Section 3(2)) subject to Title IV of ERISA or the minimum funding requirements of Code Section 412 maintained or contributed to by the Company or any entity required to be aggregated therewith pursuant to Code Section 414(b), (c) or (m) (each, a "Company ERISA Affiliate") at any time during the seven-year period immediately preceding the date hereof (collectively, the "Company Benefit Plans") and (iv) with respect to each Company Benefit Plan, the source or sources of benefit payments under the plan (including, where applicable, the identity of any trust (whether or not a grantor trust), insurance contract, investment advisor agreement, custodial account, agency agreement, or other arrangement that holds the assets of, or serves as a funding vehicle or source of benefits for, such Company Benefit Plan).

    3.8.2 Except as disclosed in Section 3.8.2 of the Company Disclosure Schedule, all contributions and other payments required to have been made by the Company or any of its Subsidiaries pursuant to any Company Benefit Plan (or to any person pursuant to the terms thereof) have been timely made or provided for, or the amount of such payment or contribution obligation has been reflected in the Company's financial statements reflected in the Filed Company SEC Documents.

    3.8.3 Except as disclosed in Section 3.8.3 of the Company Disclosure Schedule, each Company Benefit Plan that is intended to be "qualified" within the meaning of Code Section 401(a) has been determined by the IRS within the last three years to be so qualified, and, to the best knowledge of the Company, no event or condition exists or has occurred that could reasonably be expected to result in the revocation of any such determination. The Company and each of its Subsidiaries are in compliance with, and each Company Benefit Plan is and has been operated in compliance with, its terms and all applicable laws, rules and regulations governing such Plans, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have a Company Material Adverse Effect. To the best knowledge of the Company, (i) no individual or entity has engaged in any transaction with respect to any Company Benefit Plan that is a non-exempt prohibited transaction under Section 406 of ERISA or Section 4495 of the Code, or as a result of which the Company or any of its Subsidiaries could reasonably expect to be subject to liability pursuant to ERISA Section 409 or 502 or subject to an excise tax pursuant to Code Section 4975, (ii) no Company Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of the Internal Revenue Service (the "IRS"), the Department of Labor (the "DOL"), or any other federal, state or local Governmental Entity, (iii) no Company Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of any Governmental Entity (including without limitation the IRS's Voluntary Compliance Resolution Program or Walk-in Closing Agreement Program or the DOL's Delinquent Filer Voluntary Compliance Program), and (iv) no matter is pending relating to any Company Benefit Plan before any court.

    3.8.4 Except as disclosed in Section 3.8.4 of the Company Disclosure Schedule with respect to the Company Benefit Plans, individually and in the aggregate, no termination or partial termination of any Company Benefit Plan or other event has occurred at any time, and, to the best knowledge of the Company, there exists no condition or set of circumstances with respect to any Company Benefit Plan that could subject the Company or any of its Subsidiaries to any liability arising under the Code, ERISA or any other applicable law (including without limitation any liability to or under any such Plan or to the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which the Company, any of its Subsidiaries or any Company ERISA Affiliate is a party, which liability, excluding liability for benefit claims and funding obligations payable in the ordinary course and liability for PBGC insurance premiums payable in the ordinary course, is reasonably likely to have a Company Material Adverse Effect. PBGC has not initiated any proceedings, and there exists no event or condition which would constitute grounds for initiation of proceedings by PBGC to terminate any Company Benefit Plan under Section 4042 of ERISA.

    3.8.5 Except as disclosed in Section 3.8.5 of the Company Disclosure Schedule, no Company Benefit Plan that is a "welfare plan" (within the meaning of ERISA Section 3(1)) provides benefits for any retired or former employees (other than as required pursuant to ERISA Section 601).

    3.8.6 The Company has made or will make available to Nipsco a true and correct copy of each collective bargaining agreement to which the Company is a party or under which the Company has obligations and, with respect to each Company Benefit Plan, as applicable (i) the current plan document (including all amendments adopted since the most recent restatement) and its most recently prepared summary plan description and all summaries of material modifications prepared since the most recent summary plan description, (ii) the annual report (IRS Form 5500 Series) including financial statements prepared for the most recent three plan years, (iii) each related trust agreement, insurance contract, annuity contract, service provider or investment management or advisory agreement (including all amendments to each such document), (iv) the most recent IRS determination letter with respect to the qualified status under

  Code Section 401(a) of such Plan and a copy of any application for an IRS determination letter filed since the most recent IRS determination letter was issued and (v) the actuarial reports or valuations for the most recent three plan years.

    3.8.7 Except as disclosed in Section 3.8.7 of the Company Disclosure Schedule, the consummation or announcement of any transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (i) payment (whether of severance pay or otherwise) becoming due from the Company or any of its Subsidiaries under any applicable Company Benefit Plans to any officer, employee, former employee, director or former director thereof or to the trustee under any "rabbi trust," "secular trust" or similar arrangement, or
  (ii) benefit under any Company Benefit Plan being established or becoming accelerated, vested or payable, except for a payment or benefit that would have been payable under the same terms and conditions without regard to the transactions contemplated by this Agreement.

    3.8.8 Except as disclosed in Section 3.8.8 of the Company Disclosure Schedule, each Company Benefit Plan that is subject to either or both of the minimum funding requirements of ERISA Section 302 or to Title IV of ERISA has assets that, as of the date hereof, have a fair market value equal to or exceeding the present value, as determined by the Plan's independent enrolled actuary, of the accrued benefit obligations thereunder on a termination basis, as of the date hereof, based on the actuarial methods, tables and assumptions theretofore utilized by such Plan's enrolled actuary in preparing such Plan's most recently prepared actuarial valuation report, except to the extent that applicable law would require the use of different actuarial assumptions if such Plan was to be terminated as of the date hereof. No Company Benefit Plan subject to the minimum funding requirements of ERISA Section 302 has incurred any "accumulated funding deficiency" (within the meaning of ERISA Section 302 or Section 412 of the Code) as of the date hereof. No waiver from the minimum funding standards of Section 302 of ERISA or Section 412 of the Code has been obtained, applied for or is contemplated with respect to any Company Benefit Plan.

    3.8.9 Except as disclosed in Section 3.8.9 of the Company Disclosure Schedule, no Company Benefit Plan is or was at any time a "multiemployer plan" (within the meaning of ERISA Section 4001(a) (3)), a multiple employer plan described in Code Section 413(c), or a "multiple employer welfare arrangement" (within the meaning of ERISA Section 3(40)); and none of the Company, any Subsidiary thereof or any Company ERISA Affiliate has at any time within the past five years been obligated to contribute to, or otherwise has or has had any liability with respect to, any multiemployer plan, multiple employer plan, or multiple employer welfare arrangement. The Company and its Subsidiaries have not made or incurred a "complete withdrawal" or a "partial withdrawal," as such terms are defined in ERISA Sections 4203 and 4205, from any multiemployer plan at any time during the five-calendar-year period immediately preceding the date of this Agreement and the transactions contemplated by the Agreement will not, in and of themselves, give rise to such a "complete withdrawal" or "partial withdrawal." Neither the Company nor any Subsidiary has incurred or is aware of any withdrawal liability (as defined in Section 4201 of ERISA) assessed against any of them with respect to any multiemployer plan.

    3.8.10 Except as disclosed in Section 3.8.10 of the Company Disclosure
  Schedule: (i) neither the Company nor any Subsidiary of the Company is subject to any legal, contractual, equitable or other obligation to establish as of any date any employee benefit plan of any nature, including without limitation any pension, profit sharing, welfare, post-retirement welfare, stock option, stock or cash award, nonqualified deferred compensation or executive compensation plan, policy or practice, and (ii) to the best knowledge of the Company, after review of all Company Benefit Plan documents, the Company or one or more of its Subsidiaries may, in any manner, and without the consent of any employee, beneficiary or dependent, employees' organization or other person, terminate, modify or amend any Company Benefit Plan or any other employee benefit plan, policy, program or practice (or its participation in any such Company Benefit Plan or other employee benefit plan, policy, program or practice) at any time sponsored, maintained or contributed to by the Company or any of its Subsidiaries, effective as of any date before, on or after the Effective Time except to the extent that any retroactive amendment would be prohibited by ERISA
  Section 204(g) or would deprive a plan participant of a benefit in which such participant has a vested right.

    3.8.11 Except as disclosed in Section 3.8.11 of the Company Disclosure Schedule, (i) no event constituting a "reportable event" (within the meaning of ERISA Section 4043(b) and the regulations issued thereunder) for which the 30-day notice requirement has not been waived by the PBGC has occurred with respect to any Company Benefit Plan and (ii) no liability, claim, action or litigation has been made, commenced or, to the best knowledge of the Company, threatened, by or against the Company or any of its Subsidiaries with respect to any Company Benefit Plan (other than for benefits or PBGC premiums payable in the ordinary course) that is reasonably likely to have a Company Material Adverse Effect.

  3.9 Taxes. "Taxes," as used in this Agreement, means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any Governmental Entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return," as used in this Agreement, means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any of its Subsidiaries, on the one hand, or Nipsco or any of its Subsidiaries, on the other hand. "Tax Rulings," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes. Except as disclosed in Section 3.9 of the Company Disclosure Schedule, there are no Tax matters that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect.

    3.9.1 Filing of Timely Tax Returns. The Company and each of its Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis.

    3.9.2 Payment of Taxes. The Company and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid (and until the Closing Date will pay within the time and in the manner prescribed by law) all Taxes that are currently due and payable except for Taxes for which reserves have been taken on the Company Balance Sheet.

    3.9.3 Tax Reserves. The Company and its Subsidiaries have established (and until the Closing Date will maintain) on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    3.9.4 Tax Liens. There are no Tax liens upon the assets of the Company or any of its Subsidiaries except liens for Taxes not yet due.

    3.9.5 Withholding Taxes. The Company and each of its Subsidiaries have complied (and until the Closing Date will comply) in all material respects with the provisions of the Code relating to the payment and withholding of Taxes, including without limitation the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other laws, and have within the time and in the manner prescribed by law withheld from employee wages and paid over to the proper governmental authorities all amounts required.

    3.9.6 Extensions of Time for Filing Tax Returns. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return which Tax Return has not since been filed.

    3.9.7 Waivers of Statute of Limitations. Neither the Company nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    3.9.8 Expiration of Statute of Limitations. The statute of limitations for the assessment of all Taxes has expired for all applicable Tax Returns of the Company and each of its Subsidiaries or those Tax Returns have been examined by the appropriate taxing authorities for all periods through the date hereof, and no deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full.

    3.9.9 Audit, Administrative and Court Proceedings. No audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries.

    3.9.10 Powers of Attorney. No power of attorney currently in force has been granted by the Company or any of its Subsidiaries concerning any Tax matter.

    3.9.11 Tax Rulings. Neither the Company nor any of its Subsidiaries has received a Tax Ruling or entered into a Closing Agreement with any taxing authority that would have a continuing effect after the Closing Date.

    3.9.12 Availability of Tax Returns. The Company and its Subsidiaries have made available to the Company complete and accurate copies, covering all open years, of (i) all Tax Returns, and any amendments thereto, filed by the Company or any of its Subsidiaries, (ii) all audit reports received from any taxing authority relating to any Tax Return filed by the Company or any of its Subsidiaries and (iii) any Closing Agreements entered into by the Company or any of its Subsidiaries with any taxing authority.

    3.9.13 Tax-Sharing Agreements. Except as disclosed in Section 3.9.13 of the Company Disclosure Schedule, there are no agreements relating to the allocation or sharing of Taxes between or among the Company and any of its Subsidiaries.

    3.9.14 Code Section 341(f). Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Code Section 341(f) or has agreed to have Code Section 341(f)(2) apply to any disposition of a subsection (f) asset (as such term is defined in Code Section 341(f)(4)) owned by the Company or any of its Subsidiaries.

    3.9.15 Code Section 168. No property of the Company or any of its Subsidiaries is property that the Company or any such Subsidiary or any party to this transaction is or will be required to treat as being owned by another person pursuant to the provisions of Code Section 168(f)(8) (as in effect prior to its amendment by the Tax Reform Act of 1986) or is tax-exempt use property within the meaning of Code Section 168.

    3.9.16 Code Section 481 Adjustments. Neither the Company nor any of its Subsidiaries is required to include in income any adjustment pursuant to Code Section 481(a) by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and, to the best of the knowledge of the Company, the IRS has not proposed any such adjustment or change in accounting method.

    3.9.17 Code Sections 6661 and 6662. The Company and its Subsidiaries have or had substantial authority (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1990, and within the meaning of Section 6662 of the Code for Tax Returns filed after December 31, 1990) for all transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6661 of the Code for Tax Returns filed on or before December 31, 1990, and within the meaning of
  Section 6662 of the Code for Tax Returns filed after December 31, 1990).

    3.9.18 Code Section 280G. Except as disclosed in Section 3.9.18 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could reasonably be expected to result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G.

    3.9.19 NOLS. As of December 31, 1997, the Company and its Subsidiaries had net operating loss carryovers available to offset future income as disclosed in Section 3.9.19 of the Disclosure Schedule.

  Section 3.9.19 of the Disclosure Schedule discloses the amount of and year of expiration of each company's net operating loss carryovers.

    3.9.20 Credit Carryovers. As of December 31, 1997, the Company and its Subsidiaries had tax credit carryovers available to offset future tax liability as disclosed in Section 3.9.20 of the Company Disclosure Schedule. Section 3.9.20 of the Company Disclosure Schedule discloses the amount and year of expiration of each company's tax credit carryovers.

    3.9.21 Code Section 338 Elections. No election under Code Section 338 (or any predecessor provision) has been made by or with respect to the Company or any of its Subsidiaries or any of their respective assets or properties.

    3.9.22 Acquisition Indebtedness. No indebtedness of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Code Section 279(b).

    3.9.23 Intercompany Transactions. Neither the Company nor any of its Subsidiaries has engaged in any intercompany transactions within the meaning of Treasury Regulations Section 1.1502-13 for which any income or gain will remain unrecognized as of the close of the last taxable year prior to the Closing Date.

    3.9.24 Liability for Others. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any person other than the Company and its Subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract or (iii) otherwise.

  3.10 Compliance with Applicable Laws. Except as disclosed in Section 3.10 of the Company Disclosure Schedule:

    3.10.1 The business of the Company and each of its Subsidiaries is being conducted in compliance in all material respects with all applicable laws, ordinances, rules and regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within three years of the date hereof were properly filed and were in compliance in all material respects with such laws.

    3.10.2 Each of the Company and each of its Subsidiaries has all material licenses (including, without limitation, utility licenses), permits, authorizations, franchises and rights ("Licenses") that are necessary for it to own or lease, as the case may be, and operate its properties and assets and to conduct its business as now conducted. The business of the Company and each of its Subsidiaries has been and is being conducted in compliance in all material respects with all such Licenses. All restrictions and limitations on those Licenses requested or required by any utility regulator are disclosed in the Filed Company SEC Documents or in
  Section 3.10 of the Company Disclosure Schedule. All such Licenses are in full force and effect, and there is no proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such License.

    3.10.3 The Company and each of its Subsidiaries that has been or is required to do so has filed all forms, reports, statements and other documents required by law to be filed by it with the FERC, MDPU, NHMPUC and the MNEPUC, and such forms, reports, statements and other documents, did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  3.11 Environmental Protection.

    3.11.1 Except as disclosed in Section 3.11.1 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, the Company and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws (as defined in Section 3.11.7), except where the failure to be or to have so been in material compliance, in the aggregate, is not reasonably likely to have a Company Material

  Adverse Effect. Except as disclosed in Section 3.11.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any written notice from any person or Governmental Entity that alleges that the Company or any of its Subsidiaries is not in material compliance with applicable Environmental Laws, except where the failure to be or to have so been in material compliance, in the aggregate, would not have a Company Material Adverse Effect.

    3.11.2 Except as disclosed in Section 3.11.2 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, the Company and each of its Subsidiaries have obtained or have applied for all material environmental, health and safety permits and authorizations (collectively, "Environmental Permits") necessary for the construction of their facilities and the conduct of their operations, and all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and the Company and its Subsidiaries are in material compliance with all terms and conditions of all such Environmental Permits, except where the failure to obtain such Environmental Permits, to make such application, to be in such compliance or to make such expenditures, in the aggregate, would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken, or prior to Closing will take, all necessary actions to ensure the transferability of all Environmental Permits that are required with respect to their respective businesses, operations and properties.

    3.11.3 Except as disclosed in Section 3.11.3 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, to the best knowledge of the Company, no Environmental Claim (as defined in Section 3.11.7) is pending or, to the best knowledge of the Company, threatened:
  (i) against the Company or any of its Subsidiaries; (ii) against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law; or (iii) against any real or personal property or operations that the Company or any of its Subsidiaries owns, leases or manages, in whole or in part; that is reasonably likely in the aggregate to have a Company Material Adverse Effect and the Company has no knowledge of any facts likely to give rise to such Environmental Claim.

    3.11.4 Except as disclosed in Section 3.11.4 of the Company Disclosure Schedule or as disclosed in the Company SEC Documents, to the best knowledge of the Company, there has been no Release (as defined in Section 3.11.7) of Hazardous Materials (as defined in Section 3.11.7) that would be reasonably likely to (i) form the basis of any Environmental Claim against the Company or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, or (ii) cause damage to or diminution in value of real property or operations that the Company or any of its Subsidiaries owns, leases, or manages, in whole or in part, except for Releases of Hazardous Materials the liability for which would not in the aggregate have a Company Material Adverse Effect.

    3.11.5 Except as disclosed in Section 3.11.5 of the Company Disclosure Schedule, or as disclosed in the Company SEC Documents, to the best knowledge of the Company, with respect to any predecessor of the Company or any of its Subsidiaries, there is no Environmental Claim pending or threatened, or Release of Hazardous Materials, that would be reasonably likely to form the basis of any Environmental Claims that are reasonably likely to have, in the aggregate, a Company Material Adverse Effect.

    3.11.6 To the best knowledge of the Company, the Company has disclosed to Nipsco all facts and circumstances that are likely to form the basis of an Environmental Claim or to require expenditures by the Company or any of its Subsidiaries in order to comply with current or future applicable Environmental Laws, including but not limited to facts and circumstances arising from: (i) the cost of pollution-control equipment currently required or known to be required in the future; (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site; and/or (iii) any other environmental matters affecting the Company or any of its Subsidiaries; and that are reasonably likely to have, in the aggregate, a Company Material Adverse Effect.

    3.11.7 As used in this Agreement:

      (a) "Environmental Claim" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of non- compliance or violation by any person or entity (including without limitation any Governmental Entity) alleging potential liability (including without limitation potential liability for enforcement costs, investigatory costs, cleanup costs, response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company or any of its Subsidiaries or joint ventures, (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release or threatened Release of any Hazardous Materials.

      (b) "Environmental Laws" means all federal, state and local laws, rules and regulations, and any binding judicial or administrative interpretation thereof or requirement thereunder relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, groundwater, land surface or subsurface strata), including without limitation laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

      (c) "Hazardous Materials" means (i) any petroleum or petroleum products or petroleum wastes (including crude oil or any fraction thereof), nuclear fuel or waste or other radioactive materials, friable asbestos or friable asbestos-containing material, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances that are now defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company or any of its Subsidiaries or joint ventures operates.

      (d) "Release" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property (indoors or outdoors).

  3.12 Litigation. Except as set forth in the Filed Company SEC Documents or
Section 3.12 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and the Company has no knowledge of any facts likely to give rise to any such litigation, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or to materially and adversely affect the Company's ability to consummate the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents or Section 3.12 of the Company Disclosure Schedule, none of the Company's Subsidiaries whose rates or services are subject to regulation by a Governmental Entity (i) has rates that have been or are being collected subject to refund, pending final resolution of any proceeding pending before a Governmental Entity or on appeal to the courts or (ii) is a party to any proceeding before the Governmental Entity or on appeal from orders of the Governmental Entity.

  3.13 Labor Relations. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

    3.13.1 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

    3.13.2 There is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or any of its Subsidiaries, threatened that could reasonably be expected to have a Company Material Adverse Effect.

    3.13.3 There is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or any of its Subsidiaries, threatened that could reasonably be expected to have a Company Material Adverse Effect.

    3.13.4 There is no strike, dispute, slowdown, work stoppage or lockout pending or, to the knowledge of the Company or any of its Subsidiaries, threatened against or involving the Company or any of its Subsidiaries that could reasonably be expected to have a Company Material Adverse Effect.

    3.13.5 The Company and each of its Subsidiaries is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for noncompliance that could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

    3.13.6 There is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to their respective articles of organization or articles or certificates of incorporation or by-laws, as provided in any indemnification agreement to which the Company or any of its Subsidiaries is a party or pursuant to applicable law that could reasonably be expected to have a Company Material Adverse Effect.

  3.14 Intellectual Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their business (collectively, the "Company Intellectual Property"), except where the failure to possess or have adequate rights to use such properties would not have a Company Material Adverse Effect. Except as set forth in Section 3.14 of the Company Disclosure Schedule, all of the Company Intellectual Property is owned by the Company or one of its Subsidiaries, free and clear of any and all Encumbrances, except for those Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has forfeited or otherwise relinquished any Company Intellectual Property which forfeiture would have a Company Material Adverse Effect. To the knowledge of the Company, the use of the Company Intellectual Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill (including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor) of any other person, and neither the Company nor any of its Subsidiaries has received notice of any claim or otherwise knows that any of the Company Intellectual Property is invalid, conflicts with the asserted rights of any other person, has not been used or enforced or has failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Company Intellectual Property, except for such conflicts, infringements, violations, interferences, claims, invalidity, abandonments, cancellations or unenforceability that would not, individually or in the aggregate, have a Company Material Adverse Effect.

  3.15 No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) its articles of organization or articles or certificate of incorporation or by-laws, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is now a party or by which it or any of its properties or assets may be bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to it, except in the case of (ii) and (iii) for defaults or violations that in the aggregate would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries have fulfilled, and have taken all action reasonably necessary to date to enable them to fulfill when due, all of their material obligations under all contracts, commitments and arrangements and, to the knowledge of the Company, no breach or default by any other party under such contracts, commitments or arrangements has occurred or is threatened that will or could impair the ability of the Company or any of its Subsidiaries to enforce any of its rights thereunder in any material respect.

  3.16 Regulation as a Utility. The Company is regulated as a gas utility in the Commonwealth of Massachusetts and in no other state; Northern is regulated as a gas utility in the states of New Hampshire and Maine. Except as disclosed in Section 3.16 of the Company Disclosure Schedule, neither the Company nor any "subsidiary company" or "affiliate" (as such terms are defined in the 1935
Act) of the Company is subject to regulation as a public utility or public service company (or similar designation) by any other state in the United States, by the United States or any agency or instrumentality of the United States or by any foreign country. The Company is a holding company exempt under Section 3(a)(2) pursuant to Rule 2 from all provisions of the 1935 Act except Section 9(a)(2).

  3.17 Insurance. Except as disclosed in Section 3.17 of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries is, and has been continuously since January 1, 1991, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies engaged in the respective businesses conducted by the Company and its Subsidiaries during such time period. Except as disclosed in
Section 3.17 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice of cancellation or termination with respect to any insurance policy. All insurance policies of the Company and its Subsidiaries are valid and enforceable policies.

  3.18 Voting Requirements. The affirmative vote of the holders of two-thirds of the outstanding Company Shares, are the only votes of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement (the "Company Requisite Vote").

  3.19 Brokers. Except as relates to the services provided by SG Barr Devlin, formerly Barr Devlin & Co. Incorporated ("Barr Devlin") as financial advisors to the Company, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Company directly with Nipsco, without the intervention of any person on behalf of the Company in such manner as to give rise to any valid claim by any person against Nipsco, the Company or any of their respective Subsidiaries for a finder's fee, brokerage commission or similar payment.

  3.20 Opinion of Financial Advisor. The Company has received the opinion of Barr Devlin, dated the date hereof, to the effect that, as of the date hereof, the consideration to be received by holders of Company Shares pursuant to the Merger is fair to such holders from a financial point of view.

  3.21 Change in Business Relationships. The Company has no knowledge of any event or circumstance that indicates that, whether on account of the transactions contemplated by this Agreement or otherwise, any customer, agent, representative or supplier of the Company or of any of its Subsidiaries intends to discontinue, diminish or change its relationship with the Company or any of its Subsidiaries in any way that would be reasonably likely to have a Company Material Adverse Effect.

  3.22 Material Contracts. Section 3.22 of the Disclosure Schedule lists each oral and written contract, commitment or arrangement of which the Company has knowledge that is of a material nature (or that assumes materiality because of its continuing nature) and under which the Company or any of its Subsidiaries is obligated on the date hereof, including the following:

    3.22.1 All consulting arrangements and contracts for professional, advisory and other services, including contracts under which the Company or any of its Subsidiaries performs services for others;

    3.22.2 All leases of real or personal property, other than leases of personal property whereunder total future rentals are, in each instance, less than $1,000,000;

    3.22.3 All contracts, commitments and agreements for the acquisition, development or disposition of real or personal property, other than conditional sales contracts and security agreements whereunder total future payments are, in each instance, less than $1,000,000;

    3.22.4 All contracts relating to the source or supply of gas and other raw materials essential to the conduct of the business of the Company or any of its Subsidiaries, including any financial derivatives master agreements of transactions, confirmations, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities;

    3.22.5 All contracts relating to the employment, engagements, compensation or termination of directors, officers, employees or agents of the Company or any of its Subsidiaries and all pension, retirement, profit sharing, stock option, stock purchase, stock appreciation, insurance or similar plans or arrangements for the benefit of any employees, officers or directors of the Company or any of its Subsidiaries, including all Company Benefit Plans (as defined in Section 3.8.1);

    3.22.6 All loans, loan commitments, letters of credit or other financial accommodations or arrangements or evidences of indebtedness, including modifications or amendments thereof, extended to or for the benefit of the Company or any of its Subsidiaries;

    3.22.7 All union and other labor contracts; and

    3.22.8 All other material contracts made other than in the usual or ordinary course of business of the Company or any of its Subsidiaries to and which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries is obligated.

  3.23 Commodity Derivatives and Credit Exposure Matters. Neither the Company nor any of its Subsidiaries has quantified on a mark-to-market basis and calculated with respect to physical and financial position exposure, (a) natural gas forward price exposure exceeding $5,000, (b) on-system pipeline transportation (basis) exposure exceeding $5,000, (c) off-system pipeline transportation (basis) exposure exceeding $5,000 or (d) credit exposure (which is unsecured and not backed by letters of credit or enforceable guarantees from A-rated credit providers) to any one counterparty which exceeds $1,000,000.

  3.24 No Omissions. None of the information included in the Company Disclosure Schedule or in the Company SEC Documents (including, without limitation, the consolidated financial statements included therein) was, as of the date such information was included in such Schedule or such Documents, false or misleading in any material respect or omitted to state a fact therein necessary to make such information not misleading in any material respect.

                                  ARTICLE IV

                   Representations and Warranties of Nipsco

  Nipsco hereby represents and warrants to the Company as follows:

  4.1 Organization, Standing and Corporate Power. Nipsco is a corporation duly organized and validly existing under the laws of the State of Indiana. Nipsco has the requisite corporate power and authority to carry on its business as now being conducted, and Nipsco is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not individually or in the aggregate have a Nipsco Material Adverse Effect. As used in this Agreement, the term "Nipsco Material Adverse Effect" means a material adverse effect on the business, assets, liabilities, results of operations, financial condition or prospects of Nipsco and its Subsidiaries taken as a whole. Nipsco has delivered to the Company complete and correct copies of its articles of incorporation and by-laws, as amended to the date of this Agreement.

  4.2 Nipsco Capital Structure.

    4.2.1 As of the date hereof, the authorized capital stock of Nipsco consists of 200,000,000 Nipsco Common Shares and 20,000,000 shares of preferred stock, without par value ("Nipsco Preferred Shares"). At the close of business on December 12, 1997, (i) 62,196,673 Nipsco Common Shares were issued and outstanding, and (ii) 11,695,436 Nipsco Common Shares were held as treasury shares. Nipsco has no Nipsco Common Shares or Nipsco Preferred Shares reserved for issuance, except that, as of December 12, 1997, there were 1,094,900 Nipsco Common Shares reserved for issuance pursuant to Nipsco's Long-Term Incentive Plans and its Nonemployer Director Stock Incentive Plan (the "Nipsco Stock Plans") and 2,000,000 Series A Junior Participating Preferred Shares reserved for issuance pursuant to Nipsco's Share Purchase Rights Plan. All outstanding shares of capital stock of Nipsco are, and all Nipsco Common Shares that may be issued in connection with the Merger will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other indebtedness of Nipsco conferring the right to vote (or convertible into, or exchangeable for, securities conferring the right to vote) on any matters on which the shareholders of Nipsco may vote are issued or outstanding. Except as set forth above or in
  Section 4.2.1 of the disclosure schedule dated as of the date hereof of Nipsco (the "Nipsco Disclosure Schedule"), Nipsco does not have any outstanding option, warrant, subscription or other right, agreement or commitment that either obligates Nipsco to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of capital stock of Nipsco or its Subsidiaries or that restricts the transfer of Nipsco Common Shares.

    4.2.2 Prior to the Effective Time, the authorized capital stock of Acquisition will consist of 1,000 common shares, without par value, all of which will be issued and outstanding and owned by Nipsco. All such outstanding common shares will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

  4.3 Subsidiaries. Section 4.3 of the Nipsco Disclosure Schedule sets forth the name of each of Nipsco's Subsidiaries and the jurisdiction of its organization. Except as set forth in Schedule 4.3, Nipsco is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock or other ownership units of each of its Subsidiaries, and no Nipsco Subsidiary has any outstanding option, warrant, subscription or other right, agreement or commitment that obligates either Nipsco or any of its Subsidiaries to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of Nipsco or any of its Subsidiaries, or that restricts the transfer of Nipsco Common Shares. All the outstanding shares of capital stock of each Nipsco Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Nipsco or a wholly owned Subsidiary, free and clear of all Encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions imposed by federal or state securities laws). A "Subsidiary" of Nipsco means any corporation or other entity (including joint ventures, partnerships and other business associations) in which Nipsco directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise to direct to the management and policies of such corporation or other entity.

  4.4 Authority; Noncontravention. Nipsco has, and as of the Effective Time Acquisition will have, all requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Nipsco and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Nipsco. This Agreement has been duly executed and delivered by Nipsco and, assuming this Agreement has been duly executed and delivered by the Company, constitutes a valid and binding obligation of Nipsco, enforceable against it in accordance with its terms, except that the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth in Section 4.4 of the Nipsco Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the articles of incorporation or by-laws of Nipsco or Acquisition or conflict with the joint venture agreement or comparable document of any joint venture, partnership or other business association or entity to which Nipsco or Acquisition is a party (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent (the "Nipsco Required Consents") of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Nipsco or any of its Subsidiaries is a party or by which Nipsco or any of its Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, subject, in the case of clauses (ii) and (iii) above, to those conflicts, breaches, defaults and similar matters that, individually or in the aggregate, would not have a Nipsco Material Adverse Effect nor materially and adversely affect Nipsco's ability to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity that has not been received or made is required by or with respect to Nipsco in connection with the execution and delivery of this Agreement by Nipsco or the consummation by it of any of the transactions contemplated hereby, except for (a) the filing of pre-merger notification and report forms under the HSR Act with respect to the Merger;
(b) the filing with the SEC of a registration statement on Form S-4 by Nipsco in connection with the issuance of Nipsco Common Shares in the Merger (the "Registration Statement") and such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (c) the filing of articles of merger with the Massachusetts Secretary and appropriate documents with the relevant authorities of the other states in which the Company is qualified to do business; (d) filing with the SEC for authorization of the Merger under Section 9(a)(2) of the 1935 Act; and
(e) such other consents, approvals, authorizations, filings or notices as are set forth in Section 4.4 of the Nipsco Disclosure Schedule or as, in the aggregate could not reasonably be expected to have a Nipsco Material Adverse Effect (collectively, the "Nipsco Required Statutory Approvals").

  4.5 Nipsco SEC Documents and Financial Statements.

    4.5.1 Nipsco has timely filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1992 (the "Nipsco SEC Documents"). As of their respective dates (or, with respect to any amendment to the Nipsco SEC Documents, as of the date of the filing of such amendment), the Nipsco SEC Documents complied with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Nipsco SEC Documents, and none of the Nipsco SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    4.5.2 The consolidated financial statements of Nipsco included in the Nipsco SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X) and fairly present, in all material respects, the consolidated financial position of Nipsco and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, changes in shareholders' equity and consolidated cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal recurring adjustments, none of which is material).

    4.5.3 Except as disclosed in the Nipsco SEC Documents filed and publicly available prior to December 16, 1997 (the "Filed Nipsco SEC Documents") or in the Nipsco Disclosure Schedule, neither Nipsco nor any of its Subsidiaries has any absolute, accrued, contingent or other liabilities or obligations due or to become due, and there are no claims or causes of action formerly maintained by Nipsco or any of its Subsidiaries or a Nipsco ERISA Affiliate (as defined in Section 4.8.1) on or after January 1, 1992) that have been or, to the knowledge of the officers of Nipsco and its Subsidiaries and divisions, the members of Nipsco's legal department and the director(s), manager(s) or supervisor(s) of Nipsco's environmental compliance and affairs, may be asserted against Nipsco or any of its Subsidiaries, except (i) as and to the extent reflected or reserved against on the balance sheet included in Nipsco's Annual Report on Form 10-K for the year ended December 31, 1996 (the "Nipsco Base Balance Sheet"), or included in the notes to the Nipsco Base Balance Sheet, (ii) for normal and recurring liabilities incurred since December 31, 1996, in the ordinary course of business consistent with past practice, and (iii) for such other liabilities and obligations that are not in the aggregate reasonably likely to have a Nipsco Material Adverse Effect.

  4.6 Absence of Certain Changes or Events.

    (a) Except as set forth in the Nipsco SEC Documents filed prior to the date hereof or in Section 4.6 of the Nipsco Disclosure Schedule, from December 31, 1996 there has not been, and no fact or condition exists that would reasonably be expected to have, a Nipsco Material Adverse Effect.

    (b) Neither Nipsco nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated corporate balance sheet, except liabilities, obligations or contingencies that are accrued or reserved against in the consolidated financial statements of Nipsco or reflected in the notes thereto for the year ended December 31, 1996, or that were incurred after December 31, 1996 in the ordinary course of business and would not reasonably likely have a Nipsco Material Adverse Effect.

  4.7 Employee Matters; ERISA. Each employee benefit plan, program, policy, agreement or arrangement maintained by Nipsco or its Subsidiaries is and has been operated in compliance with its terms and all applicable laws, rules, and regulations governing such plans, including without limitation ERISA and the Code, except for violations that could not reasonably be expected to have a Nipsco Material Adverse Effect.

  4.8 Taxes.

    4.8.1 Filing of Timely Tax Returns. Nipsco and each of its Subsidiaries have filed all Tax Returns required to be filed by each of them under applicable law. All Tax Returns were in all material respects (and, as to Tax Returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis except for where the failure to do so would not have a Nipsco Material Adverse Effect.

    4.8.2 Payment of Taxes. Neither Nipsco nor any of its Subsidiaries have any liability for unpaid Taxes that, in the aggregate, would be reasonably likely to have a Nipsco Material Adverse Effect.

  4.9 Environmental Matters.

    4.9.1 Environmental Matters. Except as would not, in the aggregate, be reasonably expected to result in a Nipsco Material Adverse Effect, but excluding matters disclosed in Section 4.9.1 of the Nipsco Disclosure Schedule, (i) Nipsco and its Subsidiaries are and have been in material compliance with all applicable Environmental Laws and the terms and conditions of all applicable Environmental Permits, and neither Nipsco nor any of its Subsidiaries has received any written notice from any person or Governmental Entity that alleges that Nipsco or any of its Subsidiaries is not in material compliance with applicable Environmental Laws or the terms and conditions of all such Environmental Permits, (ii) to the best knowledge of Nipsco, there are no Environmental Claims pending or threatened (a) against Nipsco or any of its Subsidiaries, (b) against any person or entity whose liability for any Environmental Claim Nipsco or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law or (c) against any real or personal property or operations that Nipsco or any of its Subsidiaries owns, leases or manages, in whole or in part, and (iii) to the best knowledge of Nipsco, there has been no Release of Hazardous Materials that would be reasonably likely to (a) form the basis of any Environmental Claim against Nipsco or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim Nipsco or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law or (b) cause damage or diminution of value to any of the operations or real properties owned, leased or managed, in whole or in part, by Nipsco or any of its Subsidiaries.

    4.9.2 To the best knowledge of Nipsco, there are no facts or circumstances that are likely to form in the basis of an Environmental Claim or to require expenditures by Nipsco or any of its Subsidiaries in order to comply with currently applicable Environmental Laws, including but not limited to facts and circumstances arising from: (i) the cost of pollution-control equipment currently required or known to be required in the future; (ii) current investigatory, removal, remediation or response costs or investigatory, removal, remediation or response costs known to be required in the future, in each case, both on-site and off-site; and/or
  (iii) any other environmental matters affecting Nipsco or any of its Subsidiaries; and that are reasonably likely to have, in the aggregate, but excluding matters disclosed in Section 4.9.2 of the Nipsco Disclosure Schedule, a Nipsco Material Adverse Effect.

  4.10 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Nipsco directly with the Company, without the intervention of any person on behalf of Nipsco in such manner as to give rise to any valid claim by any person against the Company or any of its Subsidiaries for a finder's fee, brokerage commission or similar payment.

  4.11 No Omissions. None of the information included in the Nipsco Disclosure Schedule or in the Nipsco SEC Documents (including, without limitation, the consolidated financial statements included therein) was, as of the date such information was included in such Schedule or Documents, false or misleading in any material respect or omitted to state a fact therein necessary to make such information not misleading in any material respect.

  4.12 Regulation as a Utility. Nipsco is a public utility holding company within the meaning of the 1935 Act and is either exempt from, or is in compliance with, all provisions thereof.

  4.13 Compliance. Nipsco and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises, consents and approvals of all Governmental Entities necessary for them to own, lease and operate their properties and assets, and to lawfully conduct their respective businesses, except where the failure to so hold would not have a Nipsco Material Adverse Effect. Except as set forth in Section 4.13 of the Nipsco Disclosure Schedule or as disclosed in the Nipsco SEC Documents filed as of the date hereof, Nipsco and its Subsidiaries are not conducting their business in violation of, nor have they received notice of an investigation with respect to any violation of, any law, statute, order, rule, regulation, ordinance or judgment of any Governmental Authority, except for violations that do not have, and would not be reasonably likely to have, a Nipsco Material Adverse Effect.

                                   ARTICLE V

                             Additional Agreements

  5.1 Preparation of Registration Statement and Proxy Statement.

    5.1.1 Registration Statement; Proxy Statement. As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC a preliminary proxy statement relating to the Company Special Meeting (as defined in Section 5.2) as such preliminary proxy statement may be amended from time to time (the "Proxy Statement"), and Nipsco shall prepare and file with the SEC the Registration Statement including a prospectus relating to the Nipsco Common Shares, as amended or supplemented from time to time (the "Prospectus"). Nipsco shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Nipsco shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Nipsco Common Shares in the Merger, and the Company shall furnish all information concerning the Company and the holders of the Company Common Shares as may be reasonably requested in connection with any such action. It shall be a condition to the requirement of the Company to mail the Proxy Statement to its shareholders that the Company shall have received an opinion from Barr Devlin, dated the date of the Proxy Statement, to the effect that, as of the date thereof, the consideration to be received by holders of Company Shares pursuant to the Merger is fair to such holders from a financial point of view.

    5.1.2 Company Information. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein not misleading and (ii) the Proxy Statement shall, at the date it is first mailed to the Company's shareholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respect with the requirements of the Exchange Act and the rules and regulations thereunder, except with respect to statements made or incorporated by reference therein based on information supplied by Nipsco specifically for inclusion or incorporation by reference in the Proxy Statement.

    5.1.3 Nipsco Information. Nipsco agrees that none of the information supplied or to be supplied by Nipsco specifically for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement shall, at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement shall comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except with respect to statements made or incorporated by reference in either the Registration Statement or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

  5.2 Meeting of the Company's Shareholders. The Company shall take all action necessary in accordance with applicable federal and state law and the Charter and By-laws to convene a meeting of its shareholders as promptly as practicable and consistent with Section 5.1.1 (the "Company Special Meeting") to consider and vote upon the approval of the Merger. Subject to Section 5.10, the Company shall, through its board of directors (the "Company Board"), recommend to its shareholders approval of the Merger. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 8.12(v), its obligations pursuant to the first sentence of Section 5.2 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (as defined in Section 5.9) or (ii) the withdrawal or modification by the Company Board of its approval or recommendation of this Agreement or the Merger. Subject to Sections 5.9 and 5.10, the Company shall use its best efforts to obtain the favorable vote of its shareholders as soon as practicable after the date hereof. It shall be a condition to the obligation of the Company to hold the Company Special Meeting that the opinion of Barr Devlin referred to in Section 5.1.1 shall not have been withdrawn.

  5.3 Affiliates and Certain Shareholders. Prior to the Closing Date, the Company shall deliver to Nipsco a letter identifying all persons who it believes to be, at the time the Merger is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each such person to deliver to Nipsco on or prior to the Closing Date a written agreement in connection with restrictions on affiliates under Rule 145, in substantially the form attached as Exhibit A to this Agreement. Nipsco shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Nipsco Common Shares by such affiliates, and the certificates representing Nipsco Common Shares received by such affiliates in the Merger shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 5.3. The Company shall use its best efforts to obtain from each of the beneficial owners (within the meaning of Rule 13d-3 and Rule 13d-5 of the Exchange Act) of 5% or more of the Company Common Shares such representation letters addressed to Nipsco, SH&W and LLG&M as such law firms shall require in connection with the delivery of their Tax Opinions pursuant to Sections 7.2.3 and 7.3.3, respectively.

  5.4 Best Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement.

  5.5 Letter of the Company's Accountants. Following receipt by KPMG Peat Marwick LLP, the Company's independent auditors, of an appropriate request from Nipsco pursuant to SAS No. 72, the Company shall use best efforts to cause to be delivered to Nipsco a letter of KPMG Peat Marwick LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Nipsco, in form and substance reasonably satisfactory to Nipsco and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.6 Letter of Nipsco's Accountants. Following receipt by Arthur Andersen LLP, Nipsco's independent auditors, of an appropriate request from the Company pursuant to SAS No. 72, Nipsco shall use best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

  5.7 Access to Information; Confidentiality. Upon reasonable notice, (i) the Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Nipsco, reasonable access during normal business hours during the period prior to the Effective Time to all its properties, books, contracts, commitments, personnel and records and (ii) Nipsco shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Brass, reasonable access to senior executives of Nipsco for the purpose of discussing Nipsco's business (with reasonable access to the documents related thereto) during the period sixty (60) days prior to the Effective Time. Prior to the Effective Time, each of the Company and Nipsco shall furnish promptly to the other party a copy of each Company SEC Document or Nipsco SEC Document, as the case may be, filed by it (including any separate Subsidiary) during such period, and all correspondence or written communication with any securities rating agency or any Governmental Entity or utility regulatory authorities (that relates to the transactions contemplated hereby or, subject to the terms of any then existing confidentiality requirements, that is otherwise material to the financial condition or operations of the Company and its Subsidiaries taken as a whole, or to Nipsco and its Subsidiaries taken as a whole, as the case may be). During such period, each of the Company and Nipsco shall furnish to the other party such other financial, operating and other data as may be reasonably required by the other party in order to perform its investigation regarding the representations and warranties made by the other party pursuant to this Agreement. Each of Nipsco and the Company agrees that it shall not, and that it shall cause its respective representatives not to, use any information obtained pursuant to this Section 5.7 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Except as required by law, each of the Company and Nipsco shall hold, and shall cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information obtained from the other party in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated October 27, 1997, as amended, between Nipsco and the Company (the "Confidentiality Agreement").

  5.8 Public Announcements. Nipsco and the Company shall consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment upon, any press release or public statement with respect to this Agreement or the transactions contemplated hereby, except to the extent disclosure prior to such consultation, review and comment may be required by applicable law, court process or obligations pursuant to any listing agreement with any national securities exchange.

  5.9 Acquisition Proposals. The Company shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.9 shall prohibit the Company Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal after the date hereof if, and only to the extent that, (a) the Company Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under applicable law and (b) the Company (x) provides reasonable notice to Nipsco to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement not less favorable to the Company than the Confidentiality Agreement, except that such confidentiality agreement shall not prohibit such person or entity from making an unsolicited Acquisition Proposal to the Company Board. Notwithstanding anything in this Agreement to the contrary, the Company shall promptly advise Nipsco orally and in writing of the receipt by it (or by any of the other entities or persons referred to above) after the date hereof of any Acquisition Proposal, or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person or entity making any such Acquisition Proposal or inquiry, provided that the Company shall have no obligation to disclose the identity of such person or entity if such disclosure would violate the terms of any agreement outstanding on the date hereof with such person or entity, or the Company Board, after consultation with and based upon the advice of outside counsel, concludes in good faith that such disclosure would violate its fiduciary duties or would be otherwise inconsistent with applicable law. For purposes of this Agreement, "Acquisition Proposal" means any bona fide proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any of its Subsidiaries, or any purchase of all or a substantial portion of the assets or shares of the Company or any of its Subsidiaries, or any other business combination (including without limitation the acquisition of an equity interest therein) involving the Company or any of its Subsidiaries, other than the transactions contemplated hereby.

  5.10 Fiduciary Duties. The Company Board shall not (i) withdraw or modify its approval or recommendation of this Agreement or the Merger, (ii) approve or recommend an Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal, unless the Company receives an Acquisition Proposal and the Company Board concludes in good faith, after consultation with and based upon the advice of outside counsel, that a failure to do so could reasonably be expected to result in a breach of its fiduciary duties to the shareholders of the Company under applicable law, it is necessary for the Company Board to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal or enter into an agreement with respect to such Acquisition Proposal. Nothing contained in this Section 5.10 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders that, in the good faith judgment of the Company Board based on advice of outside counsel, is required under applicable law; provided that the Company does not withdraw or modify its position with respect to the Merger or approve or recommend an Acquisition Proposal, except under the circumstances described in the immediately preceding sentence. In the event that the Company Board shall act pursuant to this Section 5.10, Nipsco's remedies shall be limited to the fees specified in Sections 8.2.4 and 8.2.5.

  5.11 Filings; Other Action.

    5.11.1 HSR Act. Nipsco and the Company shall file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed by them under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Such parties shall use all commercially reasonable efforts to make such filings promptly and to respond on a timely basis to any requests for additional information made by either of such agencies.

    5.11.2 Other Regulatory Approvals. Nipsco and the Company shall cooperate and use all reasonable efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain (and shall cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by Nipsco, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

    5.11.3 Other Approvals. Nipsco and the Company shall, and shall cause each of their respective Subsidiaries to, take all reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) all Nipsco Required Consents and all Company Required Consents, as the case may be.

  5.12 Stock Exchange Listings. Nipsco shall use its best efforts to cause the Nipsco Common Shares to be issued in the Merger to be approved for listing on the NYSE, the Chicago Stock Exchange and the Pacific Stock Exchange, in each case subject to official notice of issuance, prior to the Closing Date.

  5.13 Indemnification. From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each Eligible Person (as defined in the Charter), determined as of the Effective Time, against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or any of its Subsidiaries would have been permitted under applicable law and the articles of organization or certificate or articles of incorporation of the Company or such Subsidiary in effect on the date hereof to indemnify such person (and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification). Nipsco shall cause to be maintained, for a period of not less than six years from the Effective Time, the Company's directors' and officers' insurance and indemnification policy in effect as of the date hereof, to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors or officers of the Company who are covered persons under the Company's D&O Insurance policies in effect on the date hereof, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date hereof (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, Nipsco shall use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the covered persons than the existing D&O Insurance. The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each such indemnified party, his heirs and his personal representatives and shall be binding on all successors and assigns of the Surviving Corporation.

  5.14 Representation on Nipsco Board. Nipsco shall take such action as may be necessary to cause the number of directors comprising the Nipsco Board at the Effective Time to be sufficient as to permit, subject to election by the Nipsco shareholders, one director of the Company to serve thereon and shall nominate and recommend for such election a Company director, who is to be mutually determined by Nipsco and the Company and who shall serve on the Nipsco Board for the remaining term of the class to which such director is elected.

  5.15 Cooperation, Notification. As contemplated by the provisions of Section
6.1 below, officers of the Company shall (i) confer on a regular and frequent basis with officers of Nipsco to discuss the general status of the operation of the Company and (ii) promptly notify Nipsco of any significant changes in its business, properties, financial condition or results of operations. Each of the Company and Nipsco shall advise the other of any change or event that has had or is reasonably likely to result in a Company Material Adverse Effect or a Nipsco Material Adverse Effect, as the case may be; and promptly provide the other with copies of all filings made by it or any of its Subsidiaries with any Governmental Entity in connection with this Agreement and the transactions anticipated hereby.

  5.16 Termination of Company Dividend Reinvestment Plan. The Company shall terminate its Dividend Reinvestment Plan as soon as reasonably practicable, but in any event no later than two months prior to the anticipated Effective Time.

  5.17 Federal Income Tax Treatment. The Company and Nipsco shall use their reasonable best efforts to ensure that the Merger constitutes a reorganization within the meaning of Section 368(a) of the Code.

  5.18 Termination of Shareholder Rights Plan. The Company shall coordinate with Nipsco the timing of the redemption of the common share purchase rights issued pursuant to the Shareholder Rights Plan Agreement, but such redemption shall take place in any event before the Effective Time.

  5.19 Actions Relating to Acquisition. In connection with the organization of Acquisition, as soon as practicable following the creation of Acquisition, Nipsco shall: (a) cause the directors and officers of Acquisition to take such steps as may be necessary or appropriate to complete the organization of Acquisition; (b) adopt (as sole shareholder of Acquisition) this Agreement;
(c) cause this Agreement to be approved and to be executed and delivered, by Acquisition; and (d) cause Acquisition to perform its obligations under this Agreement.

  5.20 Recognition of Existing Contracts. Nipsco shall honor all existing severance and change of control agreements of the Company and all union contracts in accordance with their terms as in effect on the date hereof, in the manner set forth in Section 3.8.7 of the Company Disclosure Schedule.

  5.21 Redemption of Company Preferred Stock. The Company shall redeem all of its outstanding Company Preferred A Shares and Company Preferred B Shares prior to its mailing of the Proxy Statement to its shareholders in which the holders of Company Shares are asked to vote to approve the Merger.

  5.22 Company Stock Options. (a) At the Effective Time, each outstanding option issued under the Company Key Employee Stock Option Plan (each, a "Company Option"), shall be assumed by Nipsco. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, a number of shares of Nipsco Common Stock equal to the number of shares of Company Common Stock purchasable pursuant to such Company Option multiplied by the Exchange Ratio, at a price per share equal to the per-share exercise price for the shares of Company Common Stock purchasable pursuant to such Company Option divided by the Exchange Ratio; provided, however, that in the case of any option to which
Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code; and provided further, that the number of shares of Nipsco Common Stock that may be purchased upon exercise of such Company Option shall not include any fractional share and, upon exercise of such Company Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Nipsco Common Stock on the NYSE on the last trading day of the calendar month immediately preceding the date of exercise.

  (b) Nipsco shall take all corporate action necessary and appropriate (i) to reserve for issuance a sufficient number of shares of Nipsco Common Stock for delivery upon exercise of the Company Options assumed in accordance with this
Section 5.22 and (ii) to obtain approval of its board of directors or the compensation committee thereof for the assumption of such Company Options before the Effective Time. As soon as practicable after the Effective Time Nipsco shall file with the SEC a registration statement on Form S-8 (or any successor form) or another appropriate form (or shall cause such Company Option to be deemed an option issued pursuant to a Nipsco stock option plan for which shares of Nipsco Common Stock have previously been registered pursuant to an appropriate registration form), with respect to the shares of Nipsco Common Stock subject to the Company Options assumed in accordance with this Section 5.22 and shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as the Company Options remain outstanding. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to its Key Employee Stock Option Plan to permit the assumption of unexercised Company Options by Nipsco pursuant to this Section 5.22.

                                  ARTICLE VI

           Covenants Relating to Conduct of Business Prior to Merger

  6.1 Conduct of Business of Company Pending the Merger. Prior to the date hereof, the Company shall have delivered a capital budget of the Company and its Subsidiaries dated December 17, 1997 (the "Company Capital Budget") . During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, the Company agrees as to itself and its Subsidiaries that except as expressly contemplated or permitted by this Agreement or in connection with any joint venture that the Company and Nipsco may enter into, or to the extent that Nipsco shall otherwise consent in writing (it being understood that if a particular activity is permissible as a result of its being disclosed and, where applicable, approved by Nipsco under any one of the Article VI sections of the Company Disclosure Schedule, that activity will not be prohibited under any of the sections of Article VI):

    6.1.1 Ordinary Course of Business. The Company shall, and shall cause its Subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all commercially reasonable efforts to preserve intact their present business organizations and goodwill, keep available the services of their current officers and key employees, endeavor to preserve the goodwill and relationships with regulators, customers, suppliers and others having business dealings with them, all to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

    6.1.2 Dividends; Changes in Stock. The Company shall not, and it shall not permit any of its Subsidiaries, to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock except for the declaration and payment, with Record Dates and usual payment dates, of regular quarterly cash dividends on the Company Common Shares not in excess, in any fiscal year, of the dividends for the prior fiscal year increased at a rate consistent with past practice, or dividends payable by a Subsidiary of the Company to the Company or to a wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or other voting securities or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, shares of capital stock or other voting securities of the Company or any of its Subsidiaries, (x) except as required by the terms of any such securities outstanding on the date hereof, (y) the redemption of Company Preferred A Shares and Company Preferred B Shares at the lowest applicable redemption price in accordance with the terms thereof and (z) Company Shares in ordinary market transactions not in excess of the number of Company Shares required to be issued pursuant to stock grants or stock-based awards made as of the date hereof pursuant to the Company Stock Plans in accordance with the present terms of such plans. Notwithstanding anything in this Section 6.1.2 to the contrary, the Company may declare a special dividend, to be paid at or immediately prior to the Closing, up to but not in excess of an amount per share determined by multiplying the "Daily Rate" times the number of days between December 17, 1998 and the Closing. For purposes of the foregoing, the Daily Rate shall mean the dollar amount per share that results from dividing (A) the difference between (x) the Company's publicly reported earnings per share (normalized for the effects of weather) for the twelve months ended as of the end of the most recently completed quarter for which earnings have been publicly reported prior to the Closing (adjusted to eliminate the effect of any extraordinary items or other mutually agreed-upon nonrecurring items, including, but not limited to, the financial impact of the leaseback of the Metscan AMR devices) and (y) the greater of (i) the aggregate amount of the Company's regular cash dividends per share paid during the same twelve month period or (ii) $1.58 by (B) 365; provided, however, that in no event shall the Daily Rate exceed $0.00219. As used herein, "Record Date" means each February 15, May 15, August 15 or November 15 (or, if such date is not a business day, the first business day immediately following such date).

    6.1.3 Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge, dispose of or encumber, or authorize or propose to issue, deliver, sell, pledge, dispose of or encumber, any shares of its capital stock of any class or other voting securities or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any shares of capital stock or other voting securities or convertible securities of the Company or any of its Subsidiaries, other than: the issuance of the Company Common Shares pursuant to stock grants or stock-based awards made as of the date hereof pursuant to the Company Stock Plans in accordance with the present terms of such plans and issuances of stock by Subsidiaries to its direct or indirect parent.

    6.1.4 Capital Expenditures. Except for capital expenditures that the Company or any of its Subsidiaries are required to make under applicable law, the Company shall not, nor shall the Company permit any of its Subsidiaries to, make capital expenditures (including capital lease obligations) in excess of the amounts budgeted for capital expenditures as set forth in the Company Capital Budget.

    6.1.5 No Acquisitions. Except as set forth in Section 6.1.5 of the Company Disclosure Schedule and not objected to by Nipsco within 45 days after the date of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

    6.1.6 No Dispositions. Except as set forth in Section 6.1.6 of the Company Disclosure Schedule, and except for dispositions in the ordinary course of business as to which the market value is not in excess of $2 million singularly or aggregate, the Company shall not, and it shall not permit any of its Subsidiaries to, sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets.

    6.1.7 No Dissolution, Etc. The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries; provided that nothing in this Section 6.1.7 preclude any such transaction which involves only wholly owned Subsidiaries of the Company.

    6.1.8 Limitation on Investment in Joint Ventures. Except as set forth in
  Section 6.1.8 of the Company Disclosure Schedule, the Company will not make, and will not permit any Subsidiary to make, any additional material investments in, or loans or capital contributions to, or to undertake any guarantees or other obligations with respect to any joint venture or partnership.

    6.1.9 Certain Employee Matters. Except as may be required by applicable law or any agreement to which the Company or any of its Subsidiaries is a party on the date hereof or as set forth in Section 6.1.9 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

      (i) except in the ordinary course of business consistent with past practice, increase the amount of (or accelerate the payment or vesting of) any benefit or amount payable under, any employee benefit plan or any other contract, agreement, commitment, arrangement, plan or policy providing for compensation or benefits to any former, present or future director, officer or employee of the Company or any of its Subsidiaries and maintained by, contributed to or entered into by, the Company or any of its Subsidiaries on or prior to the date hereof, including, without limitation, any Company Benefit Plan outstanding on the date hereof;

      (ii) except in the ordinary course of business consistent with past practice, increase (or enter into any contract, agreement, commitment or arrangement to increase in any manner) the compensation or fringe benefits, or otherwise to extend, expand or enhance the engagement, employment or any related rights, of any former, present or future director, officer or employee of the Company or any of its Subsidiaries, except for (x) normal increases in the ordinary course of business consistent with past practice, provided that the overall non-bargaining base pay compensation budget for fiscal year 1998 shall not increase by more than 4% above the level approved as of the date hereof for fiscal year 1998, and for fiscal year 1999, the non-bargaining base pay compensation budget shall be at such level as is proposed by the Company and approved by Nipsco or (y) increases required under applicable law; or

      (iii) adopt, establish, enter into, implement or amend any plan, policy, employment agreement, severance agreement, or other contract, agreement or other arrangement providing for any form of benefits or other compensation to any former, present or future director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice.

    6.1.10 Indebtedness; Leases. Except as set forth in Section 6.1.10 of the Company Disclosure Schedule, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (A) incur any indebtedness for borrowed money or guarantee, or enter into a "keepwell" or similar arrangement with respect to, any such indebtedness (including, without limitation, issuances or sales of any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries), other than (x) indebtedness between the Company or any of its Subsidiaries and another of its Subsidiaries and (y) additional indebtedness in the ordinary course of business under existing credit facilities, including the Company's commercial paper facilities, in an amount not to exceed $90,000,000 or (B) enter into any material operating lease or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, except with respect to indebtedness permitted pursuant to this Section 6.1.10 or
  (c) enter into any financial derivatives contract or purchase or sell any exchange traded derivative futures or option contract, except for natural gas hedging purposes in strict compliance with a price and/or basis risk management policy approved in writing by Nipsco.

    6.1.11 Governing Documents. Neither the Company nor any of its Subsidiaries shall amend or propose to amend its certificate of incorporation or by-laws (or similar governing documents).

    6.1.12 Accounting. The Company shall not, nor shall it permit any of its Subsidiaries to, make any changes in their accounting methods, except as required by law, rule, regulation or GAAP.

    6.1.13 Rate Matters. Subject to applicable law and except for non-material filings in the ordinary course of business consistent with past practice, the Company shall consult with Nipsco prior to implementing any changes in its or any of its Subsidiaries' rates or charges (other than automatic cost pass-through rate adjustment clauses), standards of service or accounting or executing any agreement with respect thereto that is otherwise permitted under this Agreement and the Company shall, and shall cause its Subsidiaries to, deliver to Nipsco a copy of each such filing or agreement at least five days prior to the filing or execution thereof so that Nipsco may comment thereon. The Company shall, and shall cause its Subsidiaries to, make all such filings only in the ordinary course of business consistent with past practice.

    6.1.14 Gas Transmission and Storage. Except as required pursuant to tariffs on file with the FERC as of the date hereof, in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary of the Company shall commence construction of any additional gas transmission, gas delivery or gas storage capacity, or obligate itself to purchase or otherwise acquire any additional transmission, delivery or storage facilities, or to sell or otherwise dispose of, or to share, any such facilities owned by it.

    6.1.15 Contracts. Except in the ordinary course of business consistent with past practice, the Company shall not, nor shall it permit any of its Subsidiaries to, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is a party or waive, release or assign any material rights or claims under any such contract or agreement.

    6.1.16 Insurance. The Company shall, and shall cause its Subsidiaries to, maintain with financially responsible insurance companies (or through self-insurance) insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

    6.1.17 Permits. The Company shall, and shall cause its Subsidiaries to, maintain in effect all existing governmental permits (including
  Environmental Permits) which are material to their respective operations.

    6.1.18 Discharge of Liabilities. The Company shall not, nor shall it permit any of its Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice (which includes the payment of final and unappealable judgments and the refinancing of existing indebtedness for borrowed money either at its stated maturity or at a lower cost of funds) or as required by their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents, or incurred in the ordinary course of business consistent with past practice.

    6.1.19 1935 Act. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any activities which would cause a change in its status as a holding company exempt from the 1935 Act under Section 3(a)(2) pursuant to Rule 2 of that Act, or that would impair the ability of Nipsco to continue to claim an exemption under Section 3(a)(1) of the 1935 Act following the Merger.

    6.1.20 Tax Matters. The Company shall not make or rescind any material election or settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit, or controversy relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, except as may be required by applicable law.

    6.1.21 Tax Status. The Company and Nipsco shall not, and shall not permit any of their Subsidiaries to, take any actions which would, or would be reasonably likely to, adversely affect the status of the Merger as a reorganization under Section 368(a) of the Code.

  6.2 Management of the Company and its Subsidiaries. The Company shall, from the date of this Agreement through the Effective Time, cause its management and that of its Subsidiaries to consult on a regular basis and in good faith with the employees and representatives of Nipsco concerning the management of the Company's and its Subsidiaries' businesses.

  6.3 Conduct of Business of Nipsco Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, Nipsco shall, and shall cause its Subsidiaries to, conduct their respective businesses so that the character of the business of Nipsco and its Subsidiaries taken as a whole will not be fundamentally altered. In no event shall either Nipsco or any of its Subsidiaries be required to notify the Company or obtain the Company's consent prior to making any acquisitions or dispositions of any businesses or assets.

  6.4 Other Actions. The Company and Nipsco shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect, or (ii) any of the conditions of the Merger set forth in
Article VII not being satisfied on or prior to the Closing Date.

                                  ARTICLE VII

                             Conditions Precedent

  7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

    7.1.1 Company Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by an affirmative vote of the holders of the requisite number of shares present, in person or by proxy, and entitled to vote on the Merger at the Company Special Meeting.

    7.1.2 Governmental and Regulatory Consents. The Company Required Statutory Approvals and the Nipsco Required Statutory Approvals shall have been obtained at or prior to the Effective Time, such approvals shall have become Final Orders (as hereinafter defined), and no Final Order shall impose terms or conditions that would have, or would be reasonably likely to have, a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), prospects or results of operations of the Company as if it were organized as a separate subsidiary of Nipsco following the Merger or a material adverse effect on the business, operations, properties, assets, condition (financial or other), prospects or results of operations of Nipsco as if it were organized as a separate division of Nipsco following the Merger, or that would be materially inconsistent with the agreements of the parties contained herein. A "Final Order" means action by the relevant regulatory authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions to the consummation of such transactions prescribed by law, regulation or order have been satisfied, and as to which all opportunities for rehearing are exhausted (whether or not any appeal thereof is pending).

    7.1.3 HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have otherwise expired.

    7.1.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the party invoking this condition shall use its best efforts to have any such order or injunction vacated.

    7.1.5 NYSE Listing. The Nipsco Common Shares issuable to the Company's shareholders pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

    7.1.6 Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    7.1.7 Share Purchase Rights. The common share purchase rights issued pursuant to the Shareholder Rights Agreement shall have been redeemed.

  7.2 Conditions to Obligations of Nipsco. The obligations of Nipsco to effect the Merger are further subject to the following conditions:

    7.2.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent expressly given as of a specified date) on and as of the Closing Date as though made on the Closing Date, and the Company shall have delivered to Nipsco a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 7.2.1.

    7.2.2 Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have delivered to Nipsco a certificate dated as of the Closing Date signed by an executive officer to the effect set forth in this Section 7.2.2.

    7.2.3 Tax Opinion. Nipsco shall have received the opinion dated the Closing Date of SH&W, to the effect that for federal income tax purposes the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and no gain or loss shall be recognized by Nipsco, Acquisition or the Company as a consequence of the Merger. In rendering such opinion, SH&W shall be entitled to receive and may rely on representations contained of Nipsco, Acquisition, Northern, the Company and certain shareholders of the Company, which are in form and substance reasonably satisfactory to such counsel.

    7.2.4 Consents and Approvals. The Company and its Subsidiaries shall have received the consents set forth in Section 3.4 of the Company Disclosure Schedule.

  7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

    7.3.1 Representations and Warranties. The representations and warranties of Nipsco contained in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent specifically given as of an earlier date and except for the representations and warranties set forth in Sections 4.9 and 4.13) as of the Closing Date as though made on the Closing Date, and Nipsco shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer of Nipsco and to the effect set forth in this Section 7.3.1.

    7.3.2 Performance of Obligations of Nipsco. Nipsco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Nipsco shall have delivered to the Company a certificate dated as of the Closing Date, signed by an executive officer of Nipsco and to the effect set forth in this
  Section 7.3.2.

    7.3.3 Tax Opinion. The Company shall have received the opinion dated the Closing Date of LLG&M, to the effect that for federal income tax purposes the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that shareholders of the Company shall not be subject to federal income tax on the receipt of Nipsco Common Shares in exchange for Company Shares pursuant to the Merger. In rendering such opinion, LLG&M shall be entitled to receive and may rely on representations of Nipsco, Acquisition, Northern, the Company and certain shareholders of the Company, which are in form and substance reasonably satisfactory to such counsel.

    7.3.4 Consents and Approvals. Nipsco and its Subsidiaries shall have received the consents set forth in Section 4.4 of the Nipsco Disclosure Schedule.

                                 ARTICLE VIII

                       Termination, Amendment and Waiver

  8.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

    8.1.1 by mutual written consent of Nipsco and the Company;

    8.1.2 by either Nipsco or the Company, by written notice to the other:

      (i) if, upon a vote at a duly held Company Special Meeting, the Company Requisite Vote shall not have been obtained;

      (ii) if the Effective Time shall not have occurred on or before December 31, 1998; provided, however, that such date shall automatically be changed to June 30, 1999 if, on December 31, 1998:

        (a) the conditions set forth in Section 7.1.2 have not been satisfied or waived;

        (b) the other conditions to the consummation of the transactions contemplated hereby are then capable of being satisfied; and

        (c) any approvals required by Section 7.1.2 that have not yet been obtained are being pursued with diligence; provided, further, that the right to terminate this Agreement under this Section 8.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the termination date;

      (iii) if either party shall have exercised its rights set forth in
    Section 1.2.2 of this Agreement on or after December 31, 1998;

      (iv) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

      (v) if the Company Board shall have exercised its rights set forth in
    Section 5.10 of this Agreement.

    8.1.3 by the Company if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of Nipsco hereunder and such breach shall not have been remedied within 20 days after receipt by Nipsco of notice in writing from the Company, specifying the nature of such breach and requesting that it be remedied; or

    8.1.4 by Nipsco if there shall have been any material breach of any representation or warranty, or any material breach of any covenant or agreement, of the Company hereunder and such breach shall not have been remedied within 20 days after receipt by the Company of notice in writing from Nipsco, specifying the nature of such breach and requesting that it be remedied.

  8.2 Effect of Termination.

    8.2.1 In the event of termination of this Agreement by either the Company or Nipsco as provided in Section 8.1, except as provided in Sections 8.2.4 and 8.2.5, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Nipsco or the Company, other than the last sentence of Section 5.7 and Sections 8.2 and 11.2. Nothing contained in this Section shall relieve any party from any liability resulting from any material breach of the representations, warranties, covenants or agreements set forth in this Agreement.

    8.2.2 In the event of termination of this Agreement by Nipsco pursuant to
  Section 8.1.4 and at such time no third party Acquisition Proposal has been made, the Company shall pay to Nipsco as liquidated damages and not as a penalty, an amount in cash equal to the out-of-pocket expenses and fees incurred by Nipsco arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $10,000,000 within 60 days of such termination, provided that Nipsco shall not be in material breach of its obligations under this Agreement.

    8.2.3 In the event of termination of this Agreement by the Company pursuant to Section 8.1.3, Nipsco shall pay to the Company, as liquidated damages and not as a penalty, an amount in cash equal to the out-of- pocket expenses and fees incurred by the Company arising out of, in connection with or related to the Merger or the transactions contemplated by this Agreement not in excess of $10,000,000 within 60 days of such termination, provided that the Company shall not be in material breach of its obligations under this Agreement.

    8.2.4 If (i) this Agreement is terminated (x) pursuant to Section 8.1.2(v), (y) following a failure to hold the Company Special Meeting or failure to obtain the Company Requisite Vote, as the case may be, or (z) pursuant to Section 8.1.4; and (ii) in the case of clauses (y) and (z), at the time of such termination there shall have been made a third party Acquisition Proposal then promptly (but not later than 30 days after such termination), the Company shall pay to Nipsco a fee of $10,000,000.

    8.2.5 If Section 8.2.4 is applicable and a transaction contemplated by the Acquisition Proposal referred to in Section 8.2.4 or any other Acquisition Proposal that the Company Board accepts in lieu of the Acquisition Proposal referred to in Section 8.2.4 is consummated within two and one-half years of termination of this Agreement, the Company shall pay to Nipsco an additional fee of $15,000,000 upon such consummation.

    8.2.6 The payments provided in Sections 8.2.2, 8.2.3, 8.2.4 and 8.2.5 shall be the parties' sole and exclusive remedies hereunder for the termination of this Agreement under the circumstances in which such payments are paid (regardless of any breach of this Agreement), and upon such delivery of such payment to Nipsco or the Company, as the case may be, no person shall have any further claim or rights against the Company, Nipsco or Acquisition under this Agreement.

  8.3 Amendment. Subject to applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after approval of the Merger by the shareholders of the Company, no amendment shall be made that reduces the Merger Consideration payable in the Merger or adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

  8.4 Extension; Waiver. At any time prior to the Effective Time, subject to applicable law, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

  8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Nipsco or the Company, action by its board of directors or the duly authorized designee of its board of directors.

                                  ARTICLE IX

                            Survival of Provisions

  9.1 Survival. The representations and warranties respectively required to be made by the Company and Nipsco in this Agreement, or in any certificate, respectively, delivered by the Company or Nipsco pursuant to Section 7.2 or
Section 7.3 hereof, shall terminate upon the Closing and be of no further force or effect.

                                   ARTICLE X

                                    Notices

  10.1 Notices. Any notice or communication given pursuant to this Agreement must be in writing and shall be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), transmitted by facsimile or delivered by courier, as follows:

    If to the Company, to:

      Bay State Gas Company 300 Friberg Parkway Westborough, Massachusetts 01581-5039 Attention: Joel L. Singer Telephone: 508-836-7310
      Facsimile: 508-836-7075
    with a copy to:

      LeBoeuf, Lamb, Greene & MacRae, L.L.P. 125 West 55th Street New York, New York 10019 Attention: Douglas W. Hawes, Esq. Telephone:
      212-424-8000 Facsimile: 212-424-8500

    If to Nipsco, to:

      NIPSCO Industries, Inc. 5265 Hohman Avenue Hammond, Indiana 46320
      Attention: Stephen P. Adik Telephone: 219-647-6012 Facsimile: 219-
      647-6060

    with copies to:

      Schiff Hardin & Waite 7200 Sears Tower Chicago, Illinois 60606
      Attention: Peter V. Fazio, Jr. Telephone: 312-876-1000 Facsimile:
      312-258-5600

  All notices and other communications required or permitted under this Agreement that are addressed as provided in this Section 10.1 shall, whether sent by mail, facsimile or courier, be deemed given upon the first Business Day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice shall be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. For purposes of this
Section 10.1, "Business Day" shall mean a day other than Saturday, Sunday or any day on which the principal commercial banks located in Massachusetts are authorized or obligated to close under the laws of Massachusetts.

                                  ARTICLE XI

                                 Miscellaneous

  11.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes, except as set forth in Section 5.7 with respect to the Confidentiality Agreement, all prior communications, agreements, understandings, representations and warranties, whether oral or written, between the parties hereto. There are no oral or written agreements, understandings, representations or warranties between the parties hereto with respect to the subject hereof other than those set forth in this Agreement.

  11.2 Expenses. The Company and Nipsco each shall pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, except that (i) the filing fee in respect of the notification and report under the HSR Act and (ii) the expenses incurred in connection with the printing, mailing and distribution of the Proxy Statement and the preparation and filing of the Registration Statement shall be borne equally by the Company and Nipsco.

  11.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

  11.4 No Third Party Beneficiary. Except as otherwise specifically provided in Section 5.13, this Agreement is not intended and may not be construed to create any rights in any parties other than the Company and Nipsco and their respective successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

  11.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without regard to the principles of conflicts of law) applicable to a contract executed and to be performed therein.

  11.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, such consent not to be unreasonably withheld, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  11.7 Headings, Gender, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (i) words of any gender are deemed to include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereto," and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; (v) all references to "dollars" or "$" refer to currency of the United States of America; (vi) the term "person" shall include any natural person, corporation, limited liability company, general partnership, limited partnership, trust or other entity, enterprise, authority or business organization; and (vii) the term "or" is inclusive.

  11.8 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Company or Nipsco under this Agreement shall not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

  In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and Nipsco effective as of the date first written above.

                                        Nipsco Industries, Inc.

                                                    /s/ Gary L. Neale
                                        By: ___________________________________
                                           Name:Gary L. Neale
                                           Title: Chairman, President and
                                                  Chief Executive Officer

                                        Bay State Gas Company

                                                    /s/ Roger A. Young
                                        By: ___________________________________
                                           Name:Roger A. Young
                                           Title: Chairman and Co-Chief
                                                  Executive Officer

                                                                        ANNEX B

                                                                 April 22, 1998

The Board of Directors
Bay State Gas Company 300 Friberg Parkway Westborough, MA 01581

Dear Members of the Board:

  We understand that Bay State Gas Company, a Massachusetts corporation ("Bay State"), and NIPSCO Industries, Inc., an Indiana corporation ("Industries") have entered into an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), by and between Bay State and Industries. The Merger Agreement provides for, among other things, the merger of Bay State with and into a corporation ("Acquisition") to be organized as a wholly owned subsidiary of Industries (the "Preferred Merger") whereby the common stock, $3.33 1/3 par value per share, of Bay State ("Bay State Shares") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.4 of the Merger Agreement) other than shares held as treasury shares (as defined in Section 2.2.7 of the Merger Agreement) by Bay State, shall be converted into (i) the right to receive $40.00 in cash (the "Cash Price"), or (ii) the fraction of a validly issued, fully paid and nonassessable share of common stock, without par value, of Industries ("Industries Shares") determined by dividing the Cash Price by the Industries Share Price (as defined in Section
2.2.1 of the Merger Agreement), or (iii) the right to receive a combination of cash and Industries Shares (in accordance with Section 2.2.2 or Section 2.2.3 of the Merger Agreement), the above amounts, individually and collectively herein referred to as the "Consideration". The Merger Agreement provides that an alternative merger structure may be used instead of the Preferred Merger in certain circumstances (the "Alternative Merger"). The term "Merger" refers to the Preferred Merger or the Alternative Merger, regardless of which structure is used to implement the combination. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement. Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Merger Agreement.

  We have been requested by Bay State to render our opinion with respect to the fairness, from a financial point of view, to Bay State Shareholders of the Consideration to be offered in the Merger.

  In arriving at our opinion, we have, among other things:

    (1) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended September 30, 1997, of Bay State;

    (2) Reviewed the Annual Reports, Forms 10-K and the related financial information for the three-year period ended December 31, 1996, and the Forms 10-Q and the related unaudited financial information for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997, of Industries;

    (3) Reviewed certain other filings with the Securities and Exchange Commission and other regulatory authorities made by Bay State, Industries and certain of Bay State's and Industries' subsidiaries during the last three years, including proxy statements, FERC Forms 2, FERC Forms 1, Forms 8-K and registration statements;

    (4) Reviewed certain internal information, including financial forecasts, relating to the business, earnings, capital expenditures, cash flow, assets and prospects of Bay State and Industries furnished to us by Bay State and Industries, respectively;

    (5) Conducted discussions with members of senior management of Bay State and Industries concerning their respective businesses, regulatory environments, prospects, strategic objectives, and certain operating benefits which might be realized for the benefit of Industries following the Merger;

    (6) Reviewed the historical market prices and trading activity for Bay State Shares and Industries Shares and compared them with those of certain publicly traded companies which we deemed to be relevant;

    (7) Compared the results of operations of Bay State and Industries with those of certain companies which we deemed to be relevant;

    (8) Compared the proposed financial terms of the Merger with the financial terms of certain business combinations which we deemed to be relevant;

    (9) Analyzed the valuation of Bay State Shares and Industries Shares using various valuation methodologies which we deemed to be appropriate;

    (10) Considered the pro forma capitalization, earnings and cash flow of Industries following the Merger;

    (11) Compared the pro forma earnings per share, dividends per share, capitalization ratios and payout ratio of Industries following the Merger with each of the corresponding current and projected values for Bay State and Industries on a stand-alone basis;

    (12) Reviewed the Merger Agreement;

    (13) Reviewed the Registration Statement, including the Proxy
  Statement/Prospectus dated the date hereof; and

    (14) Reviewed such other studies, conducted such other analyses, considered such other financial, economic and market criteria, performed such other investigations and taken into account such other matters as we deemed necessary or appropriate for purposes of this opinion.

  In rendering our opinion, we have relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or otherwise furnished or made available to us by Bay State and Industries and have further relied upon the assurances of management of Bay State and Industries that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of Bay State and Industries, we have relied upon the assurances of the management of Bay State and Industries that such projections have been reasonably prepared and reflect the best currently available estimates and judgments of the respective managements of Bay State and Industries, as to the future financial performance of Bay State, Industries and the combined enterprise, individually and collectively, and as to the projected outcomes of legal, regulatory and other contingencies. In arriving at our opinion, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Bay State or Industries, nor have we made any physical inspection of the properties or assets of Bay State or Industries. We have assumed that the Merger will be treated for federal income tax purposes as a reorganization of the type described in
Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and that Bay State Shareholders who exchange their shares solely for Industries Shares will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Merger. We have also assumed that the Merger will be accounted for using the purchase method of accounting. Our opinion herein is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof. Bay State has not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of Bay State. Although we evaluated the fairness of the Consideration from a financial point of view to Bay State Shareholders, the specific Consideration was determined by Bay State and Industries through arm's length negotiations.

  The SG Barr Devlin division of Societe Generale has acted as financial advisor to Bay State in connection with the Merger and will receive certain fees for our services. In addition, we have in the past rendered certain investment banking and financial advisory services to Bay State and Industries for which we received customary compensation.

  Our advisory services and the opinion expressed herein are for the information of Bay State's Board of Directors in evaluating the Merger. This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should act with respect to the Merger. Except for its publication in the Proxy Statement/Prospectus which will be distributed to Bay State Shareholders in connection with approval of the Merger, our opinion may not be published or otherwise used or referred to without our prior written consent.

  Based upon and subject to the foregoing, our experience as investment bankers and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Consideration to be offered in connection with the Merger is fair, from a financial point of view, to Bay State Shareholders.

                                          Very truly yours,

                                          SG Barr Devlin